 Exhibit 10.1

EXECUTION VERSION

Published CUSIP Number:
Revolving Credit CUSIP Number:

CREDIT AGREEMENT

Dated as of September 5, 2025

among

HNI CORPORATION,
as Borrower,

CERTAIN DOMESTIC SUBSIDIARIES OF THE BORROWER FROM TIME TO TIME PARTY HERETO,
as Subsidiary Guarantors

THE LENDERS PARTIES HERETO

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent,

JPMORGAN CHASE BANK, N.A., as Syndication Agent

U.S. BANK NATIONAL ASSOCIATION, TRUIST BANK and TD Bank, N.A.
as Co-Documentation Agents for the Revolving Facility and the Initial Tranche A Facility

U.S. BANK NATIONAL ASSOCIATION, TRUIST SECURITIES, INC. and TD SECURITIES (USA) LLC
as Co-Documentation Agents for the Initial Tranche B Facility

JPMORGAN CHASE BANK, N.A., WELLS FARGO SECURITIES, LLC
and U.S. BANK NATIONAL ASSOCIATION,
as Joint Lead Arrangers and Joint Lead Bookrunners

TABLE OF CONTENTS

_____________________

Page

SECTION 1
Definitions		1
1.1.	Definitions.	1
1.2.	Computation of Time Periods, Etc.	53
1.3.	Accounting Terms; Pro Forma Calculations.	53
1.4.	Exchange Rates; Currency Equivalents.	54
1.5.	Redenomination of Certain Foreign Currencies and Computation of Dollar Amounts.	55
1.6.	Execution of Documents.	55
1.7.	Rates.	55
1.8.	Divisions.	56
1.9.	Limited Condition Transactions	56
SECTION 2
Credit Facilities		57
2.1.	Loans.	57
2.2.	Swingline Loan Subfacility.	59
2.3.	Letter of Credit Subfacility.	61
2.4.	Provisions Related to Extended Revolving Commitments.	65
2.5.	Default Rate.	65
2.6.	Extension and Conversion.	66
2.7.	Prepayments.	66
2.8.	Termination and Reduction of Commitments	71
2.9.	Fees.	72
2.10.	Computation of Interest and Fees.	73
2.11.	Pro Rata Treatment and Payments.	73
2.12.	Non-Receipt of Funds by the Administrative Agent.	75
2.13.	Inability to Determine Interest Rate.	76
2.14.	Illegality.	79
2.15.	Change in Law.	80
2.16.	Indemnity.	81
2.17.	Taxes.	82
2.18.	Indemnification; Nature of Issuing Lender’s Duties.	85
2.19.	Mitigation Obligations; Replacement of Lenders.	86
2.20.	Cash Collateral.	87
2.21.	Defaulting Lenders.	88
2.22.	Incremental Credit Extensions.	90
2.23.	Refinancing Amendments.	95
2.24.	Extension of Term Loans; Extension of Revolving Loans.	98
2.25.	Loan Repurchases.	102

i

SECTION 3
REPRESENTATIONS AND WARRANTIES		104
3.1.	Financial Statements.	104

3.2.	Organization; Existence; Patriot Act Information.	104
3.3.	Authorization; Power; Enforceable Obligations.	104
3.4.	Consent: Government Authorizations.	105
3.5.	No Material Litigation.	105
3.6.	Taxes.	105
3.7.	ERISA.	105
3.8.	Governmental Regulations, Anti-Terrorism Laws; Etc.	106
3.9.	Subsidiaries.	107
3.10.	Use of Proceeds.	108
3.11.	Contractual Obligations; Compliance with Laws; No Conflicts.	108
3.12.	Accuracy and Completeness of Information.	109
3.13.	Environmental Matters.	109
3.14.	No Burdensome Restrictions.	110
3.15.	Title to Property.	110
3.16.	Insurance.	110
3.17.	Licenses and Permits.	110
3.18.	Labor Matters.	110
3.19.	No Material Adverse Effect.	111
3.20.	Solvency.	111
3.21.	Authorized Officer.	111
3.22.	Security Interests in Collateral.	111
SECTION 4
CONDITIONS		111
4.1.	Conditions to Effective Date.	111
4.2.	Conditions to All Extensions of Credit.	113
4.3.	Conditions to Closing Date.	113
SECTION 5
AFFIRMATIVE COVENANTS		117
5.1.	Financial Statements.	117
5.2.	Certificates; Other Information.	118
5.3.	Notices.	119
5.4.	Maintenance of Existence: Compliance with Laws; Contractual Obligations.	120
5.5.	Maintenance of Property; Insurance.	120
5.6.	Inspection of Property; Books and Records; Discussions.	121
5.7.	Use of Proceeds.	121
5.8.	Covenant to Guarantee Obligations and Give Security.	121
5.9.	Transactions with Affiliates.	123
5.10.	Payment of Obligations.	123
5.11.	Environmental Laws.	123
5.12.	Beneficial Ownership; Information.	124
5.13.	Maintenance of Ratings.	124
5.14.	Lender Calls.	124
5.15.	Further Assurances; Additional Security.	124

SECTION 6
Negative Covenants		125
6.1.	Indebtedness.	125
6.2.	Liens.	126
6.3.	Nature of Business.	127
6.4.	Mergers and Sales of Assets	128
6.5.	Advances, Investments and Loans.	129
6.6.	[Reserved].	131
6.7.	Fiscal Year; Organizational Documents.	131
6.8.	Limitation on Restricted Actions; No Further Negative Pledges.	131
6.9.	Restricted Payments.	132
6.10.	Subordinated Indebtedness and Amendments to Subordinated Indebtedness Documents.	133
6.11.	Financial Covenants.	133
SECTION 7
Events of Default		134
7.1.	Events of Default.	134
7.2.	Acceleration; Remedies.	136
7.3.	Rescission of Acceleration.	137
SECTION 8
Agency Provisions		137
8.1.	Appointment and Authority.	137
8.2.	Nature of Duties.	138
8.3.	Exculpatory Provisions.	138
8.4.	Reliance by Administrative Agent.	139
8.5.	Notice of Default.	139
8.6.	Non-Reliance on Administrative Agent and Other Lenders.	140
8.7.	Indemnification.	140
8.8.	Administrative Agent in Its Individual Capacity.	141
8.9.	Successor Administrative Agent.	141
8.10.	Releases of Subsidiary Guarantors and Collateral.	142
8.11.	Appointment for Perfection.	143
8.12.	Collateral Matters.	144
8.13.	Credit Bidding.	145
8.14.	Bank Products.	146
8.15.	Erroneous Payments.	146
SECTION 9
GUARANTY		148
9.1.	The Guaranty.	148
9.2.	Bankruptcy.	148
9.3.	Nature of Liability.	149
9.4.	Independent Obligation.	149
9.5.	Authorization.	149
9.6.	Reliance.	149
9.7.	Waiver.	149
9.8.	Limitation on Enforcement.	150
9.9.	Confirmation of Payment.	150
9.10.	Keepwell.	151

SECTION 10
MISCELLANEOUS		151
10.1.	Amendments and Waivers.	151
10.2.	Notices.	155
10.3.	No Waiver; Cumulative Remedies.	157
10.4.	Survival of Representations and Warranties.	157
10.5.	Payment of Expenses.	157
10.6.	Successors and Assigns; Participations; Purchasing Lenders.	159
10.7.	Adjustments; Set-off.	164
10.8.	Table of Contents and Section Headings.	165
10.9.	Counterparts; Effectiveness: Electronic Execution.	165
10.10.	Judgment Currency.	166
10.11.	Severability.	166
10.12.	Integration.	166
10.13.	GOVERNING LAW.	166
10.14.	Consent to Jurisdiction and Service of Process.	167
10.15.	Confidentiality; Non-Public Information.	167
10.16.	Acknowledgments.	168
10.17.	Waivers of Jury Trial.	169
10.18.	Patriot Act Notice.	169
10.19.	Resolution of Drafting Ambiguities.	169
10.20.	Press Releases and Related Matters.	169
10.21.	Appointment of Borrower.	170
10.22.	No Advisory or Fiduciary Responsibility.	170
10.23.	Responsible Officers and Authorized Officers.	170
10.24.	Reversal of Payments.	171
10.25.	[Reserved].	171
10.26.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions.	171
10.27.	Certain ERISA Matters.	171
10.28.	QFC Stay Provisions.	173

SCHEDULES

Schedule 3.2	Patriot Act Information
Schedule 3.9	Subsidiaries
Schedule 3.16	Insurance
Schedule 3.21	Authorized Officers
Schedule 6.1	Indebtedness
Schedule 6.1(n)	Liens

EXHIBITS

Exhibit 1.1A	Existing Letters of Credit
Exhibit 1.1B	Form of Bank Product Provider Notice
Exhibit 1.1C	Form of Security Agreement
Exhibit 1.1D	Form of First Lien Intercreditor Agreement
Exhibit 2.1(a)	Lenders and Commitments
Exhibit 2.1(b)(i)	Form of Notice of Borrowing
Exhibit 2.1(e)(i)	Form of Revolving Note
Exhibit 2.1(e)(ii)	Form of Initial Tranche A Term Loan Note
Exhibit 2.1(e)(iii)	Form of Initial Tranche B Term Loan Note
Exhibit 2.2(e)	Form of Swingline Note
Exhibit 2.6	Form of Notice of Extension/Conversion
Exhibit 2.17(1-4)	Form of U.S. Tax Compliance Certificate
Exhibit 4.3(d)(v)	Form of Perfection Certificate
Exhibit 4.3(h)	Form of Solvency Certificate
Exhibit 5.2(b)	Form of Officer’s Compliance Certificate
Exhibit 5.8	Form of Joinder Agreement
Exhibit 10.6	Form of Assignment and Assumption

v

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of September 5, 2025 (as amended, modified, extended, restated, replaced or supplemented from time to time, the “Agreement”), is by and among HNI Corporation, an Iowa corporation (the “Borrower”), those Domestic Subsidiaries of the Borrower identified as “Subsidiary Guarantors” on the signature pages hereto and such other Domestic Subsidiaries of the Borrower as may from time to time become a party hereto, the lenders named herein and such other lenders as may become a party hereto (collectively, the “Lenders” and individually, a “Lender”) and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”).

WITNESSETH

WHEREAS, the Borrower has requested that the Lenders commit to provide (x) a $425,000,000 senior secured revolving credit facility, (y) a $500,000,000 senior secured term loan A facility and (z) subject to Section 10.1(j), a senior secured term loan B facility, in each case, on the Closing Date, for the purposes hereinafter set forth; and

WHEREAS, the Lenders have agreed to make the requested credit facilities available to the Borrower on the Closing Date, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1
Definitions

1.1.           Definitions.

As used in this Agreement, the following terms shall have the meanings specified below unless the context otherwise requires:

“Acquisition” means the acquisition of certain equity interests and assets as contemplated by the Acquisition Agreement.

“Acquisition Agreement” means that certain Agreement and Plan of Merger, dated as of August 3, 2025, by and among the Borrower, Geranium Merger Sub 1, Inc., a Michigan corporation and a direct wholly owned subsidiary of the Borrower, Geranium Merger Sub II, LLC, a Michigan limited liability company and a direct wholly owned subsidiary of the Borrower (together with the subsidiaries of Steelcase, the “Surviving Entity”) and Steelcase, Inc., a Michigan corporation (together with its subsidiaries, “Steelcase”).

“Acquisition Documents” means the Acquisition Agreement and all material documents and agreements related thereto or expressly contemplated thereby.

“Acquisition Termination Date” means the date that is the earlier of (a) the date on which Administrative Agent receives written notice of the termination or expiration of the Acquisition Agreement prior to the closing of the Acquisition; provided that the Borrower shall provide prompt written notice of the same and a public statement announcing the same shall constitute notice, (b) the closing of the Acquisition without the use of the Initial Term Loan Facilities and (c) 5:00 p.m. Chicago, Illinois time on the fifth business day following the “Termination Date” (as defined in the Acquisition Agreement as in effect on August 3, 2025 and determined after giving effect to any extensions thereto as set forth in the first proviso to Section 7.1(b)(i) of the Acquisition Agreement as in effect on such date) unless the Closing Date has occurred on or before such date.

“Additional Lender” means any Person that is not an existing Lender and has agreed to provide Incremental Commitments pursuant to Section 2.22 or Refinancing Commitments pursuant to Section 2.23.

“Administrative Agent” has the meaning set forth in the first paragraph hereof, together with any successors or assigns.

“Administrative Agent Fee Letter” means that certain letter agreement, dated as of September 5, 2025, among the Administrative Agent and the Borrower, as amended, modified, supplemented or replaced from time to time.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person shall be deemed to be “controlled by” a Person if such Person possesses, directly or indirectly, power either (a) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Aggregate Revolving Committed Amount” means the aggregate amount of Revolving Commitments in effect from time to time, being as of the Effective Date FOUR HUNDRED AND TWENTY-FIVE MILLION DOLLARS ($425,000,000) (as such amount may be increased as provided in Section 2.22 or reduced as provided in Section 2.8 from time to time).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 0.50% and (c) the sum of (i) Term SOFR for an Interest Period of one (1) month commencing on such day (the “One-Month Term SOFR Rate”) plus (ii) 1.00%, in each instance as of such date of determination. For purposes hereof: “Prime Rate” means, at any time, the rate of interest per annum publicly announced or otherwise identified from time to time by Wells Fargo at its principal office as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs. The parties hereto acknowledge that the rate announced publicly by Wells Fargo as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks; and “Federal Funds Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on the next succeeding Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it; provided that if the Federal Funds Rate shall be less than 0.00%, such rate shall be deemed to be 0.00% for purposes of this Agreement. If for any reason the Administrative Agent shall have reasonably determined (which determination shall be conclusive in the absence of manifest error) that it is unable after due inquiry to ascertain the Federal Funds Rate, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms above, the Alternate Base Rate shall be determined without regard to clause (b) of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Federal Funds Rate, the Prime Rate or One-Month Term SOFR Rate will become effective on the effective date of such change in the Federal Funds Rate, the Prime Rate or One-Month Term SOFR Rate, respectively. Notwithstanding the foregoing, if the Alternate Base Rate shall be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Alternate Base Rate Loans” means Loans that bear interest at an interest rate based on the Alternate Base Rate.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder.

“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to a Credit Party, its Subsidiaries or Affiliates related to terrorism financing or money laundering, including any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5314, 5316-5336 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Hold” means, for each Lender, (a) with respect to Revolving Loans, Swingline Loans or LC Obligations, (i) if its Revolving Commitment is in existence at such time, the percentage equal to a fraction (expressed as a decimal) the numerator of which is the Revolving Commitment of such Lender at such time and the denominator of which is the Aggregate Revolving Committed Amount at such time and (ii) if its Revolving Commitment is not in existence at such time, the percentage equal to a fraction (expressed as a decimal) the numerator of which is the Revolving Committed Funded Exposure of such Lender at such time and the denominator of which is the Revolving Committed Funded Exposure of all Revolving Lenders; provided that, in the case of Section 10.10 when a Defaulting Lender shall exist, any such Defaulting Lender’s Revolving Commitment or Revolving Committed Funded Exposure, as applicable, shall be disregarded in such calculation, (b) with respect to the Initial Tranche A Term Loans, (i) before the Closing Date, a percentage equal to a fraction the numerator of which is such Lender’s Initial Tranche A Term Commitments and the denominator of which is the Initial Tranche A Term Commitments of all Initial Tranche A Term Lenders and (ii) on or after the Closing Date, a percentage equal to a fraction the numerator of which is such Lender’s outstanding principal amount of the Initial Tranche A Term Loans and the denominator of which is the outstanding principal amount of the Initial Tranche A Term Loans of all Initial Tranche A Term Lenders, (c) with respect to the Initial Tranche B Term Loans, (i) before the Closing Date, a percentage equal to a fraction the numerator of which is such Lender’s Initial Tranche B Term Commitments and the denominator of which is the Initial Tranche B Term Commitments of all Initial Tranche B Term Lenders and (ii) on or after the Closing Date, a percentage equal to a fraction the numerator of which is such Lender’s outstanding principal amount of the Initial Tranche B Term Loans and the denominator of which is the outstanding principal amount of the Initial Tranche B Term Loans of all Initial Tranche B Term Lenders and (d) with respect to Term Loans, (i) before the Closing Date, a percentage equal to a fraction the numerator of which is such Lender’s Initial Term Commitments and the denominator of which is the Initial Term Commitments of all Initial Term Lenders and (ii) on or after the Closing Date, a percentage equal to a fraction the numerator of which is such Lender’s outstanding principal amount of the Term Loans and the denominator of which is the outstanding principal amount of the Term Loans of all Term Lenders. The initial Applicable Hold of each Lender is set out on Exhibit 2.1(a).

“Applicable Percentage” means, for any day:

(a) with respect to Initial Tranche B Term Loans, (i) a rate per annum to be determined based on market conditions in the case of SOFR Loans or (ii) a rate per annum to be determined based on market conditions in the case Alternate Base Rate Loans; and

(b) with respect to Revolving Loans and Initial Tranche A Term Loans, the rate per annum set forth below opposite the applicable level then in effect, it being understood that the Applicable Percentage for (i) Alternate Base Rate Loans shall be the percentage set forth under the column “Alternate Base Rate Margin for Revolving Loans and Initial Tranche A Term Loans” (ii) SOFR Loans shall be the percentage set forth under the column “Term SOFR and RFR Margin for Revolving Loans, Initial Tranche A Term Loans and Letter of Credit Fee,” (iii) Swingline Loans that are Daily Simple RFR Loans shall be the percentage set forth under the column “Term SOFR and RFR Margin for Revolving Loans and Letter of Credit Fee,” (iv) the Letter of Credit Fee shall be the percentage set forth under the column “Term SOFR and RFR Margin for Revolving Loans and Letter of Credit Fee,” and (v) the Commitment Fee shall be the percentage set forth under the column “Commitment Fee”:

Applicable Percentage
Level	Net Leverage Ratio	Alternate Base Rate Margin for Revolving Loans and Initial Tranche A Term Loans	Term SOFR and RFR Margin for Revolving Loans, Initial Tranche A Term Loans and Letter of Credit Fees	Commitment Fee
I	≤ 1.50 to 1.00 but > 1.00 to 1.00	0.25%	1.25%	0.125%
II	≤ 2.00 to 1.00 but > 1.50 to 1.00	0.375%	1.375%	0.15%
III	≤ 2.50 to 1.00 but > 2.00 to 1.00	0.50%	1.50%	0.175%
IV	≤ 3.00 to 1.00 but > 2.50 to 1.00	0.625%	1.625%	0.20%
V	> 3.00 to 1.00	0.875%	1.875%	0.25%

The Applicable Percentage shall, in each case, be determined and adjusted quarterly on the date five (5) Business Days after the date on which the Administrative Agent has received from the Borrower the quarterly financial information (in the case of the first three fiscal quarters of the Borrower’s fiscal year), the annual financial information (in the case of the fourth fiscal quarter of the Borrower’s fiscal year) and the certifications required to be delivered to the Administrative Agent and the Lenders in accordance with the provisions of Sections 5.1(a), 5.1(b) and 5.2(b) (each an “Interest Determination Date”). Such Applicable Percentage shall be effective from such Interest Determination Date until the next such Interest Determination Date. After the Closing Date, if the Credit Parties shall fail to provide the financial information or certifications in accordance with the provisions of Sections 5.1(a), 5.1(b) and 5.2(b), the Applicable Percentage shall, on the date five (5) Business Days after the date by which the Credit Parties were so required to provide such financial information or certifications to the Administrative Agent and the Lenders, be based on Level V until such time as such information or certifications or corrected information or corrected certificates are provided, whereupon the Level shall be determined by the then current Net Leverage Ratio. Notwithstanding the foregoing, the initial Applicable Percentages shall be set with pricing set forth in Level III until the next succeeding Interest Determination Date following the Closing Date, at which time the Applicable Percentage shall be subject to adjustment in accordance with the foregoing terms of this paragraph. In the event that any financial statement or certification delivered pursuant to Sections 5.1 or 5.2 is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Percentage for any period (an “Applicable Period”) than the Applicable Percentage applied for such Applicable Period, the Borrower shall immediately (a) deliver to the Administrative Agent a corrected compliance certificate for such Applicable Period, (b) determine the Applicable Percentage for such Applicable Period based upon the corrected compliance certificate, and (c) immediately pay to the Administrative Agent for the benefit of the Lenders the accrued additional interest and other fees owing as a result of such increased Applicable Percentage for such Applicable Period, which payment shall be promptly distributed by the Administrative Agent to the Lenders entitled thereto.

Notwithstanding the foregoing, (a) the Applicable Percentage in respect of any Class of Extended Revolving Commitments or any Extended Term Loans or Revolving Loans made pursuant to any Extended Revolving Commitments shall be the applicable percentages per annum set forth in the relevant Extension Amendment, (b) the Applicable Rate in respect of any Class of Incremental Commitments, any Class of Incremental Term Loans or any Class of Incremental Revolving Loans shall be the applicable percentages per annum set forth in the relevant Incremental Amendment, (c) the Applicable Rate in respect of any Class of Replacement Term Loans shall be the applicable percentages per annum set forth in the relevant agreement, (d) the Applicable Rate in respect of any Class of Refinancing Revolving Commitments, any Class of Refinancing Revolving Loans or any Class of Refinancing Term Loans shall be the applicable percentages per annum set forth in the relevant Refinancing Amendment and (e) in the case of the Initial Tranche B Term Loans, the Applicable Rate shall be increased as, and to the extent, necessary to comply with the provisions of Section 2.22.

“Applicable Time” means, with respect to any borrowings and payments in Foreign Currencies, the local times in the place of settlement for such Foreign Currencies as may be determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” means any Fund that is administered, managed or underwritten by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means a non-ordinary course Disposition of Collateral pursuant to Section 6.4(a)(vi).

“Asset Sale/Recovery Event Percentage” means 100%; provided that the Asset Sale/Recovery Event Percentage shall be reduced to (a) 50% if the First Lien Net Leverage Ratio is less than or equal to 2.25:1.00 and (b) 0% if the First Lien Net Leverage Ratio is less than or equal to 2.00:1.00, in each case, of the Borrower and its Subsidiaries.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.6), and accepted by the Administrative Agent, in substantially in the form of Exhibit 10.6.

“Auction Manager” has the meaning set forth in Section 2.25(a).

“Auction Notice” means an auction notice given by the Borrower in accordance with the Auction Procedures with respect to an Auction Purchase Offer.

“Auction Procedures” means the auction procedures with respect to Auction Purchase Offers mutually agreed by the Borrower and the Administrative Agent.

“Auction Purchase Offer” means an offer by the Borrower to purchase Term Loans of one or more Facilities pursuant to modified Dutch auctions conducted in accordance with the Auction Procedures and otherwise in accordance with Section 2.25.

“Authorized Officers” means the Responsible Officers set forth on Schedule 3.21, as the same may be modified from time to time by the Borrower.

“Auto-Extension Letter of Credit” has the meaning set forth in Section 2.3(a).

“Available Amount” means at any time, the excess if any, of:

(a) the sum (without duplication) of:

(i) the greater of (x) $162,500,000 and 25% of Consolidated EBITDA for the most recent period of four fiscal quarters of the Borrower and its Subsidiaries;

(ii) an amount equal to 50% of cumulative Consolidated Net Income starting with the first day of the first full fiscal quarter of the Borrower ended after the Closing Date;

(iii) the Net Cash Proceeds received (or deemed to be received) after the Closing Date and on or prior to such date from any issuance of Qualified Equity Interests by the Borrower (other than any such issuance to any Subsidiary of the Borrower);

(iv) the Net Cash Proceeds of Indebtedness (including, for the avoidance of doubt, Disqualified Equity Interests) of the Borrower, in each case incurred or issued after the Closing Date, which have been exchanged or converted into Qualified Equity Interests;

(v) the Net Cash Proceeds of Dispositions of investments made using the Available Amount on or after the Closing Date; provided that such Net Cash Proceeds added pursuant to this clause (v), together with amounts added pursuant to clause (vi) below, shall be no greater than the portion of the Available Amount used to make such investment;

(vi) returns, profits, distributions and similar amounts received (or deemed to be received) in cash or Cash Equivalents on investments made using the Available Amount; provided that amounts added pursuant to this clause (vi), together with amounts added pursuant to clause (v) above, shall be no greater than the portion of the Available Amount used to make such investment;

(vii) the aggregate amount of Declined Proceeds (calculated from the Closing Date); minus

(b) the sum of all Restricted Payments made on or after the Closing Date and prior to such time in reliance on Section 6.9(h), plus all Investments made on or after the Closing Date and prior to such time in reliance on Section 6.5(l), in each case utilizing the Available Amount or portions thereof in effect on the date of any such Restricted Payment or Investment.

“Available Tenor” means, as of any date of determination and with respect to any then-current Benchmark for any Currency, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.13(c)(iv).

“Arranger Fee Letter” means that certain Arrangement Fee Letter, dated as of August 30, 2025, among the Joint Lead Arrangers, the Co-Documentation Agents and the Borrower, as amended, modified, supplemented or replaced from time to time.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Product” means any of the following products, services or facilities extended to any Credit Party or any Subsidiary by any Bank Product Provider: (a) Cash Management Services; (b) products under any Hedging Agreement and (c) commercial credit card, purchase card and merchant card services; provided, however, that for any of the foregoing to be included as “Obligations” for purposes of a distribution under Section 2.11(c), the applicable Bank Product Provider must have previously provided a Bank Product Provider Notice with respect to such Bank Product to the Administrative Agent which shall provide the following information: (i) the existence of such Bank Product and (ii) the maximum dollar amount (if reasonably capable of being determined) of obligations arising thereunder (the “Bank Product Amount”). The Bank Product Amount may be changed from time to time upon written notice to the Administrative Agent by the Bank Product Provider. Any Bank Product established from and after the time that the Lenders have received written notice from the Borrower or the Administrative Agent that an Event of Default exists, until such Event of Default has been waived in accordance with Section 10.1 shall not be included as “Obligations” for purposes of a distribution under Section 2.11(c).

“Bank Product Amount” has the meaning set forth in the definition of Bank Product.

“Bank Product Debt” means the Indebtedness and other obligations of any Credit Party or Subsidiary relating to Bank Products.

“Bank Product Provider” means any Person that provides Bank Products to a Credit Party or any Subsidiary that is permitted by Section 6.1(e); to the extent that (a) such Person is a Lender, an Affiliate of a Lender or any other Person that was a Lender (or an Affiliate of a Lender) at the time it entered into the Bank Product but has ceased to be a Lender (or whose Affiliate has ceased to be a Lender) under this Agreement or (b) such Person is a Lender or an Affiliate of a Lender on the Closing Date and the Bank Product was entered into on or prior to the Closing Date (even if such Person ceases to be a Lender or such Person’s Affiliate ceases to be a Lender).

“Bank Product Provider Notice” means a notice substantially in the form of Exhibit 1.1B.

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Bankruptcy Event” means any of the events described in Section 7.1(e).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benchmark” means, initially, with respect to any (a) Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or then-current Benchmark for Dollars, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.13(c)(i) and (b) Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to Euros, Daily Simple RFR; provided that if a Benchmark Transition Event has occurred with respect to Daily Simple RFR, or the then-current Benchmark for such Currency, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.13(c)(i).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event for any then- current Benchmark, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for such Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in the applicable Currency at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then- current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Currency.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark for any Currency:

(a)       in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)       in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to the then-current Benchmark for any Currency, the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)       a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)       a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, the central bank for the Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)       a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, with respect to the then-current Benchmark for any Currency, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, with respect to the then-current Benchmark for any Currency, the period (if any) (x) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark pursuant to clause (a) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.13(c)(i) and (y) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.13(c)(i).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 CFR § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” has the meaning set forth in the first paragraph hereof, together with any successors or assigns.

“Bridge Commitment Letter” means that certain Commitment Letter, dated as of August 3, 2025, among JPMorgan, Wells Fargo, WFS and the Borrower, as amended, modified, supplemented or replaced from time to time, including by that certain Joinder to Bridge Commitment Letter, dated as of August 30, 2025, among the Joint Lead Arrangers and Co-Documentation Agents.

“Bridge Facility” means the Tranche B Bridge Facility described in the Bridge Commitment Letter.

“Business Day” means any day other than a Saturday, Sunday or legal holiday on which commercial banks in New York, New York are authorized or required by law to close; provided, however, that with respect to any Foreign Currency Loan, the term “Business Day” shall also exclude any day on which banks are not generally open for foreign exchange dealings between banks in the exchange of the home country of the applicable Foreign Currency.

“Capital Expenditures” means, for any period, the aggregate of, without duplication, (a) all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and its Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment (including replacements, capitalized repairs and improvements during such period) in a consolidated statement of cash flows and reflected in the consolidated balance sheet of the Borrower and its Subsidiaries and (b) Finance Leases incurred by the Borrower and its Subsidiaries during such period.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lenders or Swingline Lender (as applicable) and the Revolving Lenders, as collateral for LOC Obligations, obligations in respect of Swingline Loans, or obligations of Revolving Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the applicable Issuing Lenders or Swingline Lender benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the applicable Issuing Lenders or the Swingline Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means (a) marketable securities issued or directly and fully guaranteed or insured by the United States of America or any agency thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve (12) months from the date of acquisition (“Government Obligations”), (b) U.S. dollar denominated (or foreign currency fully hedged) time deposits, certificates of deposit, Eurodollar time deposits and Eurodollar certificates of deposit of (i) any United States commercial bank of recognized standing having capital and surplus in excess of $200,000,000, (ii) any Lender or (iii) any bank whose short-term commercial paper rating from S&P is at least A-l or the equivalent thereof or from Moody’s is at least P--1 or the equivalent thereof (any such bank and any Lender being an “Approved Bank”), in each case with maturities of not more than 120 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any, or guaranteed by any, domestic corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s and maturing within 120 days of the date of acquisition, (d) securities of the type described in clauses (a) through (c), inclusive, above purchased under agreements to resell such securities to any broker/dealer or any commercial bank, if such broker/dealer or bank has an uninsured, unsecured and unguaranteed rating at the time of the acquisition of P-2 (or the equivalent thereof) or better by Moody’s, or A-2 (or the equivalent thereof) or better by S&P, (e) obligations of any state of the United States or any political subdivision thereof for the payment of the principal and redemption price of and interest on which there shall have been irrevocably deposited Government Obligations maturing as to principal and interest at times and in amounts sufficient to provide such payment and (f) Investments in mutual funds registered under the Investment Company Act of 1940, as amended, or collective trust funds maintained by Approved Banks, in each case whose only assets are of the type described in clauses (a) through (d), inclusive, of this definition.

“Cash Management Services” means any services provided from time to time to any Credit Party or Subsidiary in connection with operating, collections, payroll, trust or other depositary or disbursement accounts, including automatic clearinghouse, controlled disbursement, electronic funds transfer, information reporting, lockbox, stop-payment, overdraft and/or wire transfer services and all other treasury and cash management services.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means (a) any Person or two or more Persons acting in concert shall have acquired “beneficial ownership” (within the meaning provided in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, or control over, Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing 25% or more of the combined voting power of all Voting Stock of the Borrower, (b) Continuing Directors shall cease for any reason to constitute a majority of the members of the board of directors of the Borrower then in office, (c) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) or (d) the adoption by the stockholders of the Borrower of a plan or proposal for the liquidation or dissolution of the Borrower.

“Class” when used in reference to any Commitments or Loans refers to whether such Commitments or Loans are (1) Initial Tranche A Term Loans or Initial Tranche A Term Commitments, (2) Initial Tranche B Term Loans or Initial Tranche B Term Commitments, (3) Incremental Term Loans with the same terms and conditions made on the same day or Incremental Term Loan Commitments in respect thereof, (4) Extended Term Loans (of the same Extension Series) or Commitments in respect thereof or (5) Refinancing Term Loans with the same terms and conditions made on the same day or Refinancing Term Loan Commitments in respect thereof (6) Revolving Commitments or Revolving Loans, (7) Incremental Revolving Commitments with the same terms and conditions made on the same day or Revolving Loans made pursuant thereto, (8) Extended Revolving Loans (of the same Extension Series) or Extended Revolving Commitments in respect thereof or (9) Refinancing Revolving Loans with the same terms and conditions made on the same day or Refinancing Revolving Commitments in respect thereof.

“Closing Date” means the date on which the conditions specified in Section 4.3 are satisfied or waived.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

“Co-Documentation Agents” means (a) in respect of the Revolving Facility and the Initial Tranche A Facility, U.S. Bank National Association, Truist Bank and TD Bank, N.A., each in its respective capacity as co-documentation agent for the Revolving Facility and the Initial Tranche A Facility and (b) in respect of the Initial Tranche B Facility, U.S. Bank National Association, Truist Securities, Inc. and TD Securities (USA) LLC, each in its respective capacity as co-documentation agent for the Initial Tranche B Facility.

“Collateral” means all “Collateral” referred to in the Collateral Documents and all other property provided as collateral security under the terms of the Collateral Documents; provided that Collateral shall exclude Excluded Assets.

“Collateral Documents” means, collectively, the Security Agreement, collateral agreements, pledge agreements, intellectual property security agreements, each of the collateral assignments and supplements to all the foregoing or other similar agreements delivered to the Administrative Agent pursuant to Sections 4.3(d), 5.8 or 5.15, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“COLI Borrowing” means Indebtedness incurred by the Borrower or any of its Subsidiaries that is secured by, or made against, the cash surrender value of any COLI Policy.

“COLI Policy” means a corporate-owned life insurance policy maintained by the Borrower or any of its Subsidiaries with respect to employees, officers or directors of the Borrower or any of its Subsidiaries, including the cash surrender value and other proceeds thereof.

“Committed Funded Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Loans, LOC Obligations and Swingline Exposure.

“Commitment” means with respect to each Lender, the Initial Tranche A Term Commitments, the Initial Tranche B Term Commitments, the Revolving Commitments, the LOC Commitment and the Swingline Commitment, individually or collectively, as appropriate, of such Lender.

“Commitment Fee” has the meaning set forth in Section 2.9(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Conforming Changes” means, with respect to the use or administration of an initial Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “RFR Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.13 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means, when used with reference to financial statements or financial items of the Borrower and its Subsidiaries or any other Person, such statements or items on a consolidated basis in accordance with the consolidation principles of GAAP.

“Consolidated Assets” means, at any time, the amount representing the assets of the Borrower and the Subsidiaries that would appear on a Consolidated balance sheet of the Borrower and its Subsidiaries at such time prepared in accordance with GAAP.

“Consolidated EBITDA” means, as of any date of determination, (a) Consolidated Net Income for such period plus (b) the sum of the following to the extent deducted in calculating Consolidated Net Income: (i) Consolidated Interest Expense for such period, (ii) the provision for Federal, state, local and foreign income taxes incurred by the Borrower and its Subsidiaries for such period, (iii) depreciation and amortization expense for such period and (iv) all non-cash items decreasing Consolidated Net Income for such period, plus (c) the sum of the following to the extent deducted in calculating Consolidated Net Income and without duplication: (i) non-cash charges in connection with a single, one-time, unusual or non-recurring event during such period, (ii) non-recurring cash charges and expenses incurred during such period in connection with operational changes or restructurings of the business of the Borrower or any of its subsidiaries, (iii) “run rate” cost savings, operating expense reductions and synergies (1) related to the Kite Acquisition that are reasonably quantifiable, factually supportable and projected by the Borrower in good faith to result from actions that have been taken or initiated or are expected to be taken within 30 months of the Kite Acquisition Closing Date (in the good faith determination of the Borrower), (2) related to the Transactions that are reasonably quantifiable, factually supportable and projected by the Borrower in good faith to result from actions that have been taken or initiated or are expected to be taken within 30 months of the Closing Date (in the good faith determination of the Borrower) and (3) related to any other acquisitions, dispositions and other specified transactions, restructurings, cost savings initiatives and other initiatives that are reasonably quantifiable, factually supportable and projected by the Borrower in good faith to result from actions that have been taken or initiated or are expected to be taken within 24 months of the date of consummation of such acquisition, disposition, other specified transaction, restructuring, or the taking of such initiative (in the good faith determination of the Borrower), in each case, calculated (A) on a pro forma basis as though such cost savings, synergies or operating expense reductions had been realized on the first day of such period and (B) net of the amount of actual benefits realized from such actions during such period (it is understood and agreed that “run rate” means the full recurring benefit that is associated with any action taken or initiated or expected in good faith to be taken, whether prior to or following the Closing Date), and (iv) all losses from disposed, abandoned, divested and/or discontinued assets, properties or operations and/or discontinued operations (other than, at the option of the Borrower, assets or properties pending the divestiture or termination thereof during such period); provided, however, that the aggregate amount of adjustments to Consolidated EBITDA pursuant to clauses (c)(ii), (c)(iii) and (c)(iv) shall not exceed the greater of (x) $97,500,000 and (y) 15.0% of Consolidated EBITDA (calculated before giving effect to all such adjustments) during any measurement period, and minus (d) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits of the Borrower and its Subsidiaries for such period and (ii) all non-cash items increasing Consolidated Net Income for such period.

“Consolidated Funded Debt” means, as of any date of determination, Funded Debt of the Borrower and its Subsidiaries on a Consolidated basis.

“Consolidated Funded First Lien Debt” means, as of any date of determination, Funded Debt of the Borrower and its Subsidiaries on a Consolidated basis that is secured by a first priority Lien.

“Consolidated Funded Secured Indebtedness” means Funded Indebtedness of the Borrower and its Subsidiaries that is secured by a Lien.

“Consolidated Interest Expense” means, as of any date of determination, all Interest Expense (excluding amortization of debt discount and premium, but including the interest component under Finance Leases) for such period of the Borrower and its Subsidiaries on a Consolidated basis.

“Consolidated Net Income” means, as of any date of determination, for the Borrower and its Subsidiaries on a Consolidated basis, the net income of the Borrower and its Subsidiaries for that period.

“Consolidated Net Tangible Assets” means, at any time, the amount representing the assets of the Borrower and the Subsidiaries that would appear on a Consolidated balance sheet of the Borrower and its Subsidiaries at such time prepared in accordance with GAAP, less (a) all current liabilities and minority interests and (b) goodwill and other intangibles.

“Continuing Directors” means, during any period of up to 12 consecutive months commencing after the Closing Date, individuals who at the beginning of such 12 month period were directors of the Borrower (together with any new director whose election by the Borrower’s board of directors or shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election was previously so approved).

“Contract Consideration” has the meaning given to such term in Section 2.7(b)(iv)(E).

“Credit Documents” means a collective reference to (i) this Agreement, (ii) the Notes, (iii) the LOC Documents, (iv) any Joinder Agreement, (v) the Collateral Documents, (vi) the Intercreditor Agreements (as applicable), (vii) the Fee Letters, (viii) any Refinancing Amendment, Incremental Amendment or Extension Amendment and (ix) all other agreements to which a Credit Party is a party that are expressly identified as Credit Documents therein (excluding, however, any agreements, instruments or other documents relating to any Bank Product). Any reference in this Agreement or any other Credit Document to a Credit Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Credit Document as the same may be in effect at any and all times such reference becomes operative.

“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Committed Funded Exposure at such time, plus (b) its unutilized Commitments at such time.

“Credit Party” means any of the Borrower or the Subsidiary Guarantors.

“Currencies” means Dollars and each Foreign Currency, and “Currency” means any of such Currencies.

“Current Assets” means at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be reflected in “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.

“Current Liabilities” means at any date, all amounts that would, in conformity with GAAP, be reflected in “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date, but excluding (a) the current portion of any Consolidated Funded Debt of the Borrower and its Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Loans, Obligations in respect of Letters of Credit and Swingline Loans to the extent otherwise included therein.

“Daily Simple RFR” means, for any day (an “RFR Rate Day”), a rate per annum equal to, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to Euros, the greater of (a) ESTR for the day (such day, a “Euro RFR Determination Day”) that is five (5) RFR Business Days prior to (i) if such RFR Rate Day is an RFR Business Day, such RFR Rate Day or (ii) if such RFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Rate Day, in each case, as such ESTR is published by the ESTR Administrator on the ESTR Administrator’s Website; provided, however, that if by 5:00 p.m. (Brussels time) on the second (2nd) RFR Business Day immediately following any Euro RFR Determination Day, ESTR in respect of such Euro RFR Determination Day has not been published on the ESTR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple RFR for Euros has not occurred, then ESTR for such Euro RFR Determination Day will be ESTR as published in respect of the first preceding RFR Business Day for which ESTR was published on the ESTR Administrator’s Website; provided further that ESTR determined pursuant to this proviso shall be utilized for purposes of calculation of Daily Simple FSTR for no more than three (3) consecutive RFR Rate Days and (b) the Floor. Any change in Daily Simple RFR due to a change in the applicable RFR shall be effective from and including the effective date of such change in the RFR without notice to the Borrower.

“Daily Simple RFR Loan” means any Swingline Loan denominated in Euros that bears interest at a rate based on Daily Simple RFR.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” means (a) when used with respect to the Obligations, other than Letter of Credit Fees, an interest rate equal to (i) for Alternate Base Rate Loans (A) the Alternate Base Rate plus (B) the Applicable Percentage applicable to Alternate Base Rate Loans plus (C) 2.00% per annum, (ii) for Daily Simple RFR Loans, (A) Daily Simple RFR plus (B) the Applicable Percentage applicable to Daily Simple RFR Loans plus (C) 2.00% per annum and (iii) for SOFR Loans, (A) Term SOFR plus (B) the Applicable Percentage applicable to SOFR Loans plus (C) 2.00% per annum, (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Percentage applicable to Letter of Credit Fees plus 2.00% per annum and (c) when used with respect to any other fee or amount due hereunder, a rate equal to the Applicable Percentage applicable to Alternate Base Rate Loans plus 2.00% per annum.

“Defaulting Lender” means, subject to Section 2.21(b) any Lender that, (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lenders, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the Issuing Lenders or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21(b)) upon delivery of written notice of such determination to the Borrower, the Issuing Lenders, the Swingline Lender and each Lender.

“Delaware Divided LLC” means any Delaware LLC which has been formed upon the consummation of a Delaware LLC Division.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Determination Date” means each of the following: (a) each date a Loan denominated in a Foreign Currency is made pursuant to Section 2.2 but only as to the amounts so borrowed on such date, (b) each date a Loan denominated in a Foreign Currency is continued pursuant to Section 2.2 but only as to amounts so continued on such date and (c) such additional dates as the Administrative Agent shall determine.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a division or otherwise) of any Property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests of a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and including any disposition of property to a Delaware Divided LLC pursuant to a Delaware LLC Division.

“Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interest into which they are convertible or for which they are exchangeable) or upon the happening of any event or condition, (a) mature or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), in whole or in part, (c) provide for the mandatory scheduled payment of dividends in cash or (d) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case prior to the date that is ninety one (91) days after the Latest Maturity Date in effect at the time of issuance of such Equity Interests; provided that, only the portion of Equity Interests which so mature or are mandatorily redeemable, are redeemable at the option of the holder thereof, provide for the mandatory scheduled payment of dividends or which are or become convertible as described above shall be deemed to be Disqualified Equity Interests; provided further, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of any change of control, any offering of Equity Interests or any Disposition occurring prior to the date that is ninety one (91) days after the Latest Maturity Date in effect at the time of issuance of such Equity Interests shall not constitute Disqualified Equity Interests if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments; and provided further, however, that, notwithstanding the foregoing, (i) if such Equity Interests are issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case in the ordinary course of business of the Borrower or any Subsidiary, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations, and (ii) no Equity Interests held by any future, present or former employee, director, officer, manager, member of management or consultant (or their respective Affiliates or Immediate Family Members) of the Borrower or any Subsidiary shall be considered Disqualified Equity Interests because such Equity Interests are redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Disqualified Institution” means, collectively, those Persons that are (i) competitors of the Borrower or its Subsidiaries, identified in writing by the Borrower to the Administrative Agent from time to time, (ii) such other persons identified in writing by the Borrower to the Joint Lead Arrangers prior to September 5, 2025, (iii) with the consent of the Administrative Agent (such consent, not to be unreasonably withheld, conditioned or delayed), such other persons identified in writing to the Administrative Agent from time to time after the Effective Date and (iv) Affiliates of the Persons identified pursuant to clauses (i), (ii) or (iii) that are either clearly identifiable by name based solely on the similarity of name to the name of any entity on the DQ List or identified in writing by the Borrower to the Administrative Agent (in each case, other than any affiliate that is a bona fide fund or investment vehicle that is primarily engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and other similar extensions of credit in the ordinary course); provided that, notwithstanding anything herein to the contrary, in no event shall a supplement apply retroactively to disqualify any parties that have previously acquired an assignment, participation interest or trade hereunder that is otherwise permitted hereunder, but upon the effectiveness of such designation, any such party may not acquire any additional Commitments, Loans or participations; provided, further, that no designation of a person as a “Disqualified Institution” shall be effective until five (5) Business Days following the Administrative Agent’s receipt of notice of such designation (which notice shall be delivered in accordance with Section 10.2(b)).

“Dollar Amount” means, subject to Section 1.4, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount and (b) if such amount is expressed in a Foreign Currency, the equivalent of such amount in Dollars as determined by the Administrative Agent at such time in its sole discretion by reference to the most recent Spot Rate for such Foreign Currency (as determined as of the most recent Determination Date) for the purchase of Dollars with such Foreign Currency.

“Dollars” and “$” and means dollars in lawful currency of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

“DQ List” has the meaning set forth in Section 10.6(g)(iv).

“ECF Percentage” means 50%; provided that the ECF Percentage shall be reduced to (a) 25% if the First Lien Net Leverage Ratio as of the last day of the relevant fiscal year is less than or equal to 2.25:1.00 and (b) 0% if the First Lien Net Leverage Ratio as of the last day of the relevant fiscal year is less than or equal to 2.00:1.00, in each case, of the Borrower and its Subsidiaries.

“ECF Base Prepayment Amount” has the meaning set forth in Section 2.7(b)(iv).

“ECF Deductions” has the meaning set forth in Section 2.7(b)(iv).

“ECF Prepayment Amount” has the meaning set forth in Section 2.7(b)(iv).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any credit institution or investment firm established in any EEA Member Country.

“Effective Date” means the date on which the conditions specified in Section 4.1 are satisfied and waived.

“Effective Yield” means, as to any Indebtedness, the effective yield applicable thereto calculated by the Administrative Agent in a manner consistent with generally accepted financial practices, taking into account (a) interest rate margins, (b) interest rate floors, (c) any amendment to the relevant interest rate margins and interest rate floors prior to the applicable date of determination and (d) original issue discount and upfront or similar fees (based on assumed four-year average life to maturity or lesser remaining average life to maturity), but excluding any advisory, arrangement, commitment, consent, structuring, success, underwriting, ticking, unused line fees, amendment fees and/or any similar fees payable in connection therewith (regardless of whether any such fees are paid or shared in whole or in part with any lender).

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) solely with respect to assignments of Revolving Commitments and/or Revolving Loans, the Issuing Lenders and the Swingline Lender and (iii) unless a Bankruptcy Event or Payment Event of Default has occurred, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (A) subject to Section 2.25, any Credit Party or any of the Credit Party’s Affiliates or Subsidiaries, (B) any Defaulting Lender (or any of its Affiliates) or (C) any Disqualified Institution.

“EMU” means Economic and Monetary Union as contemplated in the Treaty on European Union.

“EMU Legislation” means legislative measures of the European Council (including without limitation European Council regulations) for the introduction of, changeover to or operation of a single or unified European currency (whether known as the Euro or otherwise), being in part the implementation of the third stage of EMU.

“Environmental Laws” means any and all applicable foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority regulating or imposing liability or standards of conduct concerning protection of human health (to the extent relating to exposure to hazardous materials) or the environment.

“Equity Interests” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means an entity which is under common control with any Credit Party within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes any Credit Party and which is treated as a single employer under Sections 414(b) or (c) of the Code.

“Erroneous Payment” has the meaning assigned thereto in Section 8.15(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned thereto in Section 8.15(d).

“Erroneous Payment Impacted Class” has the meaning assigned thereto in Section 8.15(d).

“Erroneous Payment Return Deficiency” has the meaning assigned thereto in Section 8.15(d).

“ESTR” means a rate equal to the Euro Short Term Rate as administered by the ESTR Administrator.

“ESTR Administrator” means the European Central Bank (or any successor administrator of the Euro Short Term Rate).

“ESTR Administrator’s Website” means the European Central Bank’s website, currently at http://www.ccb.curopa.cu, or any successor source for the Euro Short Term Rate identified as such by the ESTR Administrator from time to time.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor thereto), as in effect from time to time.

“Euro” means the single currency of Participating Member States of the European Union.

“Euro Unit” means the currency unit of the Euro.

“Event of Default” means such term as defined in Section 7.1.

“Excess Cash Flow” means for any Excess Cash Flow Period of the Borrower, calculated on a consolidated basis with respect to the Borrower and its Subsidiaries, the excess, if any, of:

(a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) decreases in Working Capital for such fiscal year, (iv) [reserved], (v) cash gains in respect of Hedging Agreements during such period to the extent not included in arriving at Consolidated Net Income and (vi) [reserved], over

(b) the sum, without duplication, of

(i) the amount of all non-cash income included in arriving at such Consolidated Net Income,

(ii) [reserved],

(iii) [reserved],

(iv) the aggregate amount of all regularly scheduled principal payments of Consolidated Funded Debt (including the Term Loans) of the Borrower and its Subsidiaries made during such fiscal year (other than in respect of the Revolving Loans, any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder and voluntary prepayments of the Term Loans (including repurchases pursuant to Section 2.25 and other Pari Passu Secured Indebtedness (other than Revolving Loans or any other extensions of credit under any other revolving credit or similar facility)),

(v) increases in Working Capital for such fiscal year,

(vi) the aggregate net amount of non-cash gain on the Disposition of property by the Borrower and its Subsidiaries during such fiscal year (other than Dispositions in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income,

(vii) to the extent not otherwise deducted from Consolidated Net Income, Taxes paid in cash during such fiscal year,

(viii) to the extent not otherwise deducted from Consolidated Net Income, interest expense and any cash payments in respect of premium, make-whole or penalty payments in respect of Indebtedness of the Borrower and its Subsidiaries for such year,

(ix) [reserved],

(x) cash charges included in calculating Consolidated Net Income,

(xi) [reserved],

(xii) cash expenditures in respect of Hedging Agreement obligations during such period to the extent not deducted in arriving at such Consolidated Net Income,

(xiii) any payment of cash to be amortized or expensed over a future period and recorded as a long-term asset (so long as any such amortization or expense in such future period is added back to Excess Cash Flow in such future period) (excluding the principal amount of Indebtedness (other than Revolving Loans or any other extensions of credit under any other revolving credit or similar facility) incurred in connection with such payment and any such payment financed with the proceeds of any Reinvestment Deferred Amount, the Available Amount or the proceeds of any issuance of Equity Interests of the Borrower), and

(xiv) cash pension and other post-employment contributions or payments to the extent not deducted in arriving at such Consolidated Net Income.

“Excess Cash Flow Application Date” has the meaning set forth in Section 2.7(b)(iv).

“Excess Cash Flow Period” means each fiscal year of the Borrower, commencing with the first full fiscal year ending after the Closing Date.

“Excluded Accounts” means, collectively, deposit accounts, to the extent exclusively constituting (a) payroll and other employee wage and benefit accounts, (b) tax accounts, including sales tax accounts, (c) escrow, fiduciary or trust accounts, (d) designated disbursement accounts and non-U.S. bank accounts, (e) deposit accounts (i) that are zero balance accounts or (ii) the balances of which are transferred automatically on a daily basis to deposit accounts that are not Excluded Accounts, (f) accounts holding cash collateral in escrow or in trust for the benefit of a third party in connection with a Permitted Encumbrances, and (g) the funds or other property held in or maintained in any such account identified in clauses (a) through (f).

“Excluded Assets” means:

(a) any fee-owned real property and all leasehold or subleasehold interests in real property;

(b) any motor vehicles, aircraft and other assets subject to certificates of title (other than to the extent the security interest in such certificates of title may be perfected by the filing of UCC financing statements);

(c) assets in respect of which pledges and security interests are prohibited by applicable U.S. law, rule or regulation or agreements with any Governmental Authority (other than to the extent that such prohibition would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any applicable jurisdiction or any other applicable law); provided that, immediately upon the ineffectiveness, lapse or termination of any such prohibitions, such assets shall automatically cease to constitute “Excluded Assets”;

(d) Equity Interests in any Person other than Wholly-Owned Subsidiaries to the extent not permitted by terms in such Person’s organizational or joint venture documents (unless any such restriction would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any applicable jurisdiction or any other applicable law);

(e) any lease, license or other agreement or any property subject to a purchase money security interest or similar arrangement, to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than a Credit Party) (other than (i) proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition, (ii) to the extent that any such term has been waived or (iii) to the extent any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any applicable jurisdiction or any other applicable law); provided that, immediately upon the ineffectiveness, lapse or termination of any such express term, such assets shall automatically cease to constitute “Excluded Assets”;

(f) Excluded Accounts;

(g) cash to secure letter of credit reimbursement obligations (other than in respect of Letters of Credit) to the extent such secured letters of credit are issued or permitted, and such cash collateral is permitted, by this Agreement;

(h) any “intent-to-use” application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, to the extent, if any, that and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law;

(i) Equity Interests in any (x) not-for-profit Subsidiary or (y) other Subsidiary if the granting of a security interest in such Equity Interests (i) is prohibited or restricted by any applicable law or any contractual obligation (limited, in the case of a contractual obligation, to such contractual obligations in existence on the Closing Date or on the date such Subsidiary was acquired by the Borrower or any other Subsidiary and that was not entered into in contemplation thereof) from providing a Guaranty of the Obligations or (ii) would require a governmental consent, approval, license or authorization (including any regulatory consent, approval, license or authorization) in order to provide such security interest (other than any such consent, approval, license or authorization that has been obtained);

(j) any assets of a Foreign Subsidiary or Foreign Subsidiary Holding Company, including any Equity Interests in any direct or indirect Subsidiary of a Foreign Subsidiary or Foreign Subsidiary Holding Company and (ii) in respect of any Foreign Subsidiary or Foreign Subsidiary Holding Company that is not a direct or indirect Subsidiary of a Foreign Subsidiary or Foreign Subsidiary Holding Company, voting Equity Interests in such Subsidiary representing more than 65% of the voting Equity Interests in such Subsidiary;

(k) any assets to the extent a security interest in such assets would result in material adverse Tax consequences (as reasonably determined by the Borrower in consultation with the Administrative Agent);

(l) Specified Assets;

(m) the cash surrender value of any COLI Policy securing any COLI Borrowing to the extent the Liens thereon are permitted under clause (ii) of Section 6.2(g); and

(n) any “margin stock” within the meaning of Regulation U;

provided that, “Excluded Assets” shall not include any proceeds, products, substitutions or replacements of Excluded Assets (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Assets).

“Excluded Subsidiary” means:

(a) any Immaterial Domestic Subsidiary;

(b) any Subsidiary that is not a Wholly-Owned Subsidiary;

(c) any not-for-profit Subsidiary;

(d) any Subsidiary (i) that is prohibited or restricted by any applicable law or any contractual obligation (limited, in the case of a contractual obligation, to such contractual obligations in existence on the Closing Date or on the date such Subsidiary was acquired by the Borrower or any of other Subsidiary and that was not entered into in contemplation thereof) from providing a Guaranty of the Obligations, (ii) that would require a governmental consent, approval, license or authorization (including any regulatory consent, approval, license or authorization) in order to provide a Guarantee of the Obligations (other than any such consent, approval, license or authorization that has been obtained), (iii) if the provision of a Guaranty of the Obligations by such Subsidiary would result in adverse tax consequences to the Borrower, as reasonably determined by the Borrower in consultation with the Administrative Agent or (iv) that is a Foreign Subsidiary, Foreign Subsidiary Holding Company or a Subsidiary of a Foreign Subsidiary or Foreign Subsidiary Holding Company;

(e) without limiting clause (d) above, any Subsidiary acquired by the Borrower or any other Subsidiary after the Closing Date that, at the time of the relevant acquisition, is an obligor in respect of assumed Indebtedness that is permitted under this Agreement to the extent (and for so long as) the documentation governing the applicable assumed Indebtedness prohibits such Subsidiary from providing a Guaranty of the Obligations so long as such restriction was not incurred in contemplation of such acquisition;

(f) any captive insurance Subsidiary; or

(g) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower, the burden or cost of providing a Guaranty of the Obligations outweighs the benefits afforded thereby.

Notwithstanding the foregoing, in no event shall the Borrower be an “Excluded Subsidiary”.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty Obligation with respect thereto) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Letters of Credit” means the letters of credit issued by Issuing Lenders for the benefit of Borrower and its Subsidiaries and/or Steelcase and its Subsidiaries outstanding on the Closing Date and described on Exhibit 1.1A attached hereto.

“Existing Loans” has the meaning set forth in Section 2.22(f).

“Existing Revolver Tranche” has the meaning set forth in Section 2.24(b).

“Existing Revolving Credit Agreement” means that certain Fourth Amended and Restated Credit Agreement, dated as of June 14, 2022, by and among the Borrower, the guarantors party thereto, the lenders party thereto and Wells Fargo, as administrative agent (as amended, restated, supplemented or otherwise modified from time to time).

“Existing Senior Notes” means the Borrower’s $50,000,000 aggregate principal amount of 4.40% Senior Notes, Series B, due May 31, 2028 outstanding on the Effective Date.

“Existing Steelcase Notes” means Steelcase’s $450,000,000 aggregate principal amount of 5.125% Senior Notes due 2029 outstanding on the Effective Date and maturing on January 18, 2029.

“Existing Term Loan Credit Agreement” means that certain Term Loan Credit Agreement, dated as of March 31, 2023, by and among the Borrower, the guarantors party thereto, the lenders party thereto and Wells Fargo, as administrative agent (as amended, restated, supplemented or otherwise modified from time to time).

“Expiring Class” has the meaning set forth in Section 2.3(i).

“Extended Revolving Commitments” has the meaning assigned to such term in Section 2.24(b).

“Extended Term Loans” has the meaning set forth in Section 2.24(a).

“Existing Term Loan Tranche” has the meaning set forth in Section 2.24(a).

“Extending Revolving Lender” has the meaning set forth in Section 2.24(c).

“Extending Term Lender” has the meaning set forth in Section 2.24(c).

“Extension” means the establishment of an Extension Series by amending a Commitment or Loan pursuant to Section 2.24 and the applicable Extension Amendment.

“Extension Amendment” has the meaning assigned to such term in Section 2.24(d).

“Extension Election” has the meaning assigned to such term in Section 2.24(c).

“Extension Minimum Condition” means a condition to consummating any Extension that a minimum amount (to be determined and specified in the relevant Extension Request, in the Borrower’s sole discretion) of any or all applicable Classes be submitted for Extension.

“Extension Request” means any Term Loan Extension Request or a Revolver Extension Request, as the case may be.

“Extension Series” means any Term Loan Extension Series or Revolver Extension Series, as the case may be.

“Extension of Credit” means (a) as to any Revolving Lender, the making of a Revolving Loan by such Lender, any conversion of a Revolving Loan from one Type to another Type, any extension of any Revolving Loan or the issuance, extension or renewal of, or participation in, a Letter of Credit or Swingline Loan by such Revolving Lender and (b) as to any Term Lender, the making of a Term Loan by such Lender, any conversion of a Term Loan from one Type to another Type, or any extension of any Term Loan by such Lender.

“Facility” means (a) the Revolving Facility, (b) the Initial Tranche A Term Loan Facility, (c) the Initial Tranche B Term Loan Facility or (d) any other given Class of Term Loans or Revolving Commitments, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Federal Funds Rate” has the meaning set forth in the definition of Alternate Base Rate.

“Fees” means all fees payable pursuant to Section 2.9.

“Fee Letters” means the Arranger Fee Letter, the Joint Fee Letter and the Administrative Agent Fee Letter.

“Finance Lease” means, as applied to any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a finance lease on the balance sheet of that Person.

“First Lien Intercreditor Agreement” means an intercreditor agreement with respect to any Liens on the Collateral that are intended to be pari passu with the Liens securing the Obligations, in substantially the form attached as Exhibit 1.1D.

“First Lien Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Funded First Lien Debt as of such date minus Unrestricted Cash (it being understood that the proceeds of any simultaneous issuance of Indebtedness shall not be netted for purposes of any pro forma calculation of the First Lien Net Leverage Ratio) to (b) Consolidated EBITDA.

“Floor” means a rate of interest equal to 0%.

“Fixed Amounts” has the meaning set forth in Section 1.3(e).

“Fixed Incremental Amount” has the meaning set forth in the definition of “Incremental Cap”.

“Foreign Currency” means (a) Euros and (b) any other freely available currency that is freely transferable and freely convertible into Dollars, in which dealings in deposits are carried on in the London or other applicable offshore interbank deposit market and for which no central bank or other Governmental Authority in the country of issue of such currency is required to give authorization for the use of such currency by the Swingline Lender for making Swingline Loans unless such authorization has been obtained and remains in full force and effect, which shall be requested by the Borrower and approved by the Administrative Agent, the Swingline Lender and each Revolving Credit Lender, such approval not to be unreasonably withheld or delayed; provided, however, to the extent any Foreign Currency ceases to be freely transferable and freely convertible into Dollars, such currency shall no longer be considered a Foreign Currency.

“Foreign Currency Equivalent” means, subject to Section 1.4, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Foreign Currency as determined by the Administrative Agent in its sole discretion at such time on the basis of the Spot Rate (determined in respect of the most recent Determination Date) for the purchase of such Foreign Currency with Dollars.

“Foreign Currency Loan” means any Swingline Loan denominated in a Foreign Currency.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Holding Company” means any Subsidiary of the Borrower which is a Domestic Subsidiary substantially all of the assets of which consist of the capital stock or Indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof) and other assets relating to an ownership interest in such capital stock or Indebtedness, or Subsidiaries.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s Revolving Percentage of the outstanding LOC Obligations with respect to Letters of Credit issued by such Issuing Lender other than LOC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Percentage of outstanding Swingline Loans made by the Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” means, with respect to any Person, without duplication, the sum of (a) all Indebtedness of such Person (other than the Indebtedness set forth in clauses (e), (g), (i) and (j) of such definition), plus (b) all letters of credit issued or bankers’ acceptances facilities created for the account of such Person (to the extent drawn and unreimbursed), plus (c) all Guaranty Obligations of such Person with respect to Indebtedness of another Person of the type described in clauses (a) and (b) hereof.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3 hereof.

“Government Acts” has the meaning set forth in Section 2.18(a).

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantors” means (a) the Borrower (other than with respect to its own Obligations), (b) any of the Subsidiaries identified as a “Subsidiary Guarantor” on the signature pages hereto and (c) any Person which executes a Joinder Agreement, together with their successors and permitted assigns (the Subsidiaries identified in clauses (b) and (c), collectively, the “Subsidiary Guarantors”).

“Guaranty” means the guaranty of the Guarantors set forth in Section 9.

“Guaranty Obligations” means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting security therefore, (b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (c) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness of the payment or performance thereof, or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation shall (subject to any limitations set forth therein) be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof.

“Hedging Agreements” means, with respect to any Person, any agreement entered into to protect such Person against fluctuations in interest rates, or currency or raw materials values, including, without limitation, any interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more counterparties, any foreign currency exchange agreement, currency protection agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements.

“Immaterial Domestic Subsidiary” means, on any date of determination, any Domestic Subsidiary of the Borrower that, together with its Subsidiaries, (a) generates less than 5% of the Consolidated revenues of the Borrower and its Subsidiaries on a Pro Forma Basis or (b) owns assets of less than 5% of Consolidated Assets as reflected in the financial statements most recently delivered on or prior to such date; provided if at any time there are Domestic Subsidiaries of the Borrower which are classified as Immaterial Domestic Subsidiaries but which collectively (i) generate more than 20% of the Consolidated revenues of the Borrower and its Subsidiaries on a Pro Forma Basis or (ii) have total assets of equal to or greater than 20% of the Consolidated Assets, then the Borrower shall promptly cause one or more of such Immaterial Domestic Subsidiaries to comply with the provisions of Section 5.8 such that, after such Subsidiaries become Subsidiary Guarantors hereunder, all Immaterial Domestic Subsidiaries that are not Subsidiary Guarantors shall (A) generate not more than 20% of the Consolidated revenues of the Borrower and its Subsidiaries in the aggregate and (B) have total assets of not more than 20% of Consolidated Assets.

“Immediate Family Member” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, domestic partner, former domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals, such individual’s estate (or an executor or administrator acting on its behalf), heirs or legatees or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incremental Amendment” has the meaning set forth in Section 2.22(f).

“Incremental Cap” means, at any date of determination, the sum of (a) an unlimited amount; provided that after giving pro forma effect to both (x) the making of Incremental Term Loans or establishment of Incremental Revolving Commitments (assuming a concurrent borrowing of the maximum amount of Loans available under the Incremental Revolving Commitments then being established) or any Incremental Equivalent Debt incurred at or prior to such time (but excluding any amounts incurred substantially concurrently in reliance on clause (b) below) and (y) any Specified Transactions consummated in connection therewith or substantially contemporaneously with the proceeds thereof (including (x) any repayment of Indebtedness, but without netting the cash proceeds of any borrowing under Incremental Term Loans, Incremental Revolving Loans or Incremental Equivalent Debt being incurred from the calculation of Consolidated Funded Secured Indebtedness or Consolidated Funded Indebtedness and (y) any re-classification of Indebtedness permitted hereunder), (1) if such Incremental Term Loans, Incremental Revolving Commitments or Incremental Equivalent Debt ranks pari passu in right of security with the Obligations, the First Lien Net Leverage Ratio calculated on a pro forma basis does not exceed 2.50:1.00, (2) if such Incremental Term Loans, Incremental Revolving Commitments or Incremental Equivalent Debt ranks junior in right of security with the Obligations, the Secured Net Leverage Ratio calculated on a pro forma basis does not exceed 3.00:1.00 or (3) if such Incremental Term Loans or Incremental Equivalent Debt is unsecured, the Net Leverage Ratio calculated on a pro forma basis does not exceed 3.25:1.00 (the “Ratio-Based Incremental Amount”); plus (b) an amount equal to the greater of (x) $650,000,000 and (y) 100% of Consolidated EBITDA for the most recent period of four fiscal quarters of the Borrower and its Subsidiaries (the “Fixed Incremental Amount”); plus (c) all voluntary prepayments of the Term Loans, Incremental Term Loans and Incremental Equivalent Debt (including, in the case of any Incremental Loan that effectively extends the Maturity Date with respect to any Class of Term Loans or Revolving Commitments hereunder, an amount equal to the portion of the relevant Class of such Term Loans or Revolving Commitments that will be replaced by such Incremental Term Loans and/or Incremental Revolving Commitments), permanent reductions of the Revolving Commitments and commitments in respect of any Incremental Loan or Incremental Equivalent Debt, buybacks of Term Loans by the Borrower and its Subsidiaries in accordance with Section 2.25, and payments by the Borrower or its Subsidiaries of the principal amount of any Loans (with respect to any Revolving Loans, to the extent accompanied by a permanent reduction of Revolving Commitments) made pursuant to Section 2.19 (in each case, (x) except to the extent funded with long-term Indebtedness (other than revolving Indebtedness or with respect to the first parenthetical in this clause (c) set forth above) and (y) with respect to prepayments and permanent reductions of Indebtedness or commitments, to the extent such Indebtedness or commitments are secured on a pari passu basis with the Obligations) (the “Prepayment-Based Incremental Amount”). The Borrower shall be deemed to incur Incremental Term Loans, Incremental Revolving Commitments and Incremental Equivalent Debt first under the Ratio-Based Incremental Amount (to the extent compliant therewith) prior to, and regardless of whether capacity exists under, the Fixed Incremental Amount or the Prepayment-Based Incremental Amount and second under the Prepayment-Based Incremental Amount prior to, and regardless of whether capacity exists under, the Fixed Incremental Amount. Incremental Term Loans, Incremental Revolving Commitments and Incremental Equivalent Debt may be incurred substantially concurrently under the Ratio-Based Incremental Amount (to the extent compliant therewith), the Prepayment-Based Incremental Amount and the Fixed Incremental Amount or any combination of any of the foregoing, and proceeds from any such incurrence may be utilized in a single transaction or series of related transactions by, unless the Borrower elects otherwise, first, calculating the incurrence under the Ratio-Based Incremental Amount (without inclusion of any amounts incurred substantially concurrently pursuant to the Prepayment-Based Incremental Amount or the Fixed Incremental Amount) and then calculating the incurrence under the Prepayment-Based Incremental Amount (without inclusion of any amounts utilized pursuant to the Fixed Incremental Amount) and then calculating the incurrence under the Fixed Incremental Amount. The Administrative Agent and any Person providing any Incremental Term Loans, Incremental Revolving Commitments or Incremental Equivalent Debt may rely on the Borrower’s certification of the Incremental Cap amount (provided that the Administrative Agent has not notified such Person in writing of its objection to such calculation prior to the funding thereof) and, without excusing any Default or Event of Default which may arise from any inaccuracy in such certification, such certification will be deemed accurate for purposes of determining whether the financing provided by any Person relying thereon qualifies as Incremental Term Loans, Incremental Revolving Commitments or Incremental Equivalent Debt, as applicable.

“Incremental Commitments” has the meaning set forth in Section 2.22(a).

“Incremental Equivalent Debt” has the meaning set forth in Section 2.22(h).

“Incremental Facility Closing Date” has the meaning set forth in Section 2.22(d).

“Incremental Lender” has the meaning set forth in Section 2.22(c)

“Incremental Loan” has the meaning set forth in Section 2.22(b).

“Incremental Loan Request” has the meaning set forth in Section 2.22(a).

“Incremental Revolving Commitments” has the meaning set forth in Section 2.22(a)

“Incremental Revolving Lender” has the meaning set forth in Section 2.22(c)

“Incremental Revolving Loan” has the meaning set forth in Section 2.22(b).

“Incremental Term A Loan” has the meaning set forth in Section 2.22(e).

“Incremental Term Lender” has the meaning set forth in Section 2.22(c)

“Incremental Term Loan” has the meaning set forth in Section 2.22(b).

“Incremental Term Loan Commitments” has the meaning set forth in Section 2.22(a).

“Incurrence-Based Amounts” has the meaning set forth in Section 1.3(e).

“Indebtedness” means, with respect to any Person, without duplication:

(a)       all obligations of such Person for borrowed money,

(b)       all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made,

(c)       all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business),

(d)       all obligations of such Person incurred, issued or assumed as the deferred purchase price of property or services purchased by such Person that would appear as liabilities on a balance sheet of such Person and that are (i) due more than six months from the date of incurrence of such obligations or (ii) evidenced by a note or a similar written instrument, in each case, other than trade debt and other accrued liabilities incurred in the ordinary course of business that are not overdue by more than 90 days or that are currently being contested in good faith,

(e)       all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements,

(f)       all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; provided that so long as such Indebtedness is non-recourse to such Person, only the portion of such obligations which is secured shall constitute Indebtedness hereunder,

(g)       all Guaranty Obligations of such Person with respect to Indebtedness of another Person,

(h)       the principal portion of all obligations of such Person under Finance Leases, synthetic leases, tax retention operating leases, off-balance sheet loans or similar off-balance sheet financing products plus any accrued interest thereon,

(i)       all obligations of such Person under Hedging Agreements to the extent required to be accounted for as a liability under GAAP, excluding any portion thereof which would be accounted for as interest expense under GAAP,

(j)       the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed) other than commercial letters of credit, bankers acceptances, or the functional equivalent thereof issued to support payment obligations in connection with trade payables incurred in the ordinary course of business,

(k)       Disqualified Equity Interests, and

(l)       the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Term Commitment” means, with respect to each Initial Term Lender, such Initial Term Lender’s Initial Tranche A Term Commitment and/or Initial Tranche B Term Commitment.

“Initial Term Lenders” means the Initial Tranche A Term Lenders and the Initial Tranche B Term Lenders.

“Initial Term Loan Credit Exposure” means, as to any Initial Tranche A Term Lender or any Initial Tranche B Term Lender at any time, the sum of such Lender’s (a) outstanding Initial Term Loans at such time, plus (b) Initial Term Commitments, at such time.

“Initial Term Loan Facilities” means the Initial Tranche A Term Loan Facility and the Initial Tranche B Term Loan Facility.

“Initial Term Loans” means the Initial Tranche A Term Loans and the Initial Tranche B Term Loans.

“Initial Tranche A Term Commitment” means, with respect to each Initial Tranche A Term Lender, the obligation of such Initial Tranche A Term Lender to make Initial Tranche A Term Loans to the Borrower on the Closing Date in an aggregate principal amount set forth under the heading “Initial Tranche A Term Commitment” opposite such Initial Tranche A Term Lender’s name as specified in Exhibit 2.1(a). As of the Effective Date, the aggregate amount of Initial Tranche A Term Commitments is $500,000,000.

“Initial Tranche A Term Facility” means the aggregate amount of the Initial Tranche A Lenders’ Initial Tranche A Term Loan Commitments and the Initial Tranche A Term Loans made thereunder.

“Initial Tranche A Term Lenders” means each Lender that holds an Initial Tranche A Term Commitment and/or Initial Tranche A Term Loan.

“Initial Tranche A Term Loans” has the meaning set forth in Section 2.1(a).

“Initial Tranche B Term Commitment” means, with respect to each Initial Tranche B Term Lender, the obligation of such Initial Tranche B Term Lender to make Initial Tranche B Term Loans to the Borrower on the Closing Date in an aggregate principal amount set forth under the heading “Initial Tranche B Term Commitment” opposite such Initial Tranche B Term Lender’s name as specified in Exhibit 2.1(a). As of the Effective Date, the aggregate amount of Initial Tranche B Term Commitments is $0. Subject to Section 10.1(j), as of the Closing Date, the aggregate amount of Initial Tranche B Term Commitments shall be up to $800,000,000 (plus amounts available for Incremental Loans pursuant to Section 2.22, with any such amounts deemed usage of amounts permitted to be incurred pursuant to Section 2.22).

“Initial Tranche B Term Facility” means the aggregate amount of the Initial Tranche B Term Lenders’ Initial Tranche B Term Loan Commitments and the Initial Term Loans made thereunder.

“Initial Tranche B Term Lenders” means each Lender that holds an Initial Tranche B Term Commitment and/or Initial Tranche B Term Loan.

“Inside Date” means October 2, 2025.

“Insolvency” means, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

“Intellectual Property” means Intellectual Property as defined in the Security Agreement.

“Intercreditor Agreements” means, collectively, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement, as applicable.

“Intercompany Note” means an intercompany note in the form mutually agreed by the Borrower and the Administrative Agent.

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated EBITDA for the four (4) consecutive fiscal quarter period ending on such date, to (ii) Consolidated Interest Expense paid or payable in cash.

“Interest Expense” means, with respect to any Person, as of any date of determination, the sum of the amount of interest paid or accrued in respect of such period.

“Interest Payment Date” means (a) as to any Alternate Base Rate Loan or Swingline Loan bearing interest at the Alternate Base Rate or Daily Simple RFR, the last day of each March, June, September and December and on the Maturity Date, (b) as to any SOFR Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any SOFR Loan having an Interest Period longer than three months, each day which is three months after the first day of such Interest Period and the last day of such Interest Period.

“Interest Period” means, as to any SOFR Loan, a period of one, three or six months duration, as the Borrower may elect, commencing in each case, on the date of the borrowing (including conversions, extensions and renewals); provided, however, (i) if any Interest Period that would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day, (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month, (iii) any Interest Period in respect of any Loan that would otherwise extend beyond the Maturity Date is due on the Maturity Date, (iv) no more than eight (8) Interest Periods may be in effect at any time and (v) no tenor that has been removed from this definition pursuant to Section 2.13(c)(iv) shall be available for specification in any Notice of Borrowing or Notice of Extension/Conversion. For purposes hereof, SOFR Loans with different Interest Periods shall be considered as separate SOFR Loans, even if they shall begin on the same date and have the same duration, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new SOFR Loan with a single Interest Period.

“Investment” has the meaning set forth in Section 6.5.

“Issuing Lender(s)” means (a) Wells Fargo, (b) JPMorgan and (c) U.S. Bank National Association and (d) each Revolving Lender that shall have become an Issuing Lender hereunder as provided in Section 2.3(g). Each Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Lender shall, or shall cause such Affiliate to, comply with the requirements of Section 2.3 with respect to such Letters of Credit).

“Issuing Lender Fees” has the meaning set forth in Section 2.9(c).

“Issuing Lender Sublimit” means (a) with respect to Wells Fargo, $41,666,667, (b) with respect to JPMorgan, $41,666,667, (c) with respect to U.S. Bank National Association, $41,666,666 and (d) with respect to any Revolving Lender that shall have become an Issuing Lender hereunder as provided in Section 2.3(g), such amount as set forth in the agreement referred to in Section 2.3(g) evidencing the appointment of such Revolving Lender (or its designated Affiliate) as an Issuing Lender.

“Joinder Agreement” means a Joinder Agreement in substantially the form of Exhibit 5.8, executed and delivered by each Person required to become a Guarantor in accordance with the provisions of Section 5.8.

“Joint Fee Letter” means that certain Joint Takeout Fee Letter, dated as of August 3, 2025, among JPMorgan, Wells Fargo and WFS and the Borrower, as amended, modified, supplemented or replaced from time to time.

“Joint Lead Arrangers” means WFS, JPMorgan and U.S. Bank National Association, together with their respective successors and assigns.

“JPMorgan” means JPMorgan Chase Bank, N.A.

“Junior Lien Intercreditor Agreement” means an intercreditor agreement with respect to any Liens on the Collateral that are intended to be junior to the Liens securing the Obligations in a form reasonably satisfactory to the Administrative Agent (pursuant to Required Lenders Negative Consent) and the Borrower.

“Kite” means Kimball International, Inc., an Indiana corporation.

“Kite Acquisition” means the merger of Ozark Merger Sub, Inc., an Indiana corporation and a Subsidiary of the Borrower, with and into Kite, with Kite surviving the merger as a Subsidiary of the Borrower, pursuant to the Kite Acquisition Agreement.

“Kite Acquisition Agreement” means the Agreement and Plan of Merger, dated as of March 7, 2023, among the Borrower, Ozark Merger Sub, Inc., an Indiana corporation, and Kite (including all schedules and exhibits thereto).

“Kite Acquisition Closing Date” means the date on which the Kite Acquisition was consummated.

“Latest Maturity Date” means, at any date of determination and with respect to the specified Loans or Commitments (or in the absence of any such specification, all outstanding Loans and Commitments hereunder), the latest Maturity Date applicable to any such Loans or Commitments hereunder at such time, including the latest maturity date of any Extended Term Loan, any Extended Revolving Commitment, any Incremental Term Loans, any Incremental Revolving Commitments, any Refinancing Term Loans or any Refinancing Revolving Commitments, in each case as extended in accordance with this Agreement from time to time.

“L/C Disbursement” means a payment made by an Issuing Lender pursuant to a Letter of Credit.

“LCT Test Date” has the meaning assigned thereto in Section 1.9(a).

“Lenders” means the Persons listed on Schedule 2.1(a) and any person that becomes a Lender hereunder pursuant to Section 2.22 or pursuant to an Assignment and Assumption or other documentation contemplated hereby, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or other documentation contemplated hereby. Unless the context otherwise requires, the term “Lenders” includes the Revolving Lenders, Term Lenders, Swingline Lender and the Issuing Lenders.

“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Extensions of Credit, which office may, to the extent the applicable Lender notifies the Administrative Agent in writing, include an office of any Affiliate of such Lender or any domestic or foreign branch of such Lender or Affiliate.

“Letters of Credit” means any letter of credit issued by an Issuing Lender pursuant to the terms hereof and each Existing Letter of Credit, as such letters of credit may be amended, restated, modified, extended, renewed or replaced from time to time.

“Letter of Credit Amounts” means, unless otherwise specified herein, with respect to any Letter of Credit, the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuing Lender document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“Letter of Credit Fee” has the meaning set forth in Section 2.9(b).

“Leverage Ratio Increase” has the meaning set forth in Section 6.11.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

“Limited Condition Transaction” means any acquisition or Investment that (a) is not prohibited hereunder and (b) is not conditioned on the availability of, or on obtaining, third-party financing.

“Limited Condition Transaction Agreement” has the meaning assigned thereto in Section 1.9(a).

“Loan” or “Loans” means a Term Loan, a Revolving Loan and/or a Swingline Loan, as appropriate.

“LOC Commitment” means the commitment of the Issuing Lenders to issue Letters of Credit and with respect to each Revolving Lender, the commitment of such Revolving Lender to purchase participation interests in the Letters of Credit up to such Revolving Lender’s LOC Committed Amount as specified in Exhibit 2.1(a), as such amount may be reduced from time to time in accordance with the provisions hereof.

“LOC Commitment Percentage” means, for each Revolving Lender, the percentage identified as its LOC Commitment Percentage on Exhibit 2.1(a), as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 10.6(c).

“LOC Committed Amount” means, collectively, the aggregate amount of all of the LOC Commitments of the Revolving Lenders to issue and participate in Letters of Credit as referenced in Section 2.3 and, individually, the amount of each Revolving Lender’s LOC Commitment as specified in Exhibit 2.1(a).

“LOC Documents” means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or (b) any collateral security for such obligations.

“LOC Fronting Fee” has the meaning set forth in Section 2.9(b).

“LOC Obligations” means, at any time, the sum of (a) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (b) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lenders but not theretofore reimbursed. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with the definition of Letter of Credit Amounts. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Mandatory Borrowing” with respect to (a) Swingline Loans, has the meaning set forth in Section 2.2(b) and (b) with respect to Letters of Credit, the meaning set forth in Section 2.3(c).

“Material” means material in relation to the business, operations, affairs, financial condition, assets, or properties of the Borrower and its Subsidiaries taken as a whole (as determined in the Borrower’s reasonable business judgement).

“Material Domestic Subsidiary” means any Domestic Subsidiary that is not an Immaterial Domestic Subsidiary.

“Material Intellectual Property” means any Intellectual Property that is Material.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or financial condition of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Credit Parties, taken as a whole, to perform their obligations under this Agreement or any of the other Credit Documents; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of this Agreement or any of the other Credit Documents.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials, or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date” means (i) with respect to the Revolving Facility, the date that is the earlier of (A) five (5) years after the Closing Date and (B) if applicable, the Springing Maturity Date (RC/TLA), (ii) with respect to the Initial Tranche A Term Facility, the date that is the earlier of (A) five (5) years after the Closing Date and (B) if applicable, the Springing Maturity Date (RC/TLA), (iii) with respect to the Initial Tranche B Term Facility, the date that is the earlier of (A) seven (7) years after the Closing Date and (B) if applicable, the Springing Maturity Date (TLB), (iv) with respect to any Class of Extended Term Loans or Extended Revolving Commitments, the final maturity date as specified in the applicable Extension Request accepted by the respective Lender or Lenders, (iv) with respect to any Refinancing Term Loans or Refinancing Revolving Commitments, the final maturity date as specified in the applicable Refinancing Amendment, (v) with respect to any Incremental Loans or Incremental Revolving Commitments, the final maturity date as specified in the applicable Incremental Amendment and (vi) with respect to any Replacement Term Loans, the final maturity date as specified in the applicable agreement; provided that, in each case, if such day is not a Business Day, the Maturity Date shall be the Business Day immediately preceding such day.

“Moody’s” means Moody’s Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“National Currency Unit” means a fraction or multiple of one Euro Unit expressed in units of the former national currency of a Participating Member State.

“Net Cash Proceeds” means:

(a) with respect to any Disposition by any Credit Party or any of its Subsidiaries of assets, the amount of cash proceeds actually received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration, but only as and when so received) by or on behalf of such Credit Party or such Subsidiary, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Encumbrances on any asset (other than Indebtedness owing to the Administrative Agent or any Lender under this Agreement or the other Credit Documents), which is required to be, and is, repaid in connection with such sale or disposition, (ii) fees, commissions, and expenses related thereto and required to be paid by such Credit Party or such Subsidiary in connection with such sale or disposition, (iii) Taxes paid or payable to any taxing authorities by such Credit Party or such Subsidiary in connection with such sale or disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of any Credit Party or any of its Subsidiaries, and are properly attributable to such transaction, and (iv) all amounts that are set aside as a reserve (A) for adjustments in respect of the purchase price of such assets, (B) for any liabilities associated with such sale or casualty, to the extent such reserve is required by GAAP, and (C) for the payment of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such sale or other disposition, to the extent that in each case the funds described above in this clause (iv) are paid to the Administrative Agent as a prepayment of the applicable Obligations in accordance with Section 2.7(b)(ii) of this Agreement at such time when such amounts are no longer required to be set aside as such a reserve; and

(b) with respect to the issuance or incurrence of any Indebtedness by any Credit Party or any of its Subsidiaries, or the issuance by any Credit Party or any of its Subsidiaries of any Equity Interests, the aggregate amount of cash actually received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration, but only as and when so received) by or on behalf of such Credit Party or such Subsidiary in connection with such issuance or incurrence, after deducting therefrom only (i) fees, commissions, and expenses related thereto and required to be paid by such Credit Party or such Subsidiary in connection with such issuance or incurrence, and (ii) Taxes paid or payable to any taxing authorities by such Credit Party or such Subsidiary in connection with such issuance or incurrence, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of any Credit Party or any of its Subsidiaries, and are properly attributable to such transaction.

“Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Funded Debt as of such date minus Unrestricted Cash (it being understood that the proceeds of any simultaneous issuance of Indebtedness shall not be netted for purposes of any pro forma calculation of the Net Leverage Ratio) to (b) Consolidated EBITDA.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all or all affected Lenders in accordance with the terms of Section 10.1 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Guarantor Subsidiaries” means Subsidiaries of the Borrower that are not Subsidiary Guarantors.

“Non-Wholly-Owned Subsidiary” means any Subsidiary that is not a Wholly-Owned Subsidiary.

“Note” or “Notes” means the promissory notes of the Borrower in favor of each of the Lenders that request such notes evidencing (a) the Revolving Loans in substantially the form attached as Exhibit 2.1(e)(i), (b) the Initial Tranche A Term Loans in substantially the form attached as Exhibit 2.1(e)(ii), (c) the Initial Tranche B Term Loans in substantially the form attached as Exhibit 2.1(e)(iii) or (b) the Swingline Loans in substantially the form attached as Exhibit 2.2(e), with the foregoing individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“Notice of Borrowing” means a written notice of borrowing in substantially the form of Exhibit 2.1(b)(i), as required by Section 2.1(b)(i).

“Notice of Extension/Conversion” means the written notice of extension or conversion in substantially the form of Exhibit 2.6 as required by Section 2.6.

“Obligations” means, without duplication, (a) all of the obligations of the Credit Parties to the Lenders (including the Issuing Lenders) and the Administrative Agent, whenever arising, under this Agreement or any of the other Credit Documents (including, but not limited to. any interest accruing after the occurrence of a filing of a petition of bankruptcy under the Bankruptcy Code with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code) and (b) all liabilities and obligations, whenever arising, owing from any Credit Party or any of its Subsidiaries to any Bank Product Provider arising under any Bank Product permitted pursuant to Section 6.1(e). In no event shall the Obligations include any Excluded Swap Obligations.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Debt Declined Amount” has the meaning assigned to such term in Section 2.7(b)(iii).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent (or to the extent payable to an Issuing Lender or the Swingline Lender, such Issuing Lender or Swingline Lender, as applicable, in each case, with notice to the Administrative Agent) to be customary in the place of disbursement or payment for the settlement of international banking transactions, and (b) with respect to any amount denominated in a Foreign Currency, an overnight rate determined by the Administrative Agent (or to the extent payable to an Issuing Lender or the Swingline Lender, such Issuing Lender or Swingline Lender, as applicable, in each case, with notice to the Administrative Agent) to be customary in the place of disbursement or payment for the settlement of international banking transactions; provided that in no event shall the Overnight Rate be less than 0%.

“Pari Passu Secured Indebtedness” means Refinancing Term Loans and Incremental Equivalent Debt (and any Permitted Refinancing in respect of the foregoing), in each case that is secured by Liens on the Collateral that are pari passu to the Liens on Collateral securing the Term Loans.

“Participant” has the meaning set forth in Section 10.6(d).

“Participant Register” has the meaning set forth in Section 10.6(d).

“Participating Member State” means each country so described in any EMU Legislation.

“Participation Interest” means the purchase by a Lender of a participation interest in Swingline Loans as provided in Section 2.2(b)(ii) or in Letters of Credit as provided in Section 2.3(c).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“Payment Block” has the meaning assigned to it in Section 2.7(f).

“Payment Event of Default” means an Event of Default specified in Section 7.1(a).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Perfection Certificate” means a certificate substantially in the form of Exhibit 4.3(d)(v) or any other form approved by the Administrative Agent.

“Pearl City” means Pearl City Insurance Company, an Arizona corporation.

“Permitted Acquisition” means any acquisition or any series of related acquisitions by the Borrower or any of its Subsidiaries of substantially all of the assets or a majority of the Voting Stock of a Person, or any division, line of business or other business unit of a Person (such Person or such division, line of business or other business unit of such Person referred to herein as the “Target”), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by the Credit Parties and their Subsidiaries pursuant to Section 6.3 hereof, so long as (a) no Default or Event of Default shall then exist or would exist after giving effect thereto, (b) the Credit Parties will be in compliance on a Pro Forma Basis with all of the terms and provisions of the financial covenants set forth in Section 6.11 after giving effect to such acquisition and (c) the Target executes a Joinder Agreement in accordance with, if required by, the terms of Section 5.8.

“Permitted Encumbrances” means:

(a)       Liens for taxes, assessments, charges or other governmental levies not yet due or as to which the period of grace, if any, related thereto has not expired or which are being contested in good faith by appropriate proceedings diligently pursued, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP (or, in the case of Subsidiaries with significant operations outside of the United States of America, generally accepted accounting principles in effect from time to time in their respective jurisdictions of incorporation);

(b)       carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than sixty (60) days or which are being contested in good faith by appropriate proceedings diligently pursued, provided that (i) any proceedings commenced for the enforcement of such Liens and encumbrances shall have been duly suspended and (ii) adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP (or, in the case of Subsidiaries with significant operations outside of the United States of America, generally accepted accounting principles in effect from time to time in their respective jurisdictions of incorporation);

(c)       pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(d)       Liens to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds, and other obligations of a like nature (including those incurred to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(e)       Liens arising in the ordinary course of the Borrower’s or any Subsidiary’s business that (i) do not secure Indebtedness and (ii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

(f)       Liens at any time of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which Borrower or a Subsidiary shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;

(g)       minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of Borrower and the Subsidiaries; and

(h)       customary rights of setoff, revocation, refund or chargeback under deposit agreements or under applicable law, of banks or other financial institutions where the Borrower or its Subsidiaries maintain deposits in the ordinary course of business.

“Permitted Investments” has the meaning set forth in Section 6.5.

“Permitted Liens” has the meaning set forth in Section 6.2.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, re-funding, renewal, restructuring, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, restructured, replaced or extended except by an amount equal to (x) unpaid accrued interest and premium (including tender premiums) thereon plus other amounts owing or paid related to such Indebtedness, and fees, commissions and expenses (including upfront fees and original issue discount) incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension and (y) any existing commitments unutilized thereunder, except as otherwise permitted under Section 6.1, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 6.1(d), such modification, refinancing, refunding, renewal, restructuring, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (c) if such Indebtedness being modified, refinanced, refunded, renewed, restructured, replaced or extended is Subordinated Indebtedness, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms (i) that reflect market terms and conditions (as reasonably determined by the Borrower) at the time of incurrence or issuance of such Permitted Refinancing or (ii) otherwise reasonably acceptable to the Administrative Agent, and (d) to the extent such Indebtedness being modified, refinanced, refunded, renewed, restructured, replaced or extended is secured by the Collateral and/or subject to intercreditor arrangements for the benefit of the Lenders, such modification, refinancing, refunding, renewal, restructuring, replacement or extension is either (i) unsecured or (ii) secured and, if secured, subject to intercreditor arrangements on terms at least as favorable, taken as a whole (as reasonably determined by the Borrower), to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, restructured, replaced or extended. Any reference to a Permitted Refinancing in this Agreement or any other Credit Document shall be interpreted to mean (a) a Permitted Refinancing of the subject Indebtedness and (b) any further refinancings constituting a Permitted Refinancing of the Indebtedness resulting from a prior Permitted Refinancing.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any Governmental Authority.

“Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) which is covered by ERISA and with respect to which any Credit Party or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Planned Expenditures” has the meaning given to such term in Section 2.7(b)(iv)(E).

“Prepayment-Based Incremental Amount” has the meaning given to such term in the definition of “Incremental Cap”.

“Prime Rate” has the meaning set forth in the definition of Alternate Base Rate.

“Pro Forma Basis” or “pro forma basis” means, with respect to any transaction, that such transaction shall be deemed to have occurred as of the first day of the twelve-month period ending as of the most recent quarter end preceding the date of such transaction.

“Properties” has the meaning given to such term in Section 3.13(a).

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible (including Equity Interests).

“Pro Rata Credit Exposure” means, as to any Revolving Lender or Initial Tranche A Term Lender at any time, the sum of such Lender’s (a)(x) outstanding Initial Tranche A Term Loans and (y) Revolving Committed Funded Exposure at such time, plus (b)(i) unutilized Revolving Commitments and (ii) Initial Tranche A Term Commitments, at such time.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchasing Borrower Party” means any of the Borrower or any other Credit Party.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section la(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified Permitted Acquisition” means a Permitted Acquisition where the purchase price is equal to or greater than $50,000,000.

“Ratio-Based Incremental Amount” has the meaning set forth in the definition of “Incremental Cap”.

“Recipient” means (a) the Administrative Agent, (b) any Lender, (c) the Swingline Lender or (d) any Issuing Lender, as applicable.

“Recovery Event” means the receipt by the Borrower or any of its Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property or assets.

“Refinanced Debt” has the meaning set forth in Section 2.23(a).

“Refinancing” means (a) the refinancing, prepayment, termination, redemption, purchase, discharge or defeasance, as applicable, of all of the Indebtedness of Steelcase and its subsidiaries (together with all accrued interest, fees and premiums thereon) (other than (x) any obligations permitted to remain outstanding pursuant to the Acquisition Agreement and (y) any remaining “stub” portion of the Existing Steelcase Notes after giving effect to the Senior Secured Notes Exchange) and release of all guarantees and liens thereunder, (b) the repayment of Indebtedness under and termination of the Existing Term Loan Credit Agreement and the Existing Revolving Credit Agreement (together with all accrued interest, fees and premiums thereon) and (c) the redemption and repayment of the Existing Senior Notes (together with all accrued interest, fees and premiums thereon); provided that in determining whether the condition in Section 4.3(l) is met with respect to the Initial Term Loan Facilities, clauses (b) and (c) shall be disregarded.

“Refinancing Amendment” has the meaning set forth in Section 2.23(f).

“Refinancing Commitments” has the meaning set forth in Section 2.23(a).

“Refinancing Facility Closing Date” has the meaning set forth in Section 2.23(d).

“Refinancing Lenders” has the meaning set forth in Section 2.23(c).

“Refinancing Loan” has the meaning set forth in Section 2.23(b).

“Refinancing Loan Request” has the meaning set forth in Section 2.23(a).

“Refinancing Revolving Commitments” has the meaning set forth in Section 2.23(a).

“Refinancing Revolving Lender” has the meaning set forth in Section 2.23(c).

“Refinancing Revolving Loan” has the meaning set forth in Section 2.23(b).

“Refinancing Term Loan Commitments” has the meaning set forth in Section 2.23(a).

“Refinancing Term Lender” has the meaning set forth in Section 2.23(c).

“Refinancing Term Loan” has the meaning set forth in Section 2.23(b).

“Rejection Notice” has the meaning assigned to such term in Section 2.7(e).

“Register” has the meaning set forth in Section 10.6(c).

“Regulation T, U or X” means Regulation T, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulatory Authority” has the meaning assigned to such term in Section 10.15.

“Reinvestment Deferred Amount” means, with respect to any Asset Sale or Recovery Event, the aggregate Net Cash Proceeds actually received by any Credit Party or its Subsidiaries in connection therewith that are not applied to prepay the Term Loans pursuant to Section 2.7(b)(iii) as a result of the Borrower’s determination to reinvest such Net Cash Proceeds in the business of the Borrower or any of its Subsidiaries.

“Reimbursement Obligation” means the obligation of the Borrower to reimburse the Issuing Lenders pursuant to Section 2.3(d) for amounts drawn under the Letters of Credit.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means (a) with respect to a Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto and (b) with respect to a Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, any Foreign Currency, (i) the central bank for the Currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (ii) any working group or committee officially endorsed or convened by (A) the central bank for the Currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, (B) any central bank or other supervisor that is responsible for supervising cither (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.

“Replaced Term Loans” has the meaning set forth in Section 10.1(i).

“Replacement Term Loans” has the meaning set forth in Section 10.1(i).

“Repricing Transaction” means (a) any repayment, refinancing, substitution or replacement of all or a portion of the Initial Tranche B Term Loans substantially concurrently with the incurrence by any Credit Party of any floating rate broadly syndicated Dollar-denominated long-term term “B” loans secured on a pari passu basis with the Initial Tranche B Term Loans having an Effective Yield that is less than the Effective Yield applicable to the Initial Tranche B Term Loans so prepaid, repaid, refinanced, substituted or replaced and (b) any amendment, waiver or other modification to this Agreement that would have the effect of reducing the Effective Yield applicable to the Initial Tranche B Term Loans; provided that the primary purpose (as determined by the Borrower in good faith) of such prepayment, repayment, refinancing, substitution, replacement, amendment, waiver or other modification was to reduce the Effective Yield applicable to the Initial Term Loans; provided, further, that in no event shall any such prepayment, repayment, refinancing, substitution, replacement, amendment, waiver or other modification in connection with a Change in Control or Transformative Acquisition constitute a Repricing Transaction. Any determination by the Administrative Agent of the Effective Yield for purposes of the definition shall be conclusive and binding on all Lenders, and the Administrative Agent shall have no liability to any Person with respect to such determination absent bad faith, gross negligence or willful misconduct.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty-day notice period is waived under PBGC Reg. §4043.

“Required Lenders” means, as of any date of determination, Lenders collectively having Credit Exposures representing more than 50% of the Credit Exposures of all Lenders; provided that the Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Lenders Negative Consent” means, with respect to any instrument, agreement, term or condition provided for in this Agreement or any other Credit Document, that such instruction, agreement, term or condition has been presented to the Lenders by the Administrative Agent and the same has not been objected to in writing by the Required Lenders within five (5) Business Days following the Administrative Agent’s delivery of notice thereof. Following such five (5) Business Days period without objection by the Required Lenders, the Administrative Agent and the applicable Credit Parties shall be permitted to enter into, execute and deliver such instrument or agreement, and/or such term or condition shall be deemed satisfied, in each case under this Agreement and the other Credit Documents.

“Required Prepayment Lenders” means, as of any date of determination, Term Lenders collectively having Initial Term Loan Credit Exposures representing more than 50% of the aggregate Initial Term Loan Credit Exposures of all of the Initial Term Loan Credit Exposures of all Initial Term Lenders; provided that the Initial Term Loan Credit Exposures of any Defaulting Lender shall be disregarded in determining the Required Prepayment Lenders at any time.

“Required Pro Rata Lenders” means, as of any date of determination, Revolving Lenders and Initial Tranche A Term Lenders collectively having Pro Rata Credit Exposures representing more than 50% of the Pro Rata Credit Exposures of all Revolving Lenders and all Initial Tranche A Term Lenders; provided that the Pro Rata Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Pro Rata Lenders at any time.

“Required Revolving Lenders” means, as of any date of determination, Lenders collectively having Revolving Credit Exposure representing more than 50% of the Revolving Credit Exposure of all Revolving Lenders; provided that the Revolving Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Revolving Lenders at any time.

“Requirement of Law” means, as to any Person, (a) the articles or certificate of incorporation, bylaws or other organizational or governing documents of such Person, and (b) all international, foreign. Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority (in each case whether or not having the force of law); in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its material property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, for any Credit Party, the chief executive officer, the treasurer, controller, the president, the vice-president or the chief financial officer of such Credit Party and any additional responsible officer that is designated as such to the Administrative Agent.

“Restricted Debt Payment” has the meaning assigned to such term in Section 6.10(a).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Subsidiary.

“Revolver Extension Request” has the meaning assigned to such term in Section 2.24(b).

“Revolver Extension Series” has the meaning assigned to such term in Section 2.24(b).

“Revolving Commitment” means, with respect to each Revolving Lender, the commitment of such Lender to make Revolving Loans in an aggregate principal Dollar Amount at any time outstanding up to such Lender’s Revolving Committed Amount as specified in Exhibit 2.1(a), as such amount may be reduced or increased from time to time in accordance with the provisions hereof.

“Revolving Commitment Increase” has the meaning set forth in Section 2.1(a).

“Revolving Commitment Period” means the period from and including the Closing Date to but not including the earlier of (a) the Maturity Date, or (b) the date on which the Commitments terminate in accordance with the provisions of this Agreement.

“Revolving Committed Funded Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans, LOC Obligations and Swingline Exposure.

“Revolving Committed Amount” means the amount of each Revolving Lender’s Revolving Commitment as specified in Exhibit 2.1(a) or in the Assignment and Assumption Agreement pursuant to which such Person becomes a Lender hereunder, as such amount may be reduced or increased from time to time in accordance with the provisions hereof.

“Revolving Credit Exposure” means, with respect to any Lender at any time, (a) if its Revolving Commitment is in existence at such time, the amount of its Revolving Commitment and (b) if its Revolving Commitment is not in existence at such time, the amount of its Revolving Committed Funded Exposure.

“Revolving Facility” means, at any time, the aggregate amount of the Revolving Lenders’ Revolving Commitments at such time and the aggregate Revolving Committed Funded Exposure thereunder.

“Revolving Lenders” means the Persons listed on Exhibit 2.1(a) as having Revolving Commitments and any other Person that shall acquire a Revolving Commitment, other than any such Person that ceases to be a Revolving Lender pursuant to an Assignment and Assumption.

“Revolving Loans” has the meaning set forth in Section 2.1(a).

“Revolving Percentage” means as to any Revolving Lender at any time, the percentage which such Revolving Lender’s Revolving Credit Exposure constitutes of the aggregate Revolving Credit Exposure.

“RFR” means, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, (a) Dollars, Term SOFR and (b) Euros, ESTR.

“RFR Business Day” means, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, (a) Dollars, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities and (b) Euros, any day that is a TARGET Day; provided, that for purposes of notice requirements in Sections 2.1(b), 2.7(a)(i) and 2.8, in each case, such day is also a Business Day.

“RFR Loan” means a Daily Simple RFR Loan or a SOFR Loan, as the context may require.

“RFR Rate Day” has the meaning assigned thereto in the definition of “Daily Simple RFR”.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business.

“Sanctioned Country” means at any time, a country, territory or region which is itself the subject or target of any Sanctions (including, as of the Effective Date, the Crimea, so-called Donetsk People’s Republic, so-called Luhansk People’s Republic, and the non-government controlled areas of the Kherson and Zaporizhzhia regions of Ukraine, Cuba, Iran, and North Korea.)

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including, without limitation, OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury or other applicable sanctions authority with jurisdiction over the Borrower and its Subsidiaries, (b) any Person located, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in clauses (a) and (b), or (d) any Person otherwise a target of Sanctions, including vessels and aircraft, that are designated under any Sanctions program.

“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury, or other applicable sanctions authority with jurisdiction over the Borrower and its Subsidiaries.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Lenders, Bank Product Providers, each sub-agent appointed by the Administrative Agent from time to time pursuant to Section 8.2, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Secured Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Funded Secured Debt as of such date minus Unrestricted Cash (it being understood that the proceeds of any simultaneous issuance of Indebtedness shall not be netted for purposes of any pro forma calculation of the Secured Net Leverage Ratio) to (b) Consolidated EBITDA on a Pro Forma Basis.

“Security” means “security” as defined in Section 2(1) of the Securities Act of 1933, as amended.

“Security Agreement” means a security agreement, to be dated as of the Closing Date, among the Credit Parties party thereto and the Administrative Agent, in substantially the form attached as Exhibit 1.1C.

“Senior Secured Notes” means the Borrower’s senior secured notes, in an aggregate principal amount up to the aggregate principal amount of the Existing Steelcase Notes outstanding on the Effective Date, plus unpaid accrued interest and premium (including tender premiums) thereon plus other amounts owing or paid related to such Indebtedness, and fees, commissions and expenses (including upfront fees and original issue discount) incurred, in connection with the exchange of all or a portion of the outstanding Existing Steelcase Notes for the Senior Secured Notes (such exchange, the “Senior Secured Notes Exchange”).

“Senior Secured Notes Exchange” has the meaning assigned thereto in the definition of “Senior Secured Notes”.

“Single Employer Plan” means any Plan covered by title IV of ERISA which is not a Multiemployer Plan.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means any Loan bearing interest at a rate based on Term SOFR as provided in Section 2.1(b), other than pursuant to clause (c) of the definition of Alternate Base Rate.

“Solvency Certificate” means a certificate substantially in the form attached hereto as Exhibit 4.3(h).

“Specified Assets” means, collectively, (a) letter of credit rights (other than to the extent the security interest in such letter of credit rights may be perfected by the filing of UCC financing statements) with a value of less than $15,000,000 individually and $30,000,000 in the aggregate, (b) commercial tort claims with an estimated value by the Borrower of less than $15,000,000 individually and $30,000,000 in the aggregate and (c) such assets as to which the Administrative Agent and the Borrower reasonably agree that the cost of obtaining such a security interest therein or perfection thereof are excessive in relation to the benefit to the Secured Parties of the security to be afforded thereby.

“Specified Acquisition Agreement Representations” means the representations and warranties made by or with respect to Steelcase and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders (in their capacities as such), but only to the extent that the Borrower or its applicable subsidiary has the right (taking into account any cure provisions) to terminate its obligations under the Acquisition Agreement or to decline to consummate the Acquisition, as a result of a breach of such representation in the Acquisition Agreement.

“Specified Representations” means each of the representations made by the Borrower in Sections 3.2, 3.3, 3.4, 3.8(a), 3.8(b), 3.8(c), 3.8(f) , 3.10(d), 3.20 and 3.11(d)(i).

“Specified Transaction” means (a) any investment that results in a Person becoming a Subsidiary, (b) any Permitted Acquisition or other acquisition or investment outside the ordinary course of business, (c) any Disposition that results in a Subsidiary ceasing to be a Subsidiary of the Borrower or any Disposition of a business unit, line of business or division of the Borrower or a Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise and (d) any issuance, incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility), any Restricted Payment, and any Incremental Revolving Commitment, Incremental Revolving Loan or Incremental Term Loan.

“Spot Rate” means, subject to Section 1.4, with respect to any Foreign Currency, the rate provided (either by publication or otherwise provided or made available to the Administrative Agent) by Thomson Reuters Corp. (or equivalent service chosen by the Administrative Agent in its reasonable discretion) as the spot rate for the purchase of such Currency with another currency at a time selected by the Administrative Agent in accordance with the procedures generally used by the Administrative Agent for syndicated credit facilities in which it acts as administrative agent.

“Springing Maturity Date (RC/TLA)” shall mean, in the case of the Revolving Facility and the Term Loan A Facility, the date that is 150 days prior to the maturity date of the Existing Steelcase Notes (or the maturity date of any indebtedness that refinances, is exchanged for or replaces the Existing Steelcase Notes, as such date may be extended in respect thereof), in each case, solely to the extent any of the Existing Steelcase Notes (or such refinancing, exchange for or replacement thereof) remain outstanding on such date.

“Springing Maturity Date (TLB)” shall mean, in the case of the Term Loan B Facility, the date that is 91 days prior to the maturity date of the Existing Steelcase Notes (or the maturity date of any indebtedness that refinances, is exchanged for or replaces the Existing Steelcase Notes, as such date may be extended in respect thereof), in each case, solely to the extent any of the Existing Steelcase Notes (or such refinancing, exchange for or replacement thereof) remain outstanding on such date.

“Steelcase” has the meaning set forth in the definition of “Acquisition Agreement”.

“Subordinated Indebtedness” means any Indebtedness (including, without limitation, any intercompany loans) incurred by any Credit Party that is specifically subordinated in right of payment to the prior payment of the Obligations on terms acceptable to the Administrative Agent and the Lenders.

“Subordinated Indebtedness Documents” means any document, agreement or instrument evidencing any Subordinated Indebtedness or entered into in connection with any Subordinated Indebtedness, in each case, on terms and conditions satisfactory to the Administrative Agent.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors or other managers of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) are at the time owned by such Person directly or indirectly through Subsidiaries. Unless otherwise identified, “Subsidiary” or “Subsidiaries” means Subsidiaries of the Borrower.

“Subsidiary Guarantor” has the meaning set forth in the definition of “Guarantor”.

“Surviving Entity” has the meaning set forth in the definition of Acquisition Agreement.

“Swap Obligation” means, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Commitment” means the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding up to the Swingline Committed Amount, and the commitment of the Lenders to purchase participation interests in the Swingline Loans as provided in Section 2.2(b)(ii), as such amounts may be reduced from time to time in accordance with the provisions hereof.

“Swingline Committed Amount” means the amount of the Swingline Lender’s Swingline Commitment as specified in Section 2.1(a)

“Swingline Exposure” means, with respect to any Lender, an amount equal to the Revolving Percentage of such Lender multiplied by the principal amount of outstanding Swingline Loans.

“Swingline Lender” means Wells Fargo, in its capacity as such.

“Swingline Loan” or “Swingline Loans” has the meaning set forth in Section 2.1(a)

“Swingline Note” means the promissory note of the Borrower in favor of the Swingline Lender evidencing the Swingline Loans provided pursuant to Section 2.2(e) as such promissory note may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“Syndication Agent” means JPMorgan, in its capacity as syndication agent for the credit facilities evidenced by this Agreement.

“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.

“Target” has the meaning set forth in the definition of Permitted Acquisition.

“TARGET Day” means any day on which T2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euros.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lenders” means, as of any date of determination, each Lender having a Term Loan Commitment or that holds Term Loans.

“Term Loan Commitment” means, with respect to each Term Loan Lender, such Term Loan Lender’s Initial Tranche A Term Commitment, Initial Tranche B Term Commitment, Incremental Term Loan Commitment and/or Refinancing Term Loan Commitment or any combination thereof.

“Term Loan Extension Request” has the meaning set forth in Section 2.24(a).

“Term Loan Extension Series” has the meaning set forth in Section 2.24(a).

“Term Loan Increase” has the meaning set forth in Section 2.22(a).

“Term Loans” means the collective reference to the Initial Tranche A Term Loans, the Initial Tranche B Term Loans and any Incremental Term Loans, Refinancing Term Loans or Extended Term Loans, as the context may require.

“Term SOFR” means,

(a)       for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) RFR Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding RFR Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding RFR Business Day is not more than three (3) RFR Business Days prior to such Periodic Term SOFR Determination Day;

(b)       for any calculation with respect to an Alternate Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) RFR Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding RFR Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding RFR Business Day is not more than three (3) RFR Business Days prior to such Base Rate SOFR Determination Day;

provided that if Term SOFR as so determined shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Date” has the meaning set forth in Section 8.10(c).

“Trade Date” has the meaning set forth in Section 10.6(g)(i).

“Transformative Acquisition” means any acquisition by the Borrower or any of its Subsidiaries of an unrelated third party that is either (a) not permitted by the terms hereof or (b) if permitted by the terms hereof immediately prior to the consummation of such acquisition, would not provide the Borrower and its Subsidiaries with adequate flexibility under this Agreement for the continuation and/or expansion of their combined operations following such consummation (as determined by the Borrower in good faith).

“Transactions” means (a) the transactions to occur pursuant to this Agreement and the other Credit Documents, including the effectiveness of the Revolving Commitments and the borrowing of the Revolving Loans, the Initial Tranche A Term Loans and any Initial Tranche B Term Loans on the Closing Date, (b) the transactions to occur pursuant to the Acquisition Documents, including the consummation of the Acquisition, (c) the consummation or the Refinancing (including, if applicable, pursuant to the Senior Secured Notes Exchange) and (d) the payment of fees and expenses incurred in connection with the consummation of the foregoing.

“Treaty on European Union” means the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on February 1, 1992 and came into force on November 1, 1993), as amended from time to time.

“Type” means, as to any Loan, its nature as an Alternate Base Rate Loan, SOFR Loan or Swingline Loan, as the case may be.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unliquidated Obligations” means, at any time, any Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Unrestricted Cash” means, as of any date of determination, cash and Cash Equivalents of the Credit Parties on deposit that are readily available to the Credit Parties without causing any adverse tax consequences and that are not subject to any Lien other than a Lien (a) in favor of the Administrative Agent, on behalf of the Lenders or (b) on the Collateral that is pari passu with, or junior to, the Liens on the Collateral securing the Obligations and permitted under Section 6.2.

“U.S. Borrower” means any Borrower that is a U.S. Person.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.17.

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final scheduled maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness; provided that the effects of any prepayments made on such Indebtedness shall be disregarded in making such calculation.

“Wells Fargo” means Wells Fargo Bank, National Association and its successors.

“WFS” means Wells Fargo Securities, LLC.

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary of which all of the equity interests (except directors’ qualifying shares or shares aggregating less than 1% of the outstanding shares of such Subsidiary which are owned by individuals) and voting interests are owned by any one or more of the Borrower and the Borrower’s other Wholly-Owned Subsidiaries at such time.

“Withholding Agent” means the Borrower and the Administrative Agent.

“Working Capital” means at any date, the excess of Current Assets on such date over Current Liabilities on such date.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2.           Computation of Time Periods, Etc.

All time references in this Agreement and the other Credit Documents shall be to New York, New York time unless otherwise indicated. For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

1.3.           Accounting Terms; Pro Forma Calculations.

(a)                             Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the most recently delivered audited Consolidated financial statements of the Borrower, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein. Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)                             Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness of FASB ASC 842 shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with FASB ASC 842 (on a prospective or retroactive basis or otherwise) to be listed on the balance sheet in the financial statements.

(c)                             Pro Forma Computations. All pro forma computations required to be made hereunder giving effect to any acquisition or Disposition, or issuance, incurrence or assumption of Indebtedness, or other transaction shall in each case be calculated giving pro forma effect thereto (and, in the case of any pro forma computation made hereunder to determine whether such acquisition or Disposition, or issuance, incurrence or assumption of Indebtedness, or other transaction is permitted to be consummated hereunder, to any other such transaction consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation) as if such transaction had occurred on the first day of the period of four consecutive fiscal quarters ending with the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.1(a) or 5.1(b) (or, prior to the delivery of any such financial statements, ending with the last fiscal quarter included in the financial statements referred to in Section 3.1), and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Indebtedness. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Agreement applicable to such Indebtedness).

(d)                             Financial Tests. Notwithstanding anything to the contrary herein, financial ratios and tests, including the First Lien Net Leverage Ratio, Secured Net Leverage Ratio and Net Leverage Ratio and compliance with covenants determined by reference to Consolidated EBITDA (including any component definitions thereof) or Consolidated Net Tangible Assets, shall be calculated in the manner prescribed by this Section 1.3 (including with respect to calculations based on the most recent four quarter periods, based on the financial statements referenced in Section 1.3(c)); provided that notwithstanding anything to the contrary in this Section 1.3(d), (A) when calculating any such ratio or test for purposes of (i) the definition of “Applicable Percentage,” (ii) the definitions of “Asset Sale/Recovery Event Percentage” and “ECF Percentage” and (iii) Section 6.11 (other than for the purpose of determining pro forma compliance with Section 6.11), the events described in this Section 1.3 that occurred subsequent to the end of the applicable period shall not be given pro forma effect, and (B) when calculating any such ratio or test for purposes of the incurrence of Incremental Commitments, Incremental Loans, Incremental Equivalent Debt or other Indebtedness, (i) cash and Cash Equivalents resulting directly from the incurrence of any such Indebtedness shall be excluded from the pro forma calculation of any applicable ratio or test and (ii) all concurrently established Incremental Revolving Commitments shall be deemed to be fully drawn.

(e)                             Application of Multiple Relevant Provisions. With respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of the Credit Documents under a specific covenant that does not require compliance with a financial ratio or test (including a test based on the First Lien Net Leverage Ratio, Secured Net Leverage Ratio and/or the Net Leverage Ratio) (any such amounts, the “Fixed Amounts”) substantially concurrently with or otherwise in the same transaction or series of related transactions with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of the Loan Documents under the same covenant that requires compliance with a financial ratio or test (including the First Lien Net Leverage Ratio, Secured Net Leverage Ratio and/or the Net Leverage Ratio) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that (a) the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts in connection with such substantially concurrent incurrence within the same covenant (it being understood that any Fixed Amount available under any covenant that is reallocated or otherwise utilized under a different covenant shall, for the avoidance of doubt, also constitute a Fixed Amount under such different covenant to which the Fixed Amount was reallocated to or utilized under), and (b) except as provided in clause (a), pro forma effect shall be given to the entire transaction. In addition, for the avoidance of doubt, any Indebtedness (and associated Liens, subject to the applicable priorities required pursuant to the applicable Incurrence-Based Amounts), Investments, Restricted Payments, Restricted Debt Payments, Dispositions, liquidations, dissolutions, mergers, consolidations (or, in each case, any portion thereof) incurred or otherwise effected in reliance on Fixed Amounts shall be automatically and immediately reclassified at any time, unless the Borrower otherwise elects from time to time, as incurred under the applicable Incurrence-Based Amounts if the Borrower subsequently meets the applicable ratio for such Incurrence-Based Amounts on a pro forma basis (or would have met such ratio or test at the time such Fixed Amount was utilized).

1.4.           Exchange Rates; Currency Equivalents.

(a)                             The Administrative Agent shall determine the Spot Rates as of each Determination Date to be used for calculating the Dollar Amounts of Extensions of Credit and amounts outstanding hereunder denominated in Foreign Currencies. Such Spot Rates shall become effective as of such Determination Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Determination Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency for purposes of the Credit Documents shall be such Dollar Amount as so determined by the Administrative Agent.

(b)                             Wherever in this Agreement, in connection with any Extension of Credit, any conversion, continuation or prepayment of a Loan, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Extension of Credit or Loan is denominated in a Foreign Currency, such amount shall be the relevant Foreign Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Foreign Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent.

1.5.           Redenomination of Certain Foreign Currencies and Computation of Dollar Amounts.

(a)                             Each obligation of the Borrower to make a payment denominated in the National Currency Unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euros at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London or applicable offshore interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Extension of Credit in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Extension of Credit, at the end of the then current Interest Period.

(b)                             Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

1.6.           Execution of Documents.

Unless otherwise specified, all Credit Documents and all other certificates executed in connection therewith must be signed by an Authorized Officer.

1.7.           Rates.

The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to Daily Simple RFR, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 2.13(c), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Daily Simple RFR, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of a Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.8.           Divisions.

For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.9.           Limited Condition Transactions. In the event that the Borrower notifies the Administrative Agent in writing that any proposed acquisition or Investment is a Limited Condition Transaction and that the Borrower wishes to test the conditions to such acquisition or Investment and, if applicable and solely with respect to an acquisition, the Indebtedness that is to be used to finance such acquisition in accordance with this Section 1.9, then the following provisions shall apply (other than with respect to any Incremental Loans and/or Incremental Commitments pursuant to Section 2.22 provided in connection with such acquisition if specified otherwise by the Incremental Lenders’ Incremental Loans and/or Incremental Commitments, as applicable):

(a)                             any condition to such Limited Condition Transaction or, solely with respect to an acquisition, such Indebtedness that requires that no Default or Event of Default shall have occurred and be continuing at the time of such Limited Condition Transaction or the incurrence of such Indebtedness, shall be satisfied if (i) no Default or Event of Default shall have occurred and be continuing at the time of the execution (the “LCT Test Date”) of the definitive purchase agreement, merger agreement, or other agreement governing such Limited Condition Transaction (any such agreement, a “Limited Condition Transaction Agreement”) and (ii) no Bankruptcy Event or Payment Event of Default shall have occurred and be continuing both immediately before and immediately after giving effect to such Limited Condition Transaction and all other transactions in connection therewith (including the incurrence of such Indebtedness);

(b)                             any condition to such Limited Condition Transaction or such Indebtedness that the representations and warranties in this Agreement and the other Credit Documents shall be true and correct at the time of consummation of such Limited Condition Transaction or the incurrence of such Indebtedness shall be deemed satisfied if (i) all representations and warranties in this Agreement and the other Credit Documents are true and correct in all material respects (except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects) as of the LCT Test Date, or if such representation speaks as of an earlier date, as of such earlier date and (ii) as of the date of consummation of such Limited Condition Transaction, (A) the representations and warranties under the relevant definitive agreement governing such Limited Condition Transaction as are material to the lenders providing such Indebtedness (including, if applicable, the Lenders) shall be true and correct, but only to the extent that the Borrower or its applicable Subsidiary has the right to terminate its obligations under such agreement or otherwise decline to close such Limited Condition Transaction as a result of a breach of such representations and warranties or the failure of those representations and warranties to be true and correct and (B) certain of the representations and warranties in this Agreement and the other Loan Documents which are customary for similar “funds certain” financings and required by the lenders (including, if applicable, the Lenders) providing such Indebtedness shall be true and correct in all material respects (except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects);

(c)                             any financial ratio test or condition to be tested in connection with such Limited Condition Transaction and the availability of such Indebtedness will be tested as of the LCT Test Date, in each case after giving effect to the relevant Limited Condition Transaction and all other transactions in connection therewith (including the incurrence or assumption of any Indebtedness), on a pro forma basis where applicable, and, for the avoidance of doubt, (i) such ratios and baskets shall not be tested at the time of consummation of such Limited Condition Transaction and (ii) if any of such ratios are exceeded or conditions are not met following the LCT Test Date, but prior to the closing of such Limited Condition Transaction, as a result of fluctuations in such ratio or amount (including due to fluctuations in Consolidated EBITDA of the Borrower or the Person subject to such Limited Condition Transaction), at or prior to the consummation of the relevant transaction or action, such ratios will not be deemed to have been exceeded and such conditions will not be deemed unmet as a result of such fluctuations solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or taken; and

(d)                             except as provided in the next sentence, in connection with any subsequent calculation of any ratio or basket on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated and the date that the relevant Limited Condition Transaction Agreement is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated (i) on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have been consummated and (ii) assuming such Limited Condition Transaction and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have not been consummated. Notwithstanding the foregoing, any calculation of a ratio in connection with determining the Applicable Rate and determining whether or not the Borrower is in compliance with the financial covenants set forth in Section 6.11 shall, in each case be calculated assuming such Limited Condition Transaction and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have not been consummated.

The foregoing provisions shall apply with similar effect during the pendency of multiple Limited Condition Transactions such that each of the possible scenarios is separately tested.

SECTION 2
Credit Facilities

2.1.           Loans.

(a)                             Commitments and Loans. Subject to the terms and conditions hereof, (a) during the Revolving Commitment Period, each Revolving Lender severally agrees to make Revolving Loans in Dollars (the “Revolving Loans”) to the Borrower from time to time in the amount of such Lender’s Revolving Percentage of the Revolving Loans for the purposes hereinafter set forth; provided that (i) with regard to the Revolving Lenders collectively, the sum of the aggregate principal Dollar Amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not exceed the Aggregate Revolving Committed Amount, and (ii) with regard to each Revolving Lender individually, the sum of the aggregate principal Dollar Amount of such Revolving Lender’s Revolving Percentage of outstanding Revolving Loans plus such Lender’s Revolving Percentage of outstanding Swingline Loans plus such Lender’s Revolving Percentage of outstanding LOC Obligations shall not exceed such Lender’s Revolving Committed Amount, (b) each Initial Tranche A Term Lender severally agrees to make term loans in Dollars (the “Initial Tranche A Term Loans”) to the Borrower in a single draw on Closing Date in the amount of such Initial Tranche A Term Lender’s Initial Tranche A Term Commitment and (c) each Initial Tranche B Term Lender severally agrees to make term loans in Dollars (the “Initial Tranche B Term Loans”) to the Borrower in a single draw on Closing Date in the amount of such Initial Tranche B Term Lender’s Initial Tranche B Term Commitment. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed. Loans may consist of Alternate Base Rate Loans or SOFR Loans, or a combination thereof, as the Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof.

(b)                             Procedure for All Loan Borrowings.

(i)            Notice of Borrowing. The Borrower shall request a Loan borrowing (other than a Swingline Loan borrowing) by delivering a Notice of Borrowing (or telephone notice promptly confirmed in writing through a Notice of Borrowing) to the Administrative Agent not later than 11:00 A.M. (A) on the Business Day of the requested borrowing in the case of Alternate Base Rate Loans or (B) on the third RFR Business Day prior to the date of the requested borrowing in the case of SOFR Loans (or in the case of SOFR Loans to be made on the Closing Date, one RFR Business Day prior to the date of the requested borrowing). Each such Notice of Borrowing shall be irrevocable and shall specify (A) the Class of Loans, or a combination thereof, that is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed, and (D) whether the borrowing shall be comprised of Alternate Base Rate Loans, SOFR Loans or a combination thereof, and if SOFR Loans are requested, the Interest Period(s) therefor. If the Borrower shall fail to specify in any such Notice of Borrowing (1) an applicable Interest Period in the case of a SOFR Loan, then such notice shall be deemed to be a request for an Interest Period of one month, or (2) the Type of Loan requested, then such notice shall be deemed to be a request for an Alternate Base Rate Loan hereunder. The Administrative Agent shall give notice to each applicable Lender, promptly upon receipt of each Notice of Borrowing pursuant to this Section 2.1(b)(i) of the contents thereof and of each such Lender’s share of any borrowing to be made pursuant thereto.

(ii)            Minimum Amounts. Each Revolving Loan shall be in a minimum aggregate principal amount of (A) in the case of SOFR Loans, $2,000,000 and integral multiples of $1,000,000 in excess thereof (or the remaining Aggregate Revolving Committed Amount, if less) and (B) in the case of Alternate Base Rate Loans, $1,000,000 and integral multiples of $500,000 in excess thereof (or the remaining Aggregate Revolving Committed Amount, if less).

(iii)            Advances. Each Lender will make its Revolving Percentage of each Revolving Loan borrowing available and each Term Loan Lender will make its Term Loan in the amount of its Term Loan Commitments available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in Section 10.2, or at such office as the Administrative Agent may designate in writing, by 1:00 P.M. on the date specified in the applicable Notice of Borrowing in Dollars and in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent by crediting the account designated by the Borrower with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

(c)                             Repayment and Amortization of Loans.

(i)            The principal amount of all Revolving Loans shall be due and payable in full on the Maturity Date.

(ii)            The Initial Tranche A Term Loan of each Initial Tranche A Term Lender shall be payable in equal consecutive quarterly installments on the last Business Day of each March, June, September and December, commencing on the last Business Day of the first full fiscal quarter of the Borrower ending after the Closing Date, in an amount equal to (A) commencing with the first full fiscal quarter ending after the Closing Date through the fourth full fiscal quarter ending after the Closing Date, 0.625%, (B) commencing with the fifth full fiscal quarter ending after the Closing Date through the twelfth full fiscal quarter ending after the Closing Date, 1.25%, (C) commencing with the thirteenth full fiscal quarter ending after the Closing Date through the sixteenth full fiscal quarter ending after the Closing Date, 1.875% and (D) commencing with the seventeenth full fiscal quarter ending after the Closing Date through the last full fiscal quarter ending prior to the Maturity Date, 2.5%, in each case, of the stated principal amount of the Initial Tranche A Term Loans funded on the Closing Date (which installments shall, to the extent applicable, be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.11(a), and/or be increased as a result of any increase in the amount of Initial Tranche A Term Loans pursuant to Term Loan Increases (such increased amortization payments to be calculated in the same manner (and on the same basis) as the amortization payments for the Initial Tranche A Term Loans outstanding as of the Closing Date)), with the remaining balance thereof payable on the Maturity Date applicable to the Initial Tranche A Term Loans.

(iii)            The Initial Tranche B Term Loan of each Initial Tranche B Term Lender shall be payable in equal consecutive quarterly installments on the last Business Day of each March, June, September and December, commencing on the last Business Day of the first full fiscal quarter ending after the Closing Date, in an amount equal to one quarter of one percent (0.25%) of the stated principal amount of the Initial Tranche B Term Loans funded on the Closing Date (which installments shall, to the extent applicable, be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.11(a), or be increased as a result of any increase in the amount of Initial Tranche B Term Loans pursuant to Term Loan Increases (such increased amortization payments to be calculated in the same manner (and on the same basis) as the amortization payments for the Initial Tranche B Term Loans made as of the Closing Date)), with the remaining balance thereof payable on the Maturity Date applicable to the Initial Tranche B Term Loans.

(d)                             Interest. Subject to the provisions of Section 2.5:

(i)            Alternate Base Rate Loans. During such periods as Loans shall be comprised in whole or in part of Alternate Base Rate Loans, such Alternate Base Rate Loans shall bear interest at a per annum rate equal to the Alternate Base Rate plus the Applicable Percentage;

(ii)            SOFR Loans. During such periods as Loans shall be comprised in whole or in part of SOFR Loans, such SOFR Loans shall bear interest at a per annum rate equal to Term SOFR plus the Applicable Percentage.

Interest on Loans shall be payable in arrears on each applicable Interest Payment Date (or at such other times as may be specified herein).

(e)                             Notes. Each Loan shall be further evidenced by a duly executed Note in favor of each Lender in the form of (i) Exhibit 2.1(e)(i) attached hereto in the case of any Revolving Loan, (ii) Exhibit 2.1(e)(ii) attached hereto in the case of any Initial Tranche A Term Loan and (ii) Exhibit 2.1(e)(iii) attached hereto in the case of any Initial Tranche B Term Loan, in each case, to the extent requested by such Lender.

2.2.           Swingline Loan Subfacility.

(a)                             Swingline Commitment. During the Revolving Commitment Period, subject to the terms and conditions hereof, the Swingline Lender, in its individual capacity, agrees to make certain revolving credit loans in Dollars and in Foreign Currencies to the Borrower (each a “Swingline Loan” and, collectively, the “Swingline Loans”) for the purposes hereinafter set forth; provided however, (i) the aggregate Dollar Amount of Swingline Loans (determined as of the most recent Determination Date) outstanding at any time shall not exceed FIFTY MILLION DOLLARS ($50,000,000) (the “Swingline Committed Amount”), and (ii) the sum of the aggregate Dollar Amount (determined as of the most recent Determination Date) of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not exceed the Aggregate Revolving Committed Amount. Swingline Loans hereunder may be repaid and reborrowed in accordance with the provisions hereof. Notwithstanding anything to the contrary contained herein, the Swingline Lender shall not at any time be obligated to make any Swingline Loan hereunder if any Revolving Lender is at such time a Defaulting Lender, unless the Swingline Lender has entered into arrangements satisfactory to the Swingline Lender with the Borrower or such Revolving Lender to eliminate the Swingline Lender’s risk with respect to such Revolving Lender’s obligations in respect of its Swingline Commitment.

(b)                             Swingline Loan Borrowings.

(i)            Notice of Borrowing and Disbursement. Upon receiving a Notice of Borrowing from the Borrower (A) not later than 12:00 noon on any Business Day requesting that a Swingline Loan be made in Dollars, the Swingline Lender will make a Swingline Loan which is denominated in Dollars available to the Borrower on the same Business Day and (B) not later than 10:00 A.M. (London, England time) two RFR Business Days prior to the date that a Swingline Loan is requested to be made in a Foreign Currency, the Swingline Lender will make a Swingline Loan which is denominated in the requested Foreign Currency available to such Borrower on such date. Swingline Loan borrowings hereunder shall be made in minimum amounts of $100,000 and in integral amounts of $100,000 in excess thereof.

(ii)            Repayment of Swingline Loans. Each Swingline Loan borrowing shall be due and payable on the Maturity Date. The Swingline Lender may, at any time, in its sole discretion, by written notice to the Borrower and the Administrative Agent, demand repayment of its Swingline Loans by way of a Revolving Loan borrowing, in which case the Borrower shall be deemed to have requested a Revolving Loan borrowing comprised entirely of Alternate Base Rate Loans in the Dollar Amount of such Swingline Loans (each such Revolving Loan borrowing made on account of any such deemed request therefor as provided herein being hereinafter referred to as a “Mandatory Borrowing”); provided, however, that, in the following circumstances, any such demand shall also be deemed to have been given one Business Day prior to each of (A) the Maturity Date, (B) the occurrence of a Bankruptcy Event, (C) upon acceleration of the Obligations hereunder, whether on account of a Bankruptcy Event or any other Event of Default and (D) the exercise of remedies in accordance with the provisions of Section 7.2 hereof; and provided, further, that, notwithstanding the foregoing to the contrary, in the case of Swingline Loans denominated in Foreign Currencies, the Swingline Lender shall be entitled to demand such repayment only upon (l) the Maturity Date, (2) the occurrence of any Event of Default, (3) acceleration of the Obligations hereunder and (4) the exercise of remedies in accordance with the provisions of Section 7.2 hereof. Each Revolving Lender hereby irrevocably agrees to make such Revolving Loans promptly upon any such request or deemed request on account of each Mandatory Borrowing in the Dollar Amount and in the manner specified in the preceding sentence and on the same such date notwithstanding (I) that the amount of the Mandatory Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (II) whether any conditions specified in Section 4.2 are then satisfied, (Ill) whether a Default or an Event of Default then exists, (IV) failure of any such request or deemed request for Revolving Loans to be made by the time otherwise required in Section 2.1(b)(i), (V) the date of such Mandatory Borrowing, or (VI) any reduction in the Revolving Committed Amount or termination of the Revolving Commitments immediately prior to such Mandatory Borrowing or contemporaneously therewith. If any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower), then the outstanding Swingline Loans denominated in Foreign Currencies shall be automatically converted on such date to Swingline Loans in Dollars in an amount equal to the Dollar Amount thereof as of such date and each Revolving Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause each such Revolving Lender to share in such Swingline Loans ratably based upon its respective Revolving Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2), provided that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is purchased, and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Revolving Lender shall be required to pay to the Swingline Lender interest on the principal Dollar Amount of such participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate equal to, if paid within two (2) Business Days of the date of the Mandatory Borrowing, the Overnight Rate, and thereafter at a rate equal to the Alternate Base Rate.

(c)                             Interest on Swingline Loans. Subject to the provisions of Section 2.6, Swingline Loans that are denominated in (i) Dollars shall bear interest at a per annum rate equal to the Alternate Base Rate plus the Applicable Percentage for Revolving Loans that are Alternate Base Rate Loans and (ii) Foreign Currencies shall bear interest at Daily Simple RFR plus the Applicable Percentage for Swingline Loans that are Daily Simple RFR Loans. Interest on Swingline Loans shall be payable in arrears on each Interest Payment Date.

(d)                             Foreign Currency Loan Extension/Continuations. The Interest Period for any Foreign Currency Loan may be extended or continued for an additional Interest Period of one month or three months (and successive Interest Periods of one month or three months after the expiration of any such Interest Period). Any such Foreign Currency Loan may be extended or continued only if the conditions in Section 4.2 have been satisfied, shall be subject to the terms of the definition of “Interest Period” set forth in Section 1.1 and shall be in such minimum amounts as provided in Section 2.2(b)(i). Each extension or continuation shall be effected by the Borrower by giving a Notice of Extension/Conversion (or telephone notice promptly confirmed in writing) to the Administrative Agent prior to 10:00 A.M. (London, England time) two Business Days prior to the last day of the current Interest Period for the applicable Foreign Currency Loan, specifying (i) the date of the proposed extension or continuation, (ii) the applicable Foreign Currency Loan for which the Interest Period is to be so extended or continued, and (iii) the new Interest Period with respect thereto. Each request for extension or continuation shall be irrevocable and shall constitute a representation and warranty by the Borrower of the matters specified in Section 4.2. If the Borrower fails to request an extension or continuation of any Interest Period for a Foreign Currency Loan in accordance with this Section 2.2 or any such extension or continuation is not permitted or required by this Section 2.2 then the Interest Period for such Foreign Currency Loan shall be automatically continued as a one month Interest Period at the end of the Interest Period then applicable thereto.

(e)                             Swingline Note. The Swingline Loans shall be evidenced by a duly executed promissory note of the Borrower to the Swingline Lender in the original amount of the Swingline Committed Amount and substantially in the form of Exhibit 2.2(e).

(f)                             Cash Collateral. At any point in time in which any Revolving Lender is a Defaulting Lender, the Swingline Lender may, to the extent permitted under the terms of Section 2.20, require the Borrower to Cash Collateralize the outstanding Swingline Loans in accordance with Section 2.20.

2.3.           Letter of Credit Subfacility.

(a)                             Issuance. Subject to the terms and conditions hereof and of the LOC Documents, if any, and any other terms and conditions which the applicable Issuing Lender may reasonably require, during the Revolving Commitment Period the Issuing Lenders shall issue, and the Revolving Lenders shall participate in, Letters of Credit for the account of the Borrower from time to time upon request in a form reasonably acceptable to the applicable Issuing Lender; provided, however, that (i) the aggregate amount of LOC Obligations shall not at any time exceed ONE HUNDRED AND TWENTY-FIVE MILLION DOLLARS ($125,000,000) (the “LOC Committed Amount”), (ii) the sum of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not at any time exceed the Aggregate Revolving Committed Amount, (iii) all Letters of Credit shall be denominated in U.S. Dollars and (iv) Letters of Credit shall be issued for lawful corporate purposes and may be issued as standby letters of credit, including in connection with workers’ compensation and other insurance programs, commercial letters of credit and trade letters of credit. Except as otherwise expressly agreed upon by all the Revolving Lenders, no Letter of Credit shall have an original expiry date more than twelve (12) months from the date of issuance; provided, however, so long as no Default or Event of Default has occurred and is continuing and subject to the other terms and conditions to the issuance of Letters of Credit hereunder, the expiry dates of Letters of Credit may be extended annually or periodically from time to time on the request of the Borrower or by operation of the terms of the applicable Letter of Credit to a date not more than twelve (12) months from the date of extension (each, an “Auto Extension Letter of Credit”); provided, further, that no Letter of Credit, as originally issued or as extended, shall have an expiry date extending beyond the date which is three (3) Business Days prior to the Maturity Date. Each Letter of Credit shall comply with the related LOC Documents. The issuance and expiry date of each Letter of Credit shall be a Business Day. Any Letters of Credit issued hereunder shall be in a minimum original face amount of $50,000 or such lesser amount as the applicable Issuing Lender may agree. The Issuing Lenders shall be under no obligation to issue any Letter of Credit if (a) any Revolving Lender is at such time a Defaulting Lender, unless such Issuing Lender has entered into arrangements satisfactory to such Issuing Lender with the Borrower or such Revolving Lender to eliminate such Issuing Lender’s risk with respect to such Revolving Lender’s LOC Obligations, (b) the issuance of such Letter of Credit would result in the aggregate LOC Obligations relating to Letters of Credit issued by such Issuing Lender exceeding such Issuing Lender’s Issuing Lender Sublimit, (c) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing the Letter of Credit, or any law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or written request that the Issuing Lender refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Issuing Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it, (d) the issuance of the Letter of Credit would violate one or more written policies of the Issuing Lender applicable to letters of credit generally or (e) the beneficiary of such Letter of Credit is a Sanctioned Person.

To the extent any Borrower requests an Auto-Extension Letter of Credit in any applicable Letter of Credit Application, such Auto-Extension Letter of Credit must permit the Issuing Lender to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Lender, the Borrower shall not be required to make a specific request to the Issuing Lender for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the Issuing Lender to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit expiration date; provided, however, that the Issuing Lender shall not permit any such extension if (A) the Issuing Lender has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.3(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions specified in Section 4.2 is not then satisfied, and in each such case directing the Issuing Lender not to permit such extension.

(b)                             Notice and Reports. The request for the issuance of a Letter of Credit shall be submitted to the applicable Issuing Lender at least three (3) Business Days prior to the requested date of issuance. The applicable Issuing Lender will promptly upon request provide to the Administrative Agent for dissemination to the Revolving Lenders a detailed report specifying the Letters of Credit which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of any prior report, and including therein, among other things, the account party, the beneficiary, the face amount, expiry date as well as any payments or expirations which may have occurred. The applicable Issuing Lender will further provide to the Administrative Agent promptly upon request copies of the Letters of Credit. The applicable Issuing Lender will provide to the Administrative Agent promptly upon request a summary report of the nature and extent of LOC Obligations then outstanding.

(c)                             Participations. Each Revolving Lender upon issuance of a Letter of Credit shall be deemed to have purchased without recourse a risk participation from the applicable Issuing Lender in such Letter of Credit and the obligations arising thereunder and any collateral relating thereto, if any, in each case in an amount equal to its LOC Commitment Percentage of the obligations under such Letter of Credit and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the applicable Issuing Lender therefor and discharge when due, its LOC Commitment Percentage of the obligations arising under such Letter of Credit. Without limiting the scope and nature of each Revolving Lender’s participation in any Letter of Credit, to the extent that the applicable Issuing Lender has not been reimbursed as required hereunder or under any LOC Document, each such Revolving Lender shall pay to such Issuing Lender its LOC Commitment Percentage of such unreimbursed drawing in same day funds on the day of notification by such Issuing Lender of an unreimbursed drawing pursuant to the provisions of subsection (d) hereof. The obligation of each Revolving Lender to so reimburse the applicable Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the applicable Issuing Lender under any Letter of Credit, together with interest as hereinafter provided.

(d)                             Reimbursement. Upon any drawing under any Letter of Credit, the applicable Issuing Lender will promptly notify the Borrower and the Administrative Agent. The Borrower shall reimburse the applicable Issuing Lender (with the proceeds of a Revolving Loan obtained hereunder or otherwise) in same day funds as provided herein or in the LOC Documents on the Business Day next succeeding the day such notice is received by the Borrower from the applicable Issuing Lender (the “LC Due Date”). The unreimbursed amount of each drawing shall bear interest at a per annum rate equal to the Alternate Base Rate plus the Applicable Percentage; provided, however, such rate shall be increased by two percent (2%) during each day that such reimbursement obligation is past due. Unless the Borrower shall notify the applicable Issuing Lender and the Administrative Agent by the LC Due Date of its intent to otherwise reimburse such Issuing Lender, the Borrower shall be deemed to have requested a Revolving Loan in the amount of the drawing as provided in subsection (e) hereof, the proceeds of which will be used to satisfy the reimbursement obligations. Such reimbursement obligations shall be deemed to be paid upon the making of any such Revolving Loan. The Borrower’s reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of set-off, counterclaim or defense to payment the Borrower may claim or have against the applicable Issuing Lender, the Administrative Agent, the Revolving Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation any defense based on any failure of the Borrower to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit. The Issuing Lenders will promptly notify the Revolving Lenders of the amount of any unreimbursed drawing and each Revolving Lender shall promptly pay to the Administrative Agent for the account of such Issuing Lender in Dollars and in immediately available funds, the amount of such Revolving Lender’s LOC Commitment Percentage of such unreimbursed drawing. Such payment shall be made on the day such notice is received by such Revolving Lender from the applicable Issuing Lender if such notice is received at or before 2:00 P.M., otherwise such payment shall be made at or before 12:00 noon on the Business Day next succeeding the day such notice is received. If such Revolving Lender does not pay such amount to the applicable Issuing Lender in full upon such request, such Revolving Lender shall, on demand, pay to the Administrative Agent for the account of the applicable Issuing Lender interest on the unpaid amount during the period from the date of such drawing until such Revolving Lender pays such amount to such Issuing Lender in full at a rate per annum equal to, if paid within two (2) Business Days of the date of drawing, the Overnight Rate and thereafter at a rate equal to the Alternate Base Rate. Each Revolving Lender’s obligation to make such payment to the applicable Issuing Lender, and the right of such Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the Obligations hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)                             Repayment with Loans. On any day on which the Borrower shall have requested, or been deemed to have requested a Revolving Loan to reimburse a drawing under a Letter of Credit, the Administrative Agent shall give notice to the Revolving Lenders that a Revolving Loan has been requested or deemed requested in connection with a drawing under a Letter of Credit, in which case a Revolving Loan borrowing comprised entirely of Alternate Base Rate Loans (each such borrowing, a “Mandatory Borrowing”) shall be immediately made (without giving effect to any termination of the Commitments pursuant to Section 7.2) pro rata based on each Revolving Lender’s respective Revolving Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2) and the proceeds thereof shall be paid directly to the applicable Issuing Lender for application to the respective LOC Obligations. Each Revolving Lender hereby irrevocably agrees to make such Revolving Loans immediately upon any such request or deemed request on account of each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the same such date notwithstanding (i) the amount of Mandatory Borrowing may not comply with the minimum amount for borrowings of Loans otherwise required hereunder, (ii) whether any conditions specified in Section 4.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure for any such request or deemed request for a Revolving Loan to be made by the time otherwise required in Section 2.1(b)(i), (v) the date of such Mandatory Borrowing, or (vi) any reduction in the Aggregate Revolving Committed Amount after any such Letter of Credit may have been drawn upon. If any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code), then each such Revolving Lender hereby agrees that it shall forthwith fund (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) its Participation Interests in the LOC Obligations; provided, further, that if any Revolving Lender shall fail to fund its Participation Interest on the day the Mandatory Borrowing would otherwise have occurred, then the amount of such Revolving Lender’s unfunded Participation Interest therein shall bear interest payable by such Revolving Lender to the applicable Issuing Lender upon demand, at the rate equal to, if paid within two (2) Business Days of such date, the Overnight Rate, and thereafter at a rate equal to the Alternate Base Rate.

(f)                             Modification, Extension. The issuance of any supplement, modification, amendment, renewal, or extension to any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

(g)                             Additional Issuing Lenders. The Borrower may, at any time and from time to time, with the consent of the Administrative Agent, designate as additional Issuing Lenders one or more Revolving Lenders that agree to serve in such capacity as provided below. The acceptance by a Revolving Lender of an appointment as an Issuing Lender hereunder shall be evidenced by a written agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent, executed by the Borrower, the Administrative Agent and such designated Revolving Lender and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of an Issuing Lender under this Agreement and (ii) references herein to the term “Issuing Lender” shall be deemed to include such Revolving Lender in its capacity as an issuer of Letters of Credit hereunder.

(h)                             Letter of Credit Governing Law. Unless otherwise expressly agreed by the applicable Issuing Lender and the Borrower when a Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.

(i)                             Cash Collateral. At any point in time in which there is a Defaulting Lender, the Issuing Lenders, to the extent permitted under the terms of Section 2.20, may require the Borrower to cash collateralize the LOC Obligations in accordance with Section 2.20.

2.4.           Provisions Related to Extended Revolving Commitments.

During the period of five (5) Business Days ending on the Maturity Date of any Class of Revolving Commitments (an “Expiring Class”), the Borrower will not permit the sum of (i) the Revolving Loans of all Classes maturing after the Maturity Date of such Expiring Class plus (ii) the aggregate amount of the LOC Obligations that has not been cash collateralized to exceed the aggregate amount of the Revolving Commitments expiring after such Maturity Date. If the Borrower fails to comply with its obligations pursuant to the foregoing sentence, the Administrative Agent may, at any time, require that Lenders with Revolving Commitments of the Expiring Class fund Revolving Loans under their Revolving Commitments in an amount necessary to cash collateralize the portion of the LC Obligations with respect to Letters of Credit expiring after the Maturity Date of the Expiring Class that is necessary to cause the Borrower’s obligations under the first sentence of this paragraph to be complied with, and, upon any such Lender of the Expiring Class funding its Revolving Loan as provided above, such Lender’s risk participation in such LC Obligations shall be reduced by the amount of its Revolving Loan so funded; provided that the Revolving Lenders’ obligation under this paragraph shall not be subject to the conditions set forth in Section 4.2.

(a)                             Conflict with Issuing Lender Documents. In the event of any conflict between the terms hereof and the terms of any Issuing Lender document, the terms hereof shall control.

2.5.           Default Rate.

Upon the occurrence and during the continuance of a (a) Bankruptcy Event or a Payment Event of Default, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall automatically bear interest at a rate per annum which is equal to the Default Rate and (b) any other Event of Default hereunder, at the option of the Required Lenders, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall automatically bear interest, at a per annum rate which is equal to the Default Rate, in each case from the date of such Event of Default until such Event of Default is waived in accordance with Section 10.1. Any default interest owing under this Section shall be due and payable on the earlier to occur of (x) demand by the Administrative Agent (which demand the Administrative Agent shall make if directed by the Required Lenders) and (y) the Maturity Date.

2.6.           Extension and Conversion.

The Borrower shall have the option, on any Business Day, to extend existing Loans into a subsequent permissible Interest Period or to convert Loans into Loans of another Type; provided, however, that (a) except as expressly provided otherwise in this Agreement, SOFR Loans may be converted into Alternate Base Rate Loans only on the last day of the Interest Period applicable thereto, (b) SOFR Loans may be extended, and Alternate Base Rate Loans may be converted into SOFR Loans, only if the conditions in Section 4.2 have been satisfied and (c) Loans extended as, or converted into, SOFR Loans shall be subject to the terms of the definition of “Interest Period” set forth in Section 1.1 and shall be in a minimum aggregate principal amount of $2,000,000 and integral multiples of $1,000,000 in excess thereof (or the entire remaining amount of outstanding Loans, if less). Any request for extension or conversion of a SOFR Loan which shall fail to specify an Interest Period shall be deemed to be a request for an Interest Period of one month. Each such extension or conversion shall be effected by the Borrower by giving a Notice of Extension/Conversion (or telephone notice promptly confirmed in writing through delivery of a Notice of Extension/Conversion) to the Administrative Agent prior to 11:00 A.M. on the Business Day of, in the case of the conversion of a SOFR Loan into an Alternate Base Rate Loan, and on the third RFR Business Day prior to, in the case of the extension of a SOFR Loan as, or conversion of an Alternate Base Rate Loan into, a SOFR Loan, the date of the proposed extension or conversion, specifying (i) the date of the proposed extension or conversion, (ii) the Loans to be so extended or converted, (iii) the Types of Loans into which such Loans are to be converted and (iv) if applicable, the applicable Interest Periods with respect thereto. Each request for extension or conversion shall be irrevocable and shall constitute a representation and warranty by the Borrower of the matters specified in Section 4.2. If the Borrower fails to request extension or conversion of any SOFR Loan in accordance with this Section, or any such conversion or extension is not permitted or required by this Section, then such SOFR Loan shall be converted to an Alternate Base Rate Loan at the end of the Interest Period applicable thereto. The Administrative Agent shall give each Lender notice as promptly as practicable of any such proposed extension or conversion affecting any Loan.

2.7.           Prepayments.

(a)                             Voluntary Repayments.

(i)            Loans may be repaid in whole or in part without premium or penalty (except as provided in Sections 2.7(a)(ii) and 2.16); provided that (i) RFR Loans denominated in Dollars may be repaid only upon three (3) RFR Business Days’ prior written notice to the Administrative Agent, Swingline Loans denominated in a Foreign Currency may be repaid only upon five (5) RFR Business Days’ prior written notice to the Administrative Agent and Alternate Base Rate Loans may be repaid only upon at least one (1) Business Day’s prior written notice to the Administrative Agent, (ii) repayments of RFR Loans must be accompanied by payment of any amounts owing under Section 2.16 and (iii) partial repayments of RFR Loans shall be in minimum principal amount of $2,000,000, and in integral multiples of $1,000,000 in excess thereof (or, if less, the remaining amount thereof) and partial repayments of Alternate Base Rate Loans shall be in minimum principal amount of $1,000,000, and in integral multiples of $500,000 in excess thereof (or, if less, the remaining amount thereof).

(ii)            In the event that the Borrower (i) makes any prepayment of Initial Tranche B Term Loans in connection with any Repricing Transaction or (ii) effects any amendment of this Agreement resulting in a Repricing Transaction with respect to Initial Tranche B Term Loans, in each case prior to the six (6) month anniversary of the Closing Date, the Borrower shall pay a premium in an amount equal to 1.00% of (A) in the case of clause (i), the amount of the Initial Tranche B Term Loans being prepaid or (B) in the case of clause (ii), the aggregate amount of the applicable Initial Tranche B Term Loans outstanding immediately prior to (and subject to) such amendment, in each case to the Administrative Agent, for the ratable account of each of the Initial Tranche B Term Lenders.

(b)                             Mandatory Prepayments. After giving effect to the funding of the Initial Term Loans on the Closing Date:

(i)            If at any time, the aggregate principal Dollar Amount (determined, with respect to Foreign Currency Loans, as of the most recent Determination Date) of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall exceed the Aggregate Revolving Committed Amount, the Borrower shall immediately make payment on the Loans in an amount sufficient to eliminate the deficiency; provided, however, that, notwithstanding the foregoing to the contrary, if the amount of such excess has been incurred as a result of exchange rate fluctuations in the Dollar Amount of the Swingline Loans denominated in Foreign Currencies and such excess is not greater than ten percent (10%) of the Swingline Committed Amount, then the Borrower shall not be required to repay such excess until thirty (30) days after the incurrence of such excess, and then only to the extent, if any, of such excess on the date such payment is due.

(ii)            If any Indebtedness shall be incurred by any Credit Party or any of its Subsidiaries (excluding any Indebtedness permitted in accordance with Section 6.1), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such incurrence toward the prepayment of the Term Loans as set forth in Section 2.7(d).

(iii)            If on any date any Credit Party or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event in excess of the greater of (x) $65,000,000 and (y) 10% of Consolidated EBITDA in the aggregate for all such transactions, the applicable Asset Sale/Recovery Event Percentage of such Net Cash Proceeds shall be applied within five (5) Business Days after such date, toward the prepayment of Term Loans in an amount equal to such Net Cash Proceeds as set forth in Section 2.7(d); provided, that, notwithstanding the foregoing, the Borrower may reinvest the Net Cash Proceeds in assets used in or useful to the business (which such reinvestment, for the avoidance of doubt, may be in the form of capital expenditures) of any Credit Party or any of its Subsidiaries within (i) 12 months following the receipt of such Net Cash Proceeds or (ii) 18 months following the receipt of such Net Cash Proceeds in the event that any Credit Party or any of its Subsidiaries shall have entered into a binding commitment within 12 months following the receipt of such Net Cash Proceeds to reinvest such Net Cash Proceeds in the business of any Credit Party or any of its Subsidiaries (it being understood that if any portion of such Net Cash Proceeds are no longer intended to be reinvested or are not reinvested within such 12- or 18-month period, as applicable, such Net Cash Proceeds shall be applied on the fifth (5) Business Day after the Borrower reasonably determines that such Net Cash Proceeds are no longer intended to be or are not reinvested within such 12- or 18-month period, as applicable, toward the prepayment of the Terms Loans as set forth in Section 2.7(d) (it being understood and agreed that pending the reinvestment of such Net Cash Proceeds, such Net Cash Proceeds shall be held by the Borrower or its applicable Subsidiary and available for use for any purpose not expressly prohibited by this Agreement, and for general working capital purposes)); provided further that, notwithstanding the foregoing, such Net Cash Proceeds may be applied towards the prepayment or purchase of Pari Passu Secured Indebtedness to the extent the documentation governing such Indebtedness requires such a prepayment or purchase with Net Cash Proceeds from any Asset Sale or Recovery Event, in each case in an amount not to exceed the product of (x) the amount of such Net Cash Proceeds and (y) a fraction, the numerator of which is the outstanding principal amount of such other Indebtedness and the denominator of which is the aggregate outstanding principal amount of Term Loans and all such other Indebtedness (provided that, in the event that the Borrower or its applicable Subsidiary makes an offer to the holders of such Pari Passu Secured Indebtedness to prepay or purchase such Pari Passu Secured Indebtedness in an amount permitted under this Section 2.7(b)(iii), to the extent that such offer is declined by holders of such Pari Passu Secured Indebtedness (the declined amount, the “Other Debt Declined Amount”) and the Borrower has not reinvested such Net Cash Proceeds as contemplated by this Section 2.7(b)(iii), the Borrower shall be required to prepay Term Loans in an amount equal to such Other Debt Declined Amount as if the Other Debt Declined Amount were Net Cash Proceeds received on the final date by which such declining holders were required to give notice of their Other Debt Declined Amount); provided that, notwithstanding the foregoing, if such Net Cash Proceeds are received on account of the sale or other Disposition of any Property or assets having a fair market value, for any individual sale or series of related sales, of less than $5,000,000, no prepayment shall be required in respect of such Net Cash Proceeds.

(iv)            If, for any Excess Cash Flow Period, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply toward the prepayment of the Term Loans as set forth in Section 2.7(d) an amount (the “ECF Prepayment Amount”) equal to the excess of (x) the ECF Percentage of such Excess Cash Flow (this clause (x), the “ECF Base Prepayment Amount”) minus (y) at the option of the Borrower, to the extent occurring during such Excess Cash Flow Period (or occurring after such Excess Cash Flow Period and prior to the date of the applicable Excess Cash Flow payment), and without duplication (including duplication of any amounts deducted in any prior Excess Cash Flow Period), the following (collectively, the “ECF Deductions”):

(A)            solely to the extent not funded with the proceeds of long-term Indebtedness, the aggregate amount of all optional prepayments of Term Loans made during such Excess Cash Flow Period;

(B)            the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures (excluding the principal amount of Indebtedness (other than Revolving Loans or any other extensions of credit under any other revolving credit or similar facility) incurred in connection with such expenditures and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount or the proceeds of any issuance of Equity Interests of the Borrower);

(C)            the aggregate amount of all voluntary prepayments of Consolidated Funded Indebtedness (other than (A) the Term Loans, (B) Revolving Loans, (C) any other revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereof and (D) other Pari Passu Secured Indebtedness) of the Borrower and its Subsidiaries made during such fiscal year (excluding any such prepayments financed with the proceeds of any issuance of Equity Interests of the Borrower or the issuance of any Indebtedness (other than Revolving Loans or any other extensions of credit under any other revolving credit or similar facility));

(D)            the aggregate amount of cash consideration paid by the Borrower and its Subsidiaries during such fiscal year to make acquisitions and other investments permitted by Section 6.5 (excluding any such acquisitions or other investments (1) financed with the proceeds of any Reinvestment Deferred Amount, the Available Amount or the proceeds of any issuance of Equity Interests of the Borrower or the issuance of any Indebtedness (other than Revolving Loans or any other extensions of credit under any other revolving credit or similar facility) or (2) that constitute intercompany investments);

(E)            the aggregate cash consideration (x) required to be paid by the Borrower and its Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions or other investments anticipated to be consummated that are permitted pursuant to Section 6.5 (other than any intercompany investments) and (y) expected to be paid in connection with planned Capital Expenditures of the Borrower and its Subsidiaries (the “Planned Expenditures”), in each case during the period of four consecutive fiscal quarters of the Borrower following the end of the applicable fiscal year for which Excess Cash Flow is being calculated (except to the extent financed with the proceeds of Indebtedness (other than Revolving Loans or any other extensions of credit under any other revolving credit or similar facility), any Reinvestment Deferred Amount, the proceeds of any issuance of Equity Interests of the Borrower or utilizing the Available Amount); provided that to the extent the aggregate amount of cash actually utilized to finance such Permitted Acquisitions, investments or Capital Expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration and the Planned Expenditures, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters; and

(F)            cash payments in respect of any Restricted Payment permitted by Section 6.9 and/or any Restricted Debt Payment permitted by Section 6.10.

Each such prepayment under this clause (b)(iv) shall be made on a date (an “Excess Cash Flow Application Date”) no later than five Business Days after the date on which the financial statements of the Borrower referred to in Section 5.1, for the Excess Cash Flow Period with respect to which such prepayment is made, are required to be delivered to the Lenders; provided that, notwithstanding the foregoing, the ECF Prepayment Amount may be applied towards the prepayment or purchase of Pari Passu Secured Indebtedness to the extent the documentation governing such Indebtedness requires such a prepayment or purchase with any portion of the ECF Prepayment Amount, in each case in an amount not to exceed the product of (x) the ECF Prepayment Amount and (y) a fraction, the numerator of which is the outstanding principal amount of such other Indebtedness and the denominator of which is the aggregate outstanding principal amount of Term Loans and all such other Indebtedness (provided that, in the event that the Borrower or its applicable Subsidiary makes an offer to the holders of such Pari Passu Secured Indebtedness to prepay or purchase such Pari Passu Secured Indebtedness in an amount permitted under this Section 2.7(b)(iv), to the extent that such offer is declined by holders of such Pari Passu Secured Indebtedness, the Borrower shall be required to prepay Term Loans in an amount equal to such Other Debt Declined Amount within five (5) Business Days of the final date by which such declining holders were required to give notice of their Other Debt Declined Amount). Notwithstanding the foregoing, (1) prepayments under this clause (b)(iv) shall only be required to the extent such prepayments would result in the payment of an amount greater than $50,000,000 in any fiscal year (and only amounts in excess of $50,000,000 shall be required to be prepaid in any fiscal year) and (2) to the extent the aggregate ECF Deductions for any Excess Cash Flow Period exceeds the Base ECF Prepayment Amount for such period, the Borrower may carry forward such excess as additional ECF Deductions to any subsequent Excess Cash Flow Period.

(v)            If the Borrower incurs or issues any Refinancing Loans or Replacement Term Loans, in each case resulting in Net Cash Proceeds (as opposed to such Refinancing Loans or Replacement Term Loans arising out of an exchange of any existing Loans for such Refinancing Loans or Replacement Term Loans), the Borrower shall cause to be prepaid an aggregate principal amount of the applicable Refinanced Debt or Replaced Term Loans, as applicable, in an amount equal to 100% of all Net Cash Proceeds received therefrom on or prior to the date which is five Business Days after the receipt by the Borrower of such Net Cash Proceeds; provided that prepayments pursuant to this Section 2.7(b)(v) in connection with a Repricing Transaction shall be accompanied by any fees payable with respect thereto pursuant to Section 2.7(a)(ii).

(c)                             Amounts to be applied in connection with prepayments made pursuant to this Section 2.7 shall be applied to the prepayment of the Term Loans in accordance with Sections 2.7(d) and Section 2.11(a). The application of any prepayment of pursuant to this Section 2.7 shall be made (i) in the case of a prepayment of Term Loans, first, to Alternate Base Rate Loans and, second, to Term SOFR Loans and (ii) in the case of a prepayment of Revolving Loans, first, to Alternate Base Rate Loans, then to Daily Simple RFR Loans, then to SOFR Loans in direct order of Interest Period maturities and second (after all Loans have been repaid), to a cash collateral account in respect of LOC Obligations. Each prepayment of the Term Loans under this Section 2.7 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid. Amounts repaid on the Swingline Loan and the Revolving Loans may be reborrowed in accordance with the provisions hereof.

(d)                             Each prepayment of Term Loans pursuant to Section 2.7(b) (A) shall be applied either (x) ratably between the Initial Tranche A Term Facility and the Initial Tranche B Term Facility and, if applicable, each other Class of Term Loans entitled to receive ratable application of prepayments hereunder or, solely with respect to prepayments pursuant to Section 2.7(b)(iii) and (iv), other Pari Passu Secured Indebtedness then outstanding entitled to receive ratable application or prepayments therefrom or (y) as requested by the Borrower in the notice delivered pursuant to clause (e) below, and to the extent permitted pursuant to clause (2) of the immediately following sentence below, to any Class or Classes of Term Loans with a Maturity Date preceding the Maturity Date of the other Classes of Term Loans then outstanding, (B) shall be applied, with respect to each such Class for which prepayments will be made, in a manner determined at the discretion of the Borrower in the applicable notice and, if not specified, in direct order of maturity to repayments thereof required pursuant to Section 2.1(c) and (C) shall be paid to the relevant Term Lenders in accordance with their respective Applicable Hold (or other applicable share provided by this Agreement) of each such Class of Term Loans, subject to clause (e) of this Section 2.7. Notwithstanding clause (A) above, (1) in the case of prepayments pursuant to Section 2.7(b)(v), such prepayment shall be applied in accordance with this clause (d) solely to the applicable Refinanced Debt or Replaced Term Loans and (2) any Incremental Amendment, Refinancing Amendment or Extension Amendment may provide (including on an optional basis as elected by the Borrower) for a less than ratable application of prepayments to any Class of Term Loans established thereunder.

(e)                             The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made by the Borrower pursuant to clauses (ii) through (v) of Section 2.7(b) at least two (2) Business Days prior to the date of such prepayment (or on the date such prepayment is owed if such prepayment is owed on the same date the prepayment event occurred). Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the aggregate amount of such prepayment to be made by the Borrower. The Administrative Agent will promptly notify each relevant Term Lender of the contents of the Borrower’s prepayment notice and of such relevant Term Lender’s Applicable Hold of the prepayment. Each Term Lender may reject all (but not less than all) of its Applicable Hold of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made (other than a prepayment required to be made pursuant to clause ((ii) or (v) of 2.7(b)) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m. one (1) Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. If a Term Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans. Any Declined Proceeds may be retained by the Borrower.

(f)                             Notwithstanding any other provisions of this Section 2.7, to the extent that any or all of the Net Cash Proceeds of any Asset Sale by a Foreign Subsidiary (a “Foreign Asset Sale”) or the Net Cash Proceeds of any Recovery Event from a Foreign Subsidiary (a “Foreign Recovery Event”), in each case giving rise to a prepayment event pursuant Section 2.7(b)(iii), or Excess Cash Flow generated by a Foreign Subsidiary (“Foreign Excess Cash Flow”) giving rise to a prepayment event pursuant to Section 2.7(b)(iv), (A) are prohibited, restricted or delayed by applicable local law from being repatriated to the United States or (B) to the extent that the Borrower has determined in good faith that repatriation of any or all of the Net Cash Proceeds of any Foreign Asset Sale, Foreign Recovery Event or Foreign Excess Cash Flow would have a material adverse tax consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Cash Proceeds or Excess Cash Flow, the Net Cash Proceeds or Excess Cash Flow (the circumstances described in clauses (A) and (B), a “Payment Block”), the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.7 but may be retained by the applicable Foreign Subsidiary so long, but only so long as, as the applicable Payment Block would not permit repatriation to the United States (the Borrower hereby agrees to use commercially reasonable efforts to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation and/or minimize any such adverse tax consequences), and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law or no longer subject to material adverse tax consequences, such repatriation will be immediately effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than five Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.7 to the extent provided herein may be retained by the applicable Foreign Subsidiary.

(g)                             Any repayment or prepayment made pursuant to this Section 2.7 shall not affect the Borrower’s obligation to continue to make payments under any Bank Product with a Bank Product Provider, which shall remain in full force and effect notwithstanding such repayment or prepayment, subject to the terms of such Bank Product.

(h)                             Notwithstanding anything to the contrary herein, the Borrower shall pay in cash, without premium or penalty, all accrued and unpaid interest on a Loan to the extent necessary, in the discretion of the Borrower, to avoid the interest deductibility limitations set forth in Section 163(e)(5) of the Code, if applicable, and the amount of such payment shall be treated for purposes of Section 163(i) of the Code as interest paid under the Loan.

2.8.           Termination and Reduction of Commitments

(a)                             Voluntary Reductions. The Commitments may be terminated or permanently reduced by the Borrower in whole or in part upon one (1) Business Day’s prior written notice to the Administrative Agent; provided that, (i) in the case of the Revolving Commitments, after giving effect to any voluntary reduction, the aggregate principal amount of Revolving Loans plus LOC Obligations outstanding shall not exceed the Aggregate Revolving Committed Amount, as reduced, and (ii) partial reductions shall be in minimum principal amounts of $3,000,000, and in integral multiples of $1,000,000 in excess thereof; provided further, that in the case of the Revolving Commitments, no such reduction or termination shall be permitted if after giving effect thereto, and to any prepayments of the Revolving Loans made on the effective date thereof, the sum of the then outstanding aggregate principal amount of the Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations would exceed the Aggregate Revolving Committed Amount.

(b)                             Mandatory Reduction and Termination.

(i)            Unless previously terminated, (i) the Revolving Commitment, the LOC Commitment and the Swingline Commitment shall automatically terminate on the earlier of (A) the occurrence of the Acquisition Termination Date prior to the Closing Date and (B) the Maturity Date, (ii) the Initial Term Commitments shall automatically terminate on the earlier of (A) the occurrence of the Acquisition Termination Date prior to the Closing Date and (B) the Closing Date after the funding of the Initial Term Loans on such date (without prejudice to any claim the Borrower may have against a Lender that shall have failed to fund the Initial Term Loans on such date).

(ii)            Notwithstanding anything to the contrary in the Bridge Commitment Letter, the parties hereto, which constitute all of the Commitment Parties (as defined Bridge Commitment Letter), agree that if the Senior Secured Notes Exchange is successful (defined as receipt of consents from holders holding at least 50.1% of the outstanding principal amount of the Existing Steelcase Notes), concurrently with the success of such exchange, (a) the commitments in respect of tranche B of the Bridge Facility shall be reduced in a principal amount equal to two-thirds of the aggregate principal amount of the Existing Steelcase Notes and the Initial Tranche A Term Commitments shall be reduced in a principal amount equal to one third of the aggregate principal amount of the Existing Steelcase Notes and (b) the Bridge Commitment Letter shall be deemed amended to provide the same.

2.9.           Fees.

(a)                             Commitment Fee. Subject to Section 2.21, in consideration of the Revolving Commitments, the Borrower agrees to pay to the Administrative Agent, for the ratable benefit of the Revolving Lenders, a commitment fee (the “Commitment Fee”) in an amount equal to the Applicable Percentage per annum for Commitment Fees on the average daily unused amount of the Aggregate Revolving Committed Amount during the Revolving Commitment Period. The Commitment Fee shall be calculated quarterly in arrears. For purposes of computation of the Commitment Fee, LOC Obligations shall be considered usage of the Revolving Committed Amount but Swingline Loans shall not be considered usage of the Revolving Committed Amount. The Commitment Fee shall be payable quarterly in arrears on the 15th day following the last day of each calendar quarter.

(b)                             Letter of Credit Fees. Subject to Section 2.21, in consideration of the LOC Commitments, the Borrower agrees to pay to the Administrative Agent, for the ratable benefit of the Revolving Lenders, a fee (the “Letter of Credit Fee”) equal to the Applicable Percentage for Revolving Loans that are SOFR Loans per annum on the average daily maximum amount available to be drawn under each Letter of Credit from the date of issuance to the date of expiration . The Letter of Credit Fee shall be payable quarterly in arrears on the 15th day following the last day of each calendar quarter, commencing on the first such date to occur after the Closing Date and on the date on which the Revolving Commitments terminate.

(c)                             Issuing Lender Fees. In addition to the Letter of Credit Fees payable pursuant to clause (b) above, the Borrower shall pay to the applicable Issuing Lender for its own account without sharing by the other Lenders (i) a fronting fee, which shall accrue at the rate of 0.125 % per annum on the daily maximum stated amount then available to be drawn under such Letter of Credit during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Obligations and (ii) the reasonable and customary charges from time to time of the applicable Issuing Lender with respect to the amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit (collectively, the “Issuing Lender Fees”).

(d)                             Administrative Agent’s Fee. The Borrower agrees to pay to the Administrative Agent the annual administrative agent fee as described in the Administrative Agent Fee Letter.

(e)                             Fee Letters. The Borrower agrees to pay the fees as described in the Joint Fee Letter and the Arranger Fee Letter to the applicable parties thereto.

2.10.        Computation of Interest and Fees.

(a)                             Interest payable hereunder with respect to Alternate Base Rate Loans based on the Prime Rate shall be calculated on the basis of a year of 365 days (or 366 days, as applicable) for the actual days elapsed. All other fees, interest and all other amounts payable hereunder shall be calculated on the basis of a 360 day year for the actual days elapsed, except that interest on Swingline Loans denominated in any Foreign Currency as to which market practice differs from the foregoing shall be computed in accordance with market practice for such Swingline Loans. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of Term SOFR on the RFR Business Day of the determination thereof. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate shall become effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change.

(b)                             Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the computations used by the Administrative Agent in determining any interest rate.

(c)                             In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

2.11.        Pro Rata Treatment and Payments.

(a)                             Each borrowing of Loans, any reduction of the Commitments and prepayment of Loans shall be made pro rata according to the respective Applicable Holds of the relevant Lenders. At any time that payments are not required to be applied in the manner required by Section 2.11(c), if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Disbursements, interest and fees then due hereunder not constituting (x) a specific payment of principal, interest, fees or other sum payable under the Credit Documents (which shall be applied as specified by the Borrower) or (y) a mandatory prepayment (which shall be applied in accordance with Section 2.7), each payment under this Agreement or any Credit Document shall be applied first, to pay any fees, indemnities, or expense reimbursements (other than those described in the next clause second), including amounts then due to the Administrative Agent and each Issuing Lender from the Borrower, second, to pay any fees, indemnities or expense reimbursements then due to the Lenders from the Borrower, third, to pay interest then due and payable on the Loans ratably, fourth, to prepay principal on the Loans and unreimbursed L/C Disbursements ratably, fifth, to pay an amount to the Administrative Agent equal to one hundred three percent (103%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid L/C Disbursements, to be held as cash collateral for such Obligations and sixth, to the payment of any other Obligation due to the Administrative Agent or any Lender by the Borrower. Each payment on account of the Commitment Fees or the Letter of Credit Fees shall be made pro rata in accordance with the respective amounts due and owing. Each payment (other than voluntary repayments and mandatory prepayments) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective amounts due and owing hereunder in the currency in which such amount is denominated and in such funds as are customary at the place and time of payment for the settlement of international payments in such currency. Without limiting the terms of the preceding sentence, accrued interest on any Foreign Currency Loans shall be payable in the same Foreign Currency as such Loan. Each voluntary repayment and mandatory prepayment on account of principal of the Loans shall be applied in accordance with Section 2.7. All payments (including prepayments) to be made by the Borrower on account of principal, interest and fees shall be made without defense, set-off or counterclaim (except as provided in Section 2.17(b)) and shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent’s office specified in Section 10.2 in immediately available funds (or at such other location mutually agreed to by the Administrative Agent and the Borrower with respect to Foreign Currency Loans) and (A) in the case of Loans or other amounts denominated in Dollars, shall be made in Dollars not later than 1:00 P.M. on the date when due and (B) in the case of Loans or other amounts denominated in a Foreign Currency, shall be made in such Foreign Currency not later than the Applicable Time specified by the Administrative Agent on the date when due. The Administrative Agent shall distribute such payments to the Lenders entitled thereto promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the SOFR Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a SOFR Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(b)                             [Reserved].

(c)                             Allocation of Payments After Exercise of Remedies. Notwithstanding any other provision of this Agreement to the contrary, after the exercise of remedies by the Administrative Agent or the Required Lenders pursuant to Section 7.2, all amounts collected or received by the Administrative Agent or any Lender on account of the Obligations shall be paid over or delivered as follows:

(i)            first, to the payment of all indemnitees and reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents;

(ii)            second, to payment of any fees owed to the Administrative Agent and the Issuing Lenders;

(iii)            third, to the payment of all indemnities and reasonable out of pocket costs and expenses (including without limitation, reasonable attorneys’ fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Obligations owing to such Lender;

(iv)            fourth, to the payment of all of the Obligations consisting of accrued fees and interest (including, without limitation, accrued fees and interest arising under any Bank Product with a Bank Product Provider);

(v)            fifth, to the payment of the outstanding principal amount of the Obligations (including, without limitation, (i) the payment or Cash Collateralization of the outstanding LOC Obligations and (ii) with respect to any Bank Product with a Bank Product Provider, any breakage, termination or other payments due under such Bank Product with a Bank Product Provider and any interest accrued thereon);

(vi)            sixth, to all other Obligations and other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses “first” through “fifth” above; and

(vii)            seventh, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (b) each of the Lenders and any Bank Product Provider shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans and LOC Obligations held by such Lender or the outstanding obligations payable to such Bank Product Provider bears to the aggregate then outstanding Loans and LOC Obligations and obligations payable under all Bank Products) of amounts available to be applied pursuant to clauses “third”, “fourth”, “fifth” and “sixth” above; and (c) to the extent that any amounts available for distribution pursuant to clause “fifth” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent in a cash collateral account and applied (i) first, to reimburse the Issuing Lenders from time to time for any drawings under such Letters of Credit and (ii) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “fifth” and “sixth” above in the manner provided in this Section. Notwithstanding the foregoing terms of this Section, only proceeds and payments under the Guaranty (and proceeds of Collateral in support thereof) (as opposed to ordinary course principal, interest and fee payments hereunder) shall be applied to Obligations under any Bank Product. The Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any Bank Product Debt, but may rely upon written notice of the amount (setting forth a reasonably detailed calculation) from the applicable Bank Product Provider. In the absence of such notice, the Administrative Agent may assume the amount to be distributed is the Bank Product Amount last reported to the Administrative Agent.

2.12.        Non-Receipt of Funds by the Administrative Agent.

(a)                             Unless the Administrative Agent shall have been notified in writing by a Lender prior to the date a Loan is to be made by such Lender (which notice shall be effective upon receipt) that such Lender does not intend to make the proceeds of such Loan available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such proceeds available to the Administrative Agent on such date, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent, the Administrative Agent shall be able to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent will promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for the applicable borrowing pursuant to the Notice of Borrowing and (ii) from a Lender at the Overnight Rate.

(b)                             Unless the Administrative Agent shall have been notified in writing by the Borrower, prior to the date on which any payment is due from it hereunder (which notice shall be effective upon receipt) that the Borrower does not intend to make such payment, the Administrative Agent may assume that such Borrower has made such payment when due, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to each Lender on such payment date an amount equal to the portion of such assumed payment to which such Lender is entitled hereunder, and if the Borrower has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, repay to the Administrative Agent the amount made available to such Lender. If such amount is repaid to the Administrative Agent on a date after the date such amount was made available to such Lender, such Lender shall pay to the Administrative Agent on demand interest on such amount in respect of each day from the date such amount was made available by the Administrative Agent at a per annum rate equal to, if repaid to the Administrative Agent within two (2) days from the date such amount was made available by the Administrative Agent, the Overnight Rate and thereafter at a rate equal to the Alternate Base Rate.

(c)                             A certificate of the Administrative Agent submitted to the Borrower or any Lender with respect to any amount owing under this Section 2.12 shall be conclusive in the absence of manifest error.

(d)                             If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Section 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Extension of Credit set forth in Section 4 are not satisfied or waived in accordance with the terms thereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)                             The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 10.5(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any such payment under Section 10.5(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.5(c).

(f)                             Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13.        Inability to Determine Interest Rate.

(a)                             Circumstances Affecting Rates. Subject to clause (c) below, in connection with any RFR Loan, a request therefor, a conversion to or a continuation thereof or otherwise, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that (x) if Daily Simple RFR is utilized in any calculations hereunder or under any other Credit Document with respect to any Obligations, interest, fees, commissions or other amounts, reasonable and adequate means do not exist for ascertaining Daily Simple RFR pursuant to the definition thereof or (y) if Term SOFR is utilized in any calculations hereunder or under any other Credit Document with respect to any Obligations, interest, fees, commissions or other amounts, reasonable and adequate means do not exist for ascertaining Term SOFR for the applicable Currency and the applicable Interest Period with respect to a proposed SOFR Loan on or prior to the first day of such Interest Period, (ii) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that a fundamental change has occurred in the foreign exchange or interbank markets with respect to an applicable Foreign Currency (including changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls), (iii) [reserved], or (iv) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that (x) if Daily Simple RFR is utilized in any calculations hereunder or under any other Credit Document with respect to any Obligations, interest, fees, commissions or other amounts, Daily Simple RFR does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans or (y) if Term SOFR is utilized in any calculations hereunder or under any other Credit Document with respect to any Obligations, interest, fees, commissions or other amounts, Term SOFR does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during the applicable Interest Period and, in the case of (x) or (y), the Required Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent shall promptly give notice thereof to the Borrower. Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make RFR Loans in each such Currency, and any right of the Borrower to convert any Loan in each such Currency (if applicable) to or continue any Loan as an RFR Loan in each such Currency, shall be suspended (to the extent of the affected RFR Loans or, in the case of SOFR Loans, the affected Interest Periods) until the Administrative Agent (with respect to clause (iv), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of RFR Loans in each such affected Currency (to the extent of the affected RFR Loans or, in the case of SOFR Loans, the affected Interest Periods) or, failing that, (I) in the case of any request for a borrowing of an affected SOFR Loan, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein and

(II) in the case of any request for a borrowing of an affected RFR Loan in a Foreign Currency, then such request shall be ineffective and (B)(1) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period and (II) any outstanding affected Loans denominated in a Foreign Currency, at the Borrower’s election, shall either (x) be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Amount of such Foreign Currency) immediately or, in the case of RFR Loans, at the end of the applicable Interest Period or (y) be prepaid in full immediately or, in the case of RFR Loans, at the end of the applicable Interest Period; provided that if no election is made by the Borrower by the date that is the earlier of (x) three (3) Business Days after receipt by the Borrower of such notice or (y) with respect to a RFR Loan the last day of the current Interest Period, the Borrower shall be deemed to have elected clause (x) above. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.16.

(b)                             Laws Affecting Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any Daily Simple RFR Loan or SOFR Loan, or to determine or charge interest based upon any applicable Term SOFR Reference Rate, Term SOFR, Term SOFR, RFR or Daily Simple RFR, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders (an “Illegality Notice”). Thereafter, until each affected Lender notifies the Administrative Agent and the Administrative Agent notifies the Borrower that the circumstances giving rise to such determination no longer exist, (i) any obligation of the Lenders to make RFR Loans in the affected Currency or Currencies, and any right of the Borrower to convert any Loan denominated in Dollars to a SOFR Loan or continue any Loan as an RFR Loan in the affected Currency or Currencies shall be suspended and (ii) if necessary to avoid such illegality, the Administrative Agent shall compute the Alternate Base Rate without reference to clause (c) of the definition of “Alternate Base Rate”. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, (A) convert all SOFR Loans to Alternate Base Rate Loans or (B) convert all RFR Loans denominated in an affected Foreign Currency to Alternate Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Amount of such Foreign Currency) (in each case, if necessary to avoid such illegality, the Administrative Agent shall compute the Alternate Base Rate without reference to clause (c) of the definition of “Alternate Base Rate”) (1) with respect to Daily Simple RFR Loans, on the Interest Payment Date therefor, if all affected Lenders may lawfully continue to maintain such Daily Simple RFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such Daily Simple RFR Loans to such day or (2) with respect to SOFR Loans, on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans, as applicable, to such day. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest (except with respect to any prepayment or conversion of a Daily Simple RFR Loan) on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.16.

(c)                             Benchmark Replacement Setting.

(i)            Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Credit Document, upon the occurrence of a Benchmark Transition Event with respect to any Benchmark, the Administrative Agent and the Borrower may amend this Agreement to replace such Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.13(c)(i) will occur prior to the applicable Benchmark Transition Start Date.

(ii)            Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.

(iii)            Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.13(c)(iv). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.13(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 2.13(c).

(iv)            Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if any then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)            Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of RFR Loans to be made, converted or continued during any Benchmark Unavailability Period denominated in the applicable Currency and, failing that, (I) in the case of any request for any affected SOFR Loans, if applicable, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Alternate Base Rate Loans in the amount specified therein and (II) in the case of any request for any affected RFR Loan, in a Foreign Currency, if applicable, then such request shall be ineffective and (B)(1) any outstanding affected SOFR Loans, if applicable, will be deemed to have been converted into Alternate Base Rate Loans at the end of the applicable Interest Period and (II) any outstanding affected RFR Loans, in each case, denominated in a Foreign Currency, at the Borrower’s election, shall either (I) be converted into Alternate Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Amount of such Foreign Currency) immediately or (2) be prepaid in full immediately; provided, that, with respect to any Daily Simple RFR Loan, if no election is made by the Borrower by the date that is three (3) Business Days after receipt by the Borrower of such notice, the Borrower shall be deemed to have elected clause (1) above. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest (except with respect to any prepayment or conversion of a Daily Simple RFR Loan) on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.16. During a Benchmark Unavailability Period with respect to any Benchmark or at any time that a tenor for any then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark that is the subject of such Benchmark Unavailability Period or such tenor for such Benchmark, as applicable, will not be used in any determination of Alternate Base Rate.

2.14.        Illegality.

(a)                             Notwithstanding any other provision of this Agreement, if (i) any Change in Law shall make it unlawful for such Lender or its Lending Office to make or maintain SOFR Loans or Daily Simple RFR Loans as contemplated by this Agreement or (ii) there shall have occurred any change in national or international financial, political or economic conditions (including the imposition of or any change in exchange controls) or currency exchange rates which would make it unlawful or impossible for any Lender to make Loans denominated in any Foreign Currency to the Borrower, as contemplated by this Agreement, then such Lender shall be an “Affected Lender” and by written notice to the Borrower and to the Administrative Agent:

(A)            such Affected Lender may declare that SOFR Loans or Daily Simple RFR Loans (in the affected currency or currencies) will not thereafter (for the duration of such unlawfulness or impossibility) be made by such Affected Lender hereunder, whereupon any request for a SOFR Loan or Daily Simple RFR Loan (in the affected currency or currencies) shall, as to such Affected Lender only (I) if such Loan is not a Foreign Currency Loan, be deemed a request for an Alternate Base Rate Loan (unless it should also be illegal for the Affected Lender to provide an Alternate Base Rate Loan, in which case such Loan shall bear interest at a commensurate rate to be agreed upon by the Administrative Agent and the Affected Lender, and so long as no Event of Default shall have occurred and be continuing, the Borrower), unless such declaration shall be subsequently withdrawn and (2) if such Loan is a Foreign Currency Loan, be deemed to have been withdrawn, unless such declaration shall be subsequently withdrawn; and

(B)            such Affected Lender may require that all outstanding SOFR Loans, or Daily Simple RFR Loans or Foreign Currency Loans (in the affected currency or currencies), as the case may be, made by it be (1) if such Loans are not Foreign Currency Loans, converted to Alternate Base Rate Loans, in which event all such SOFR Loans or Daily Simple RFR Loans shall be automatically converted to Alternate Base Rate Loans as of the effective date of such notice as provided in paragraph (b) below or (2) if such Loans are Foreign Currency Loans, repaid immediately, in which event all such Foreign Currency Loans (in the affected currency or currencies) shall be required to be repaid in full by the Borrower as of the effective date of such notice as provided in paragraph (b) below.

If any Affected Lender shall exercise its rights under (i) or (ii) above with respect to any Loans which are not Foreign Currency Loans, all payments and prepayments of principal which would otherwise have been applied to repay the SOFR Loans or Daily Simple RFR Loans that would have been made by such Affected Lender or the converted SOFR Loans or Daily Simple RFR Loans of such Affected Lender shall instead be applied to repay the Alternate Base Rate Loans made by such Affected Lender in lieu of, or resulting from the conversion, of such SOFR Loans or Daily Simple RFR Loans. An Affected Lender shall withdraw any notice given pursuant to this Section at such time as the condition giving rise to such notice is reasonably determined by such Affected Lender to no longer be applicable.

(b)                             Each Lender agrees to use reasonable efforts (including reasonable efforts to change its Lending Office, as the case may be) to avoid or to minimize any amounts which might otherwise be payable pursuant to this Section 2.14; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.

(c)                             For purposes of this Section 2.14, a notice to the Borrower by any Lender shall be effective as to each such Loan, if lawful, on the last day of the Interest Period currently applicable to such Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

2.15.        Change in Law.

(a)                             Increased Costs Generally. If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the FRB, as amended and in effect from time to time)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)            subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)            impose on any Lender or any Issuing Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Issuing Lenders or other Recipient, the Borrower will pay to such Lender, Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)                             Capital Requirements. If any Lender or Issuing Lender determines that any Change in Law affecting such Lender or Issuing Lender or any lending office of such Lender or such Lender’s or Issuing Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Lender’s capital or on the capital of such Lender’s or Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by any Issuing Lender, to a level below that which such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Lender’s policies and the policies of such Lender’s or Issuing Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender or Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company for any such reduction suffered.

(c)                             Certificates for Reimbursement. A certificate of a Lender or Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                             Delay in Requests. Failure or delay on the part of any Lender or Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)                             Termination. The agreements in this Section 2.15 shall survive the termination of this Agreement and payment of the Loans and all other amounts payable hereunder.

2.16.        Indemnity.

The Borrower hereby indemnifies each of the Lenders against any loss, cost or expense (including any loss, cost or expense arising from the liquidation or reemployment of funds or from any fees payable) which may arise, be attributable to or result due to or as a consequence of (a) any failure by the Borrower to make any payment when due of any amount due hereunder in connection with an RFR Loan, (b) any failure of the Borrower to borrow or continue an RFR Loan or convert to an RFR Loan on a date specified therefor in a Notice of Borrowing or Notice of Extension/Conversion, (c) any failure of the Borrower to prepay any RFR Loan on a date specified therefor in any notice of prepayment, (d) any payment, prepayment or conversion of any Daily Simple RFR Loan on a date other than on the Interest Payment Date therefor (including as a result of an Event of Default) or any SOFR Loan on a date other than the last day of the Interest Period therefor (including as a result of an Event of Default) or (e) the assignment of any Daily Simple RFR Loan other than on the Interest Payment Date therefor or SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error. All of the obligations of the Credit Parties under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

2.17.        Taxes.

(a)                             Defined Terms. For purposes of this Section 2.17, the term “Lender” includes any Issuing Lender and the term “applicable law” includes FATCA.

(b)                             Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)                             Payment of Other Taxes by the Borrower. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)                             Indemnification by the Borrower. The Credit Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)                             Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)                             Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.17, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)                             Status of Lenders, Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(i)            Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(A)            any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)            executed copies of IRS Form W-8ECI;

(3)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 2.17-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4)            to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.17-2 or Exhibit 2.17-3. IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.17-4 on behalf of each such direct and indirect partner;

(C)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)            if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)                             Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)                             Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

2.18.        Indemnification; Nature of Issuing Lender’s Duties.

(a)                             In addition to its other obligations under Section 2.3, the Borrower hereby agrees to protect, indemnify, pay and hold the Issuing Lenders harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) that an Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit, except to the extent resulting from the gross negligence or willful misconduct of such Issuing Lender or (ii) the failure of such Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions, herein called “Government Acts”).

(b)                             As between the Borrower and the applicable Issuing Lender, the Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. The applicable Issuing Lender shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (vii) any consequences arising from causes beyond the control of the applicable Issuing Lender, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of the applicable Issuing Lender’s rights or powers hereunder.

(c)                             In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the applicable Issuing Lender, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put such Issuing Lender under any resulting liability to the Borrower. It is the intention of the parties that this Agreement shall be construed and applied to protect and indemnify the Issuing Lenders against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Borrower, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any Governmental Authority. No Issuing Lender shall, in any way, be liable for any failure by such Issuing Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of such Issuing Lender.

(d)                             Nothing in this Section 2.18 is intended to limit the reimbursement obligation of the Borrower contained in Section 2.3 hereof. The obligations of the Borrower under this Section 2.18 shall survive the termination of this Agreement. No act or omissions of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Issuing Lenders to enforce any right, power or benefit under this Agreement.

(e)                             Notwithstanding anything to the contrary contained in this Section 2.18, the Borrower shall have no obligation to indemnify any Issuing Lender in respect of any liability incurred by such Issuing Lender arising out of the gross negligence or willful misconduct of the Issuing Lender, as determined by a court of competent jurisdiction.

2.19.        Mitigation Obligations; Replacement of Lenders.

(a)                             Designation of a Different Lending Office. If any Lender requests compensation under Section 2.15, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                             Replacement of Lenders. If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.19(a) or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.6), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or Section 2.17) and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)            the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.6;

(ii)            such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.16) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)            in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17 such assignment will result in a reduction in such compensation or payments thereafter;

(iv)            such assignment does not conflict with applicable law; and

(v)            in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

2.20.        Cash Collateral.

At any time that there shall exist a Defaulting Lender, and to the extent such Defaulting Lender’s LOC Obligations and its Swingline Exposure cannot be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Percentages as provided in Section 2.21(a)(iv) below, then within three (3) Business Days following the request of the Administrative Agent, the Issuing Lenders or any Swingline Lender, as applicable, the Borrower shall deliver Cash Collateral to the Administrative Agent in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.21 and any Cash Collateral provided by such Defaulting Lender).

(a)                             Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts with the Administrative Agent. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lenders and the Lenders (including the Swingline Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to clause (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(b)                             Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section or Section 2.21 in respect of Letters of Credit or Swingline Loans, shall be held and applied to the satisfaction of the specific LOC Obligations, Swingline Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(c)                             Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall no longer be required to be held as Cash Collateral pursuant to this Section 2.20 following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent, each Issuing Lender and each Swingline Lender that there exists excess Cash Collateral; provided that, subject to Section 2.21, the Person providing Cash Collateral and each Issuing Lender and Swingline Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.

2.21.        Defaulting Lenders.

(a)                             Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)            Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 10.1.

(ii)            Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.7 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender or Swingline Lender hereunder; third, to Cash Collateralize the Issuing Lenders’ or Swingline Lender’s Fronting Exposure in accordance with Section 2.20; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Lenders’ and the Swingline Lender’s future Fronting Exposure of such Defaulting Lender with respect to future Letters of Credit issued under this Agreement in accordance with Section 2.20: sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lenders or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans or LOC Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LOC Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LOC Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LOC Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable facility without giving effect to Section 2.21(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.21(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)            Defaulting Lender Fees.

(A)            Commitment Fees. No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(B)            Letter of Credit Fees. Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which such Lender is a Defaulting Lender only to the extent allocable to its Revolving Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant Section 2.20.

(C)            Reallocation of Fees. With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LOC Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Lender and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(D)            Ticking Fees. No Defaulting Lender shall be entitled to receive any “ticking fee” on undrawn commitments pursuant to Section 2.9(e) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(iv)            Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in LOC Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Committed Funded Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)            Cash Collateral; Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Lenders’ Fronting Exposure in accordance with the procedures set forth in Section 2.20.

(b)                             Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lender and each Issuing Lender each agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Defaulting Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Revolving Lenders in accordance with their Revolving Percentages (without giving effect to Section 2.21(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(c)                             Termination of Commitment. The Borrower may terminate (i) the entire Commitment of a Defaulting Lender to the extent there are no Loans or Letters of Credit outstanding at the time of such termination or (ii) the unused amount of the Commitment of any Defaulting Lender, in each case upon not less than ten Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof); provided that (A) no Event of Default shall have occurred and be continuing, and (B) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, each Issuing Lender, the Swingline Lender or any Lender may have against such Defaulting Lender. If the unused amount of the Commitment of any Defaulting Lender is terminated pursuant to clause (c)(ii) above, the provisions of Section 2.21(a)(ii) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees (to the extent payable to such Defaulting Lender pursuant to Section 2.21(a)(iii)), indemnity or other amounts).

(d)                             New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

2.22.        Incremental Credit Extensions.

(a)                             Incremental Commitments. The Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (an “Incremental Loan Request”), request (A) one or more new commitments which may be of the same Class as any outstanding Term Loans (a “Term Loan Increase”) or a new Class of term loans under this Agreement (collectively with any Term Loan Increase, the “Incremental Term Loan Commitments”) and/or (B) one or more increases in the amount of the Revolving Commitments (a “Revolving Commitment Increase” and the revolving commitments thereunder, the “Incremental Revolving Commitments”; the Incremental Revolving Commitments, collectively with any Incremental Term Loan Commitments, the “Incremental Commitments”).

(b)                             Incremental Loans. Any Incremental Term Loans effected through the establishment of one or more new Classes of one or more new Term Loans (excluding through any Term Loan Increase) made on an Incremental Facility Closing Date shall be designated a separate Class of Term Loans for all purposes of this Agreement unless otherwise agreed by the Borrower and the Administrative Agent. On any Incremental Facility Closing Date on which any Incremental Term Loan Commitments of any Class are effected (including through any Term Loan Increase), subject to the satisfaction (or waiver) of the terms and conditions in this Section 2.22, (i) each Incremental Term Lender with an Incremental Term Loan Commitment that becomes effective on such date shall make a Loan to the Borrower (an “Incremental Term Loan”) in an amount equal to its Incremental Term Loan Commitment of such Lender that becomes effective on such date and (ii) each Incremental Term Lender of such Class shall become a Lender hereunder with respect to the Incremental Term Loan Commitment of such Class and the Incremental Term Loans of such Class made pursuant thereto. On any Incremental Facility Closing Date on which any Revolving Commitment Increases are effected, subject to the satisfaction or waiver of the terms and conditions in this Section 2.22, (i) each Incremental Revolving Lender shall make its Commitment available to the Borrower (when borrowed, an “Incremental Revolving Loan” and collectively with any Incremental Term Loan, an “Incremental Loan”) in an amount equal to its Incremental Revolving Commitment so established on such date and (ii) each Incremental Revolving Lender shall become a Lender hereunder with respect to the Incremental Revolving Commitment of such Lender that becomes effective on such date. Notwithstanding the foregoing, Incremental Term Loans may have identical terms to any of the Term Loans and be treated as the same Class as any of such Term Loans.

(c)                             Incremental Loan Request. Each Incremental Loan Request from the Borrower pursuant to this Section 2.22 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans or Incremental Revolving Commitments. Incremental Term Loans may be made, and Incremental Revolving Commitments may be provided, by any existing Lender (but no existing Lender will have an obligation to make any Incremental Commitment, nor will the Borrower have any obligation to approach any existing Lender to provide any Incremental Commitment) or by any Additional Lender (each such existing Lender or Additional Lender providing such Incremental Commitment or Incremental Loan, an “Incremental Revolving Lender” or “Incremental Term Lender,” as applicable, and, collectively, the “Incremental Lenders”); provided that the Administrative Agent, the Swingline Lender and each Issuing Lender shall have consented (not to be unreasonably withheld, conditioned or delayed) to such Additional Lender’s making such Incremental Term Loans or providing such Incremental Revolving Commitments solely to the extent such consent, if any, would be required under Section 10.6(b) for an assignment of Term Loans or Revolving Commitments, as applicable, to such Additional Lender.

(d)                             Effectiveness of Incremental Amendment. The effectiveness of any Incremental Amendment, and the Incremental Commitments thereunder, shall be subject to the satisfaction on the date thereof (the “Incremental Facility Closing Date”) of each of the following conditions:

(i)            after giving effect to such Incremental Commitments, the conditions of Section 4.2 shall be satisfied (it being understood that all references to “the date of such Credit Extension” or similar language in such Section 4.2 shall be deemed to refer to the Incremental Facility Closing Date); provided that the Incremental Lenders party to such Incremental Amendment shall be permitted to in connection with any Incremental Commitment, the primary purpose of which is to finance a Limited Condition Transaction, (A) reduce any delivery deadline with respect to any Borrowing Request and (B) waive in full or in part any of the conditions set forth in Section 4.2(a) (other than, in connection with a Limited Condition Transaction, the accuracy, to the extent required under Section 4.2(a), of any Specified Representations) and Section 4.2(b) (other than with respect to any Bankruptcy Event or Payment Event of Default);

(ii)            each Incremental Term Loan Commitment shall be in an aggregate principal amount that is not less than $10,000,000 and shall be in an increment of $5,000,000 (provided that such amount may be less than $10,000,000 and not in an increment of $5,000,000 if such amount represents all remaining availability under the limit set forth in Section 2.22(d)(iii)) and each Incremental Revolving Commitment shall be in an aggregate principal amount that is not less than $10,000,000 and shall be in an increment of $5,000,000 (provided that such amount may be less than $10,000,000 and not in an increment of $5,000,000 if such amount represents all remaining availability under the limit set forth in Section 2.22(d)(iii)), in each case, unless otherwise agreed by the Borrower and the Administrative Agent; and

(iii)            the aggregate principal amount of all Incremental Term Loans, Incremental Revolving Commitments and Incremental Equivalent Debt shall not exceed the Incremental Cap.

(e)                             Required Terms.

(i)            The terms, provisions and documentation of the Incremental Term Loans and Incremental Term Loan Commitments of any Class, except as otherwise set forth herein, shall be as agreed between the Borrower and the applicable Incremental Lenders providing such Incremental Commitments; provided that in no event will any Incremental Term Loans be permitted to be mandatorily prepaid prior to the repayment in full of the Initial Term Loans, unless accompanied by at least a ratable payment of the Initial Term Loans (provided that any Refinancing Amendment, Extension Amendment or Incremental Amendment may provide that the applicable Incremental Lenders providing such Incremental Commitments shall receive a less than ratable payment). In any event, Incremental Term Loans:

(A)            shall (I) rank pari passu or junior in right of payment with the Obligations under Term Loans and Revolving Loans (II) have the same Subsidiary Guarantors and (II) shall either (x) be secured by the Collateral on a pari passu or junior lien basis with the other Term Loans and Revolving Loans or (y) be unsecured,

(B)            as of the Incremental Facility Closing Date, shall not have a final scheduled maturity date earlier than the Latest Maturity Date (other than an earlier maturity date with respect to (i) customary bridge financings or (ii) any Incremental Term Loans in the form of a customary term loan “A” (an “Incremental Term A Loan”), which shall have a maturity date no earlier than the latest maturity date applicable to the Initial Term A Loans),

(C)            except in the case of a Term Loan Increase, as of the Incremental Facility Closing Date, shall have amortization (subject to clause (e)(i)(B) above) determined by the Borrower and the applicable Incremental Term Lenders but shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the latest maturing Term Loans (other than a shorter Weighted Average Life to Maturity for (i) customary bridge financings or (ii) any Incremental Term A Loan, which shall have a Weighted Average Life to Maturity no earlier than the Weighted Average Life to Maturity of the Initial Term A Loans),

(D)            subject to clause (e)(iii) below, shall have an Effective Yield determined by the Borrower and the applicable Incremental Term Lenders,

(E)            subject to clause (e)(iii) below, shall have fees determined by the Borrower and the applicable Incremental Term Loan arranger(s), and

(F)            may participate on a pro rata basis or less than a pro rata basis (but not on a greater than pro rata basis (except for prepayments pursuant to Section 2.7(b)(v) or 2.7(d)(A)(y)) in any mandatory prepayments of Term Loans hereunder.

(ii)            The terms and provisions of Incremental Revolving Commitments shall be subject to the same terms and conditions as any Revolving Commitments then existing on the Incremental Facility Closing Date (and be deemed added to, and made a part of, such Revolving Commitments) (it being understood that, if required to consummate any Incremental Revolving Commitments, the Borrower may increase the pricing, interest rate margins, rate floors and undrawn fees on the applicable Revolving Commitments being increased for all lenders under such Revolving Commitments, but additional upfront or similar fees may be payable to the lenders participating in such Incremental Revolving Commitments without any requirement to pay such amounts to any existing Revolving Lenders).

(iii)            The Effective Yield (and the components thereof) applicable to any Incremental Term Loans may be determined by the Borrower and the Incremental Lenders providing such Incremental Term Loans; provided that, with respect to any broadly syndicated Incremental Term Loans that are secured by a Lien on the Collateral that is pari passu with the Liens securing the Obligations (other than any Incremental Term A Loan or customary bridge financing), the Effective Yield applicable to such Incremental Term Loans shall not be greater than the applicable Effective Yield with respect to Initial Tranche B Term Loans plus 75 basis points per annum unless the Applicable Rate (and/or, as provided in the proviso below, Term SOFR or Alternate Base Rate floor) with respect to the Initial Tranche B Term Loans is increased so as to cause the then applicable Effective Yield of the Initial Tranche B Term Loans to equal the Effective Yield then applicable to such Incremental Term Loans minus 75 basis points; provided, further, that any increase in Effective Yield to any Initial Tranche B Term Loan required solely due to the application or imposition of a Term SOFR Rate or Alternate Base Rate floor on any Incremental Term Loan may, at the election of the Borrower, be effected solely through an increase in (or implementation of, as applicable) any Term SOFR, Adjusted Daily Simple SOFR or Alternate Base Rate floor applicable to such Initial Tranche B Term Loan or an increase in the interest rate margin applicable to such Incremental Term Loans; provided, further, that this Section 2.22(e)(iii) shall not apply to any Incremental Term Loan Commitments or Incremental Term Loans incurred (i) on or after the six-month anniversary of the Closing Date, (ii) pursuant to the Fixed Incremental Amount or (iii) in connection with a Permitted Acquisition.

(f)                             Incremental Amendment. Commitments in respect of Incremental Term Loans and Incremental Revolving Commitments shall become additional Commitments pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Credit Documents, executed by the Credit Parties, each Incremental Lender providing such Commitments, the Administrative Agent and, in the case of Incremental Revolving Commitments, each Issuing Lender and the Swingline Lender. The Incremental Amendment may, without the consent of any other Credit Party, the Administrative Agent or any Lender, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, (i) to effect the provisions of this Section 2.22 and (ii) to modify the terms or conditions applicable to (x) all Classes of Term Loans and/or Revolving Loans outstanding prior to the effectiveness of such Incremental Amendment to the extent reasonably determined by the Administrative Agent and the Borrower to be beneficial to all of the existing Term Lenders and/or Revolving Lenders relative to such terms or conditions as in effect prior to the effectiveness of such Incremental Amendment (provided that such modification must be made to all applicable Classes of Term Loans and/or Revolving Loans) or (y) any one or more Classes of Loans outstanding prior to the effectiveness of such Incremental Amendment (any such Class of Loans, “Existing Loans”) necessary for any such Existing Loans to be “fungible” for tax purposes with any Class of Incremental Loans or Incremental Commitments incurred pursuant to such Incremental Amendment, including by increasing the Effective Yield (or any component thereof) applicable to any such Existing Loans and/or by imposing, increasing the amount of, or extending the period of applicability of, any premiums or fees payable upon the prepayment or repricing of such Existing Loans; provided, for the avoidance of doubt, that no modifications will be made to the extent the Borrower determines, in its reasonable discretion (exercised in good faith), that such modification may have a material adverse tax effect on the Borrower or any Subsidiary. The Borrower will use the proceeds of the Incremental Term Loans and Incremental Revolving Commitments for any purpose not prohibited by this Agreement.

(g)                             Reallocation of Revolving Credit Exposure. Upon any Incremental Facility Closing Date on which Incremental Revolving Commitments are effected pursuant to this Section 2.22, (a) each of the existing Revolving Lenders shall assign to each of the Incremental Revolving Lenders, and each of the Incremental Revolving Lenders shall purchase from each of the existing Revolving Lenders, at the principal amount thereof, such interests in the Incremental Revolving Loans outstanding on such Incremental Facility Closing Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing Revolving Lenders and Incremental Revolving Lenders ratably in accordance with their Revolving Commitments after giving effect to the addition of such Incremental Revolving Commitments to the existing Revolving Commitments, (b) each Incremental Revolving Commitment shall be deemed for all purposes a Revolving Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Loan and (c) each Incremental Revolving Lender shall become a Lender with respect to the Incremental Revolving Commitments and all matters relating thereto. The Administrative Agent and the Lenders hereby agree that the minimum borrowing and prepayment requirements in Sections 2.1 and 2.7(a) of this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(h)                             Incremental Equivalent Debt. The Borrower or any Subsidiary may, at any time or from time to time after the Closing Date, issue, incur or otherwise obtain Indebtedness of the Borrower or any Subsidiary (and any Permitted Refinancing thereof) in respect of one or more series of senior or subordinated notes or loans (which, in each case, may be unsecured, secured on a junior lien basis or on a pari passu basis with the Obligations), in each case, that are issued or made in lieu of Incremental Revolving Commitments and/or Incremental Term Loan Commitments (the “Incremental Equivalent Debt”); provided that (i) the aggregate principal amount of Incremental Equivalent Debt and any Incremental Term Loans made and Incremental Revolving Commitments established shall not exceed (a) in the case of Incremental Equivalent Debt incurred by a Credit Party, the Incremental Cap and (b) in the case of Incremental Equivalent Debt incurred by a Non-Guarantor Subsidiary, the lesser of (x) the greater of (I) $162,500,000 and (I) 25% of Consolidated EBITDA for the most recent period of four fiscal quarters of the Borrower and its Subsidiaries and (y) the Ratio-Based Incremental Amount in respect of unsecured Incremental Equivalent Debt, (ii) other than as set forth in clause (b) above, such Incremental Equivalent Debt shall not be subject to any Guarantee by any Person other than a Credit Party, (iii) if such Incremental Equivalent Debt is secured, the obligations in respect thereof shall (a) not be secured by any Lien on any asset of the Borrower or any Subsidiary other than any asset constituting Collateral or (b) be incurred pursuant to clause (i)(b) above, (iv) no Default or Event of Default shall have occurred and be continuing or would exist immediately after giving effect to such incurrence; provided that, in connection with any Incremental Equivalent Debt, the primary purpose of which is to finance a Limited Condition Transaction, the lenders providing such Incremental Equivalent Debt may waive in full or in part the condition set forth in this clause (iv) (other than with respect to any Bankruptcy Event or Payment Event of Default), (v) subject to clause (vii) below, such Indebtedness may otherwise have an amortization schedule as determined by the Borrower and the lenders providing such Indebtedness, (vi) if such Incremental Equivalent Debt is (a) secured by the Collateral on a pari passu basis with the Obligations, then such Incremental Equivalent Debt shall be subject to a First Lien Intercreditor Agreement or (b) secured by the Collateral on a junior basis to the Obligations, then such Incremental Equivalent Debt shall be subject to a Junior Lien Intercreditor Agreement, (vii) such Incremental Equivalent Debt shall have a final maturity date which is no earlier than the Latest Maturity Date (other than an earlier maturity date with respect to (i) customary bridge financings or (ii) any Incremental Term A Loan, which shall have a maturity date no earlier than the latest maturity date applicable to the Initial Term A Loans) and a Weighted Average Life to Maturity which is equal to or greater than the Weighted Average Life to Maturity of the latest maturing Term Loans (other than a shorter Weighted Average Life to Maturity for (i) customary bridge financings or (ii) any Incremental Term A Loan, which shall have a Weighted Average Life to Maturity no earlier than the Weighted Average Life to Maturity of the Initial Term A Loans), (viii) if such Indebtedness is in the form of term loans that are secured on a pari passu basis with the Obligations, Section 2.22(e)(iii) shall apply to such Indebtedness as if (but only to the extent, including after giving effect to applicable exclusions) such Indebtedness were Incremental Term Loan Commitments of the type subject to the provisions of Section 2.22(e)(iii), mutatis mutandis and (ix) such Indebtedness may provide for the ability to participate, to the extent secured on a pari passu basis with the Initial Term Loans, on a pro rata basis (but not on a greater than pro rata basis other than in the case of a prepayment with proceeds of Indebtedness refinancing such Incremental Equivalent Debt) in any mandatory prepayment of Initial Term Loans required pursuant to Section 2.7(b)(ii), (iii), (iv) or (v) or less than a pro rata basis with the then-outstanding Initial Term Loans.

(i)                             This Section 2.22 shall supersede any provisions in Sections 2.11 or 10.1 to the contrary.

2.23.        Refinancing Amendments.

(a)                             Refinancing Commitments. The Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (a “Refinancing Loan Request”), request (A) a new Class of commitments for term loans under this Agreement or an increase in the Commitments of an existing Class of Term Loans (any such new commitments, “Refinancing Term Loan Commitments”) or (B) the establishment of a new Class of revolving credit commitments under this Agreement or an increase in any existing Class of Revolving Commitments (any such new commitments, “Refinancing Revolving Commitments” and collectively with any Refinancing Term Loan Commitments, “Refinancing Commitments”), in each case, established in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or in part, any Class or Classes of existing Loans or Commitments as selected by the Borrower (with respect to a particular Refinancing Commitment or Refinancing Loan, any such Class or Classes of existing Loans or Commitments, “Refinanced Debt”), whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders.

(b)                             Refinancing Loans. Any Refinancing Term Loans or Refinancing Revolving Commitments made on a Refinancing Facility Closing Date shall, unless constituting an increase in a previously established Class, be designated a separate Class of Refinancing Term Loans or Refinancing Revolving Commitments, as applicable, for all purposes of this Agreement. On any Refinancing Facility Closing Date on which any Refinancing Term Loan Commitments of any Class are effected, subject to the satisfaction of the terms and conditions in this Section 2.23, (i) each Refinancing Term Lender shall make a Loan to the Borrower (a “Refinancing Term Loan”) in an amount equal to its Refinancing Term Loan Commitment established on such date and (ii) each Refinancing Term Lender shall become a Lender hereunder with respect to the Refinancing Term Loan Commitment established on such date and the Refinancing Term Loans made pursuant thereto. On any Refinancing Facility Closing Date on which any Refinancing Revolving Commitments of any Class are effected, subject to the satisfaction of the terms and conditions in this Section 2.23, (i) each Refinancing Revolving Lender shall make its Commitment available to the Borrower (when borrowed, a “Refinancing Revolving Loan” and collectively with any Refinancing Term Loan, a “Refinancing Loan”) in an amount equal to its Refinancing Revolving Commitment and (ii) each Refinancing Revolving Lender of such Class shall become a Lender hereunder with respect to the Refinancing Revolving Commitment and the Refinancing Revolving Loans made pursuant thereto.

(c)                             Refinancing Loan Request. Each Refinancing Loan Request from the Borrower pursuant to this Section 2.23 shall set forth the requested amount and proposed terms of the relevant Refinancing Term Loans or Refinancing Revolving Commitments. Refinancing Term Loans may be made, and Refinancing Revolving Commitments may be provided, by any existing Lender (but no existing Lender will have an obligation to make any Refinancing Commitment, nor will the Borrower have any obligation to approach any existing Lender to provide any Refinancing Commitment) or by any Additional Lender (each such existing Lender or Additional Lender providing such Refinancing Commitment or Refinancing Loan, a “Refinancing Revolving Lender” or “Refinancing Term Lender,” as applicable, and, collectively, “Refinancing Lenders”); provided that the Administrative Agent, each Issuing Lender and the Swingline Lender shall have consented (not to be unreasonably withheld, conditioned or delayed) to any Lender or Additional Lender’s making such Refinancing Term Loans or providing such Refinancing Revolving Commitments solely to the extent such consent, if any, would be required under Section 10.6(b) for an assignment of Term Loans or Revolving Commitments, as applicable, to such Lender or Additional Lender.

(d)                             Effectiveness of Refinancing Amendment. The effectiveness of any Refinancing Amendment, and the Refinancing Commitments thereunder, shall be subject to the satisfaction on the date thereof (a “Refinancing Facility Closing Date”) of each of the following conditions, together with any other conditions set forth in the Refinancing Amendment:

(i)            (x) each Refinancing Term Loan Commitment shall be in an aggregate principal amount that is not less than $10,000,000 and shall be in an increment of $5,000,000 (provided that such amount may be less than $10,000,000 and not in an increment of $5,000,000 if such amount is equal to the entire outstanding principal amount of Refinanced Debt that is in the form of Term Loans) or (y) each Refinancing Revolving Commitment shall be in an aggregate principal amount that is not less than $10,000,000 and shall be in an increment of $5,000,000 (provided that such amount may be less than $10,000,000 and not in an increment of $5,000,000 if such amount is equal to the entire outstanding principal amount of Refinanced Debt that is in the form of Revolving Commitments), in each case, unless otherwise agreed by the Borrower and the Administrative Agent.

(e)                             Required Terms. The terms, provisions and documentation of the Refinancing Term Loans and Refinancing Term Loan Commitments or the Refinancing Revolving Loans and Refinancing Revolving Commitments, as the case may be, of any Class shall be as agreed between the Borrower and the applicable Refinancing Lenders providing such Refinancing Commitments and, to the extent not substantially identical to any Class of Term Loans or Revolving Commitments, as applicable, existing on the Refinancing Facility Closing Date (except to the extent permitted by clauses (i) and (ii) below, as applicable, and with respect to pricing and optional prepayment or redemption terms), shall reflect market terms and conditions (as determined by the Borrower) at the time of incurrence or issuance of such Refinancing Term Loans or Refinancing Revolving Commitments, as the case may be. In any event:

(i)            the Refinancing Term Loans:

(A)            as of the Refinancing Facility Closing Date, shall not have a final scheduled maturity date earlier than the Maturity Date of the Refinanced Debt,

(B)            as of the Refinancing Facility Closing Date, shall have amortization (subject to clause (e)(i) 2.23(e)(i)(A)(A) above) determined by the Borrower and the applicable Refinancing Term Lenders but shall not have a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of the Refinanced Debt,

(C)            shall have an Effective Yield determined by the Borrower and the applicable Refinancing Term Lenders,

(D)            shall have fees determined by the Borrower and the applicable Refinancing Term Loan arranger(s),

(E)            may participate on a pro rata basis or less than a pro rata basis (but not on a greater than pro rata basis (except for prepayments pursuant to Section 2.7(b)(v) or 2.7(d)(A)(y)) in any mandatory prepayments of Term Loans hereunder,

(F)            shall not have a greater principal amount than (x) the principal amount of the Refinanced Debt plus (y) accrued interest, fees, premiums (if any) and penalties thereon and fees, expenses, OID and upfront fees associated with the refinancing plus (z) any additional amount of Indebtedness to the extent that such additional amount would otherwise be permitted to be incurred and secured on a pari passu basis with the Obligations pursuant to Sections 6.1 and 6.2 hereof (it being understood that any such additional amount shall utilize availability under any “basket” set forth in those Sections) and the Administrative Agent and any Person providing any Refinancing Loans or Refinancing Commitments may rely on the Borrower’s certification of compliance with this clause (F) (provided that the Administrative Agent has not notified such Person in writing of its objection to such calculation prior to the funding thereof) and, without excusing any Default or Event of Default which may arise from any inaccuracy in such certification, such certification will be deemed accurate for purposes of determining whether the financing provided by any Person relying thereon qualifies as Refinancing Loans or Refinancing Commitments, as applicable, and

(G)            (I) shall rank pari passu in right of payment with the Obligations under Term Loans and Revolving Loans and shall have the same Subsidiary Guarantors and (II) shall be secured either on a pari passu basis with the Obligations or on a junior basis to the Obligations, in each case over the same (or less) Collateral that secures the Term Loans; provided that, with respect to any Refinancing Term Loans that are secured by the Collateral on a junior basis to the Obligations, such Refinancing Term Loans shall be established as a facility separate from the Term Loans provided herein; provided, further, with respect to any Refinancing Term Loans that are secured by the Collateral on a junior basis to the Obligations, such Refinancing Term Loans shall be subject to a Junior Lien Intercreditor Agreement; and

(ii)            the Refinancing Revolving Commitments and Refinancing Revolving Loans:

(A)            (I) shall rank pari passu in right of payment with the Obligations under Term Loans and Revolving Loans and shall have the same Subsidiary Guarantors and (II) shall be secured either on a pari passu basis with the Obligations or on a junior basis to the Obligations, in each case over the same (or less) Collateral that secures the Revolving Commitments and Revolving Loans; provided that, with respect to any Refinancing Revolving Commitments that are secured by the Collateral on a junior basis to the Obligations, such Refinancing Revolving Commitments shall be established as a facility separate from the Revolving Commitments provided herein; provided, further, with respect to any Refinancing Revolving Commitments that are secured by the Collateral on a junior basis to the Obligations, such Refinancing Revolving Commitments shall be subject to a Junior Lien Intercreditor Agreement,

(B)            (I) shall not have a final scheduled maturity date or mandatory commitment reduction date earlier than the Maturity Date or commitment reduction date, respectively, with respect to the Refinanced Debt and (II) shall not have any scheduled amortization or mandatory commitment reductions prior to the maturity date of the Refinanced Debt,

(C)            shall provide that the borrowing and repayment (except for (1) payments of interest and fees at different rates on Refinancing Revolving Commitments (and related outstandings), (2) repayments required upon the Maturity Date of the Refinancing Revolving Commitments and (3) repayment made in connection with a permanent repayment and termination of commitments (in accordance with clause (E) below)) of Loans with respect to Refinancing Revolving Commitments after the associated Refinancing Facility Closing Date shall be made and participations in Letters of Credit shall be on a pro rata basis or less than a pro rata basis (but not more than a pro rata basis) with all other Revolving Commitments then existing on the Refinancing Facility Closing Date,

(D)            may provide that the permanent repayment of Revolving Loans with respect to, and termination or reduction of, Refinancing Revolving Commitments after the associated Refinancing Facility Closing Date be made on a pro rata basis or less than pro rata basis (but not greater than pro rata basis) with all other Revolving Commitments,

(E)            shall provide that assignments and participations of Refinancing Revolving Commitments and Refinancing Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Commitments and Revolving Loans then existing on the Refinancing Facility Closing Date,

(F)            shall have Effective Yield determined by the Borrower and the applicable Refinancing Revolving Lenders,

(G)            shall have fees determined by the Borrower and the applicable Refinancing Revolving Commitment arranger(s), and

(H)            shall not have a greater principal amount of Commitments than (x) the principal amount of the Commitments of the Refinanced Debt plus (y) accrued interest, fees, premiums (if any) and penalties thereon and fees, expenses, OID and upfront fees associated with the refinancing plus (z) any additional amount of Indebtedness to the extent that such additional amount would otherwise be permitted to be incurred and secured on a pari passu basis with the Obligations pursuant to Sections 6.1 and 6.2 hereof (it being understood that any such additional amount shall utilize availability under any “basket” set forth in those Sections)) and the Administrative Agent and any Person providing any Refinancing Loans or Refinancing Commitments may rely on the Borrower’s certification of compliance with this clause (H) (provided that the Administrative Agent has not notified such Person in writing of its objection to such calculation prior to the funding thereof) and, without excusing any Default or Event of Default which may arise from any inaccuracy in such certification, such certification will be deemed accurate for purposes of determining whether the financing provided by any Person relying thereon qualifies as Refinancing Loans or Refinancing Commitments, as applicable.

(f)                             Refinancing Amendment. Commitments in respect of Refinancing Term Loans and Refinancing Revolving Commitments shall become additional Commitments pursuant to an amendment (a “Refinancing Amendment”) to this Agreement and, as appropriate, the other Credit Documents, executed by the Borrower, each Refinancing Lender providing such Commitments, the Administrative Agent and, in the case of Refinancing Revolving Commitments, each Issuing Lender and the Swingline Lender. The Refinancing Amendment may, without the consent of any other Credit Party, the Administrative Agent or any Lender, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.23. The Borrower will use the proceeds of the Refinancing Term Loans and Refinancing Revolving Commitments to (x) retire the applicable Refinanced Debt and to pay accrued interest, fees, premiums (if any) and penalties thereon and fees, expenses, OID and upfront fees associated with the refinancing and (y) with respect to any additional amount of Indebtedness permitted by Section 2.23(e)(i)(F) or Section 2.23(e)(ii)(H) above, for any purpose not prohibited by this Agreement.

2.24.        Extension of Term Loans; Extension of Revolving Loans.

(a)                             Extension of Term Loans. The Borrower may at any time and from time to time request that all or a portion of the Term Loans of one or more Classes existing at the time of such request (each, an “Existing Term Loan Tranche”) be amended to extend the scheduled Maturity Date with respect to all or a portion of the Term Loans of such Existing Term Loan Tranche (any such Term Loans which have been so amended, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.24. In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Term Loan Tranche) (each, a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall (i) be identical as offered to each Lender under the same Class in such Existing Term Loan Tranche (including as to the proposed interest rates and fees payable, but excluding any arrangement, structuring or other similar fees payable in connection therewith that are not generally shared with all relevant Lenders of such Class) and offered pro rata to each Lender under the same Class in such Existing Term Loan Tranche; (ii) except as to interest rates, fees, amortization, final maturity date, “AHYDO catchup” payments, optional prepayments, premium, required prepayment dates and participation in prepayments, which shall be determined by the Borrower and the Extending Term Lenders and set forth in the relevant Term Loan Extension Request, reflect market terms and conditions at the time of incurrence or issuance (as reasonably determined by the Borrower); (iii) all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Term Loans of such Existing Term Loan Tranche, to the extent provided in the applicable Extension Amendment; provided, however, that at no time shall there be Classes of Extended Term Loans and Refinancing Term Loans hereunder which have more than five (5) different Maturity Dates; (iv) the Effective Yield with respect to the Extended Term Loans (whether in the form of interest rate margin, upfront fees, original issue discount or otherwise) may be different than the Effective Yield for the Term Loans of such Existing Term Loan Tranche, in each case, to the extent provided in the applicable Extension Amendment; (v) the Extension Amendment may provide for other covenants (as determined by the Borrower and Lenders extending) and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Term Loans); and (vi) Extended Term Loans may have prepayment terms (including call protection) as may be agreed by the Borrower and the Lenders thereof; provided, that no Extended Term Loans may be optionally prepaid prior to the date on which all Term Loans with an earlier final stated maturity (including Term Loans under the Existing Term Loan Tranche from which they were amended) are repaid in full, unless such optional prepayment is accompanied by a pro rata optional prepayment of such other Term Loans; provided, however, that (A) no Event of Default shall have occurred and be continuing at the time a Term Loan Extension Request is delivered to Lenders, (B) in no event shall the Maturity Date of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof be earlier than the then Latest Maturity Date of the Existing Term Loan Tranche, (C) the Weighted Average Life to Maturity of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof shall be no shorter (other than by virtue of amortization or prepayment of such Indebtedness prior to the time of incurrence of such Extended Term Loans) than the remaining Weighted Average Life to Maturity of the applicable Existing Term Loan Tranche, (D) all documentation in respect of such Extension Amendment shall be consistent with the foregoing and (E) any Extended Term Loans may participate on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments of Term Loans hereunder, in each case as specified in the respective Term Loan Extension Request. Any Extended Term Loans amended pursuant to any Term Loan Extension Request shall be designated a series (each, a “Term Loan Extension Series”) of Extended Term Loans for all purposes of this Agreement; provided that any Extended Term Loans amended from an Existing Term Loan Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Class of Term Loans (in which case scheduled amortization with respect thereto shall be proportionately increased). Each request for Extended Term Loans proposed to be incurred under this Section 2.24 shall be in an aggregate principal amount that is not less than $10,000,000 (unless otherwise agreed by the Borrower and the Administrative Agent) (it being understood that the actual principal amount thereof provided by the applicable Lenders may be lower than such minimum amount) and the Borrower may impose an Extension Minimum Condition with respect to any Term Loan Extension Request, which may be waived by the Borrower in its sole discretion.

(b)                             Extension of Revolving Commitments. The Borrower may at any time and from time to time request that all or a portion of the Revolving Commitments of a given Class or Classes (each, an “Existing Revolver Tranche”) be amended to extend the Maturity Date with respect to all or a portion of any principal amount of such Revolving Commitments (any such Revolving Commitments which have been so amended, “Extended Revolving Commitments”) and to provide for other terms consistent with this Section 2.24. In order to establish any Extended Revolving Commitments, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Revolver Tranche) (each, a “Revolver Extension Request”) setting forth the proposed terms of the Extended Revolving Commitments to be established, which shall (x) be identical as offered to each Lender under the same Class in such Existing Revolver Tranche (including as to the proposed interest rates and fees payable, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with all relevant Lenders of such Class) and offered pro rata to each Lender under the same Class in such Existing Revolver Tranche and (y) except as to interest rates, fees, optional redemption or prepayment terms, final maturity, and after the final maturity date, any other covenants and provisions (which shall be determined by the Borrower and the Extending Revolving Lenders and set forth in the relevant Revolver Extension Request), the Extended Revolving Commitment extended pursuant to an Revolver Extension Request, and the related outstandings, shall be a Revolving Commitment (or related outstandings, as the case may be) which shall reflect market terms and conditions at the time of the Extension (as determined by the Borrower): (i) the Maturity Date of the Extended Revolving Commitments may be delayed to a later date than the Maturity Date of the Revolving Commitments of such Existing Revolver Tranche, to the extent provided in the applicable Extension Amendment; provided, however, that at no time shall there be Classes of Revolving Commitments hereunder (including Extended Revolving Commitments) which have more than five (5) different Maturity Dates, (ii) the Effective Yield, pricing, optional redemption or prepayment terms, with respect to extensions of credit under the Extended Revolving Commitments (whether in the form of interest rate margin, upfront fees, OID or otherwise) may be different than the Effective Yield, pricing, optional redemption or prepayment terms, for extensions of credit under the Revolving Commitments of such Existing Revolver Tranche, in each case, to the extent provided in the applicable Extension Amendment, (iii) the Extension Amendment may provide for other covenants (as determined by the Borrower and Lenders extending) and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Revolving Commitments), and (iv) all borrowings under the applicable Revolving Commitments (i.e., the Existing Revolver Tranche and the Extended Revolving Commitments of the applicable Revolver Extension Series) and repayments thereunder shall be made on a pro rata basis (except for (I) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings), (II) repayments required upon the Maturity Date of the non-extending Revolving Commitments and (III) repayments made in connection with a permanent repayment and termination of non-extended Revolving Commitments); provided, further, that (A) no Event of Default shall have occurred and be continuing at the time a Revolver Extension Request is delivered to Lenders, (B) in no event shall the final maturity date of any Extended Revolving Commitments of a given Revolver Extension Series at the time of establishment thereof be earlier than the then Latest Maturity Date of any other Revolving Commitments hereunder, and (C) all documentation in respect of such Extension Amendment shall be consistent with the foregoing. Any Extended Revolving Commitments amended pursuant to any Revolver Extension Request shall be designated a series (each, a “Revolver Extension Series”) of Extended Revolving Commitments for all purposes of this Agreement; provided that any Extended Revolving Commitments amended from an Existing Revolver Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Class of Revolving Commitments. Each request for a Revolver Extension Series of Extended Revolving Commitments proposed to be incurred under this Section 2.24 shall be in an aggregate principal amount that is not less than $10,000,000 (unless otherwise agreed by the Borrower and the Administrative Agent) (it being understood that the actual principal amount thereof provided by the applicable Lenders may be lower than such minimum amount) and the Borrower may impose an Extension Minimum Condition with respect to any Revolver Extension Request, which may be waived by the Borrower in its sole discretion.

(c)                             Extension Request. The Borrower shall provide the applicable Extension Request at least five Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to the date on which Lenders under the Existing Term Loan Tranche or Existing Revolver Tranche, as applicable, are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent and the Borrower, in each case acting reasonably to accomplish the purposes of this Section 2.24. Subject to Section 2.19, no Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Tranche amended into Extended Term Loans or any of its Revolving Commitments amended into Extended Revolving Commitments, as applicable, pursuant to any Extension Request. Any Lender holding a Loan under an Existing Term Loan Tranche (each, an “Extending Term Lender”) wishing to have all or a portion of its Term Loans under the Existing Term Loan Tranche subject to such Extension Request amended into Extended Term Loans and any Revolving Lender (each, an “Extending Revolving Lender”) wishing to have all or a portion of its Revolving Commitments under the Existing Revolver Tranche subject to such Extension Request amended into Extended Revolving Commitments, as applicable, shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan Tranche or Revolving Commitments under the Existing Revolver Tranche, as applicable, which it has elected to request be amended into Extended Term Loans or Extended Revolving Commitments, as applicable (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate principal amount of Term Loans under the Existing Term Loan Tranche or Revolving Commitments under the Existing Revolver Tranche, as applicable, in respect of which applicable Term Lenders or Revolving Lenders, as the case may be, shall have accepted the relevant Extension Request exceeds the amount of Extended Term Loans or Extended Revolving Commitments, as applicable, requested to be extended pursuant to the Extension Request, Term Loans or Revolving Commitments, as applicable, subject to Extension Elections shall be amended to Extended Term Loans or Revolving Commitments, as applicable, on a pro rata basis (subject to rounding by the Administrative Agent, which shall be conclusive) based on the aggregate principal amount of Term Loans or Revolving Commitments, as applicable, included in each such Extension Election.

(d)                             Extension Amendment. Extended Term Loans and Extended Revolving Commitments shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent, each Extending Term Lender or Extending Revolving Lender, as applicable, providing an Extended Term Loan or Extended Revolving Commitment, as applicable, thereunder, and, with respect to any Extended Revolving Commitments resulting in an extension of an L/C Issuer’s obligations with respect to a Letter of Credit, such L/C Issuer, or the Swingline Lender’s obligations with respect to a Swingline Loan, the Swingline Lender, which shall be consistent with the provisions set forth in Section 2.24(a) or (b) above, respectively (but which shall not require the consent of any other Lender). The effectiveness of any Extension Amendment shall be subject to the satisfaction (or waiver in accordance with such Extension Amendment) on the date thereof of each of the conditions set forth in Section 4.2(a) and (b) and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date (conformed as appropriate) other than changes to such legal opinion resulting from a change in law, change in fact or change to counsel’s form of opinion and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that the Extended Term Loans or Extended Revolving Commitments, as applicable, are provided with the benefit of the applicable Credit Documents. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment. Each of the parties hereto hereby agrees that this Agreement and the other Credit Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Term Loans or Extended Revolving Commitments, as applicable, incurred pursuant thereto, (ii) modify the scheduled repayments set forth in Section 2.10 with respect to any Existing Term Loan Tranche subject to an Extension Election to reflect a reduction in the principal amount of the Term Loans required to be paid thereunder in an amount equal to the aggregate principal amount of the Extended Term Loans amended pursuant to the applicable Extension (with such amount to be applied ratably to reduce scheduled repayments of such Term Loans required pursuant to Section 2.1(c)), (iii) modify the prepayments set forth in Section 2.7 to reflect the existence of the Extended Term Loans and the application of prepayments with respect thereto, (iv) address technical issues relating to funding and payments and (v) effect such other amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.24, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment.

(e)                             No conversion or extension of Loans of Commitments pursuant to any Extension in accordance with this Section 2.24 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement. This Section 2.24 shall supersede any provisions in Section 2.19 or 10.1 to the contrary.

2.25.        Loan Repurchases.

(a)                             Subject to the terms and conditions set forth or referred to below, a Purchasing Borrower Party may from time to time, in its discretion, conduct modified Dutch auctions to make Auction Purchase Offers, each such Auction Purchase Offer to be managed by an investment bank of recognized standing selected by the Borrower following consultation with the Administrative Agent (in such capacity, the “Auction Manager”) and to be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.25 and the Auction Procedures, in each case, so long as the following conditions are satisfied:

(i)            no Default or Event of Default shall have occurred and be continuing at the time of purchase of any Term Loans or on the date of the delivery of each Auction Notice;

(ii)            the assigning Lender and the Purchasing Borrower Party shall execute and deliver to Administrative Agent an Assignment and Assumption;

(iii)            the maximum principal amount (calculated on the face amount thereof) of Term Loans that the Purchasing Borrower Party offers to purchase in any Auction Purchase Offer shall be no less than $10,000,000 (unless another amount is agreed to by Administrative Agent in its reasonable discretion);

(iv)            any Term Loans assigned to any Purchasing Borrower Party shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder, and such Term Loans may not be resold (it being understood and agreed that any gains or losses by any Purchasing Borrower Party upon purchase or acquisition and cancellation of such Term Loans shall not be taken into account in the calculation of Excess Cash Flow, Consolidated Net Income or Consolidated EBITDA);

(v)            no more than one Auction Purchase Offer with respect to any Facility may be ongoing at any one time and no more than four Auction Purchase Offers (regardless of Facility) may be made in any one year;

(vi)            at the time of each purchase of Term Loans through an Auction Purchase Offer, the Borrower shall have delivered to the Auction Manager a certificate of a Responsible Officer certifying as to compliance with the preceding clause (i);

(vii)            no Purchasing Borrower Party may use the proceeds, directly or indirectly, from Revolving Loans to purchase any Term Loans; and

(viii)            each Auction Purchase Offer shall be made to all Lenders of the applicable Facility subject to such Auction Purchase Offer on a pro rata basis.

(b)                             A Purchasing Borrower Party must terminate any Auction Purchase Offer if it fails to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to such Auction Purchase Offer. If a Purchasing Borrower Party commences any Auction Purchase Offer (and all relevant requirements set forth above which are required to be satisfied at the time of the commencement of such Auction Purchase Offer have in fact been satisfied), and if at such time of commencement the Purchasing Borrower Party reasonably believes that all required conditions set forth above which are required to be satisfied at the time of the consummation of such Auction Purchase Offer shall be satisfied, then the Purchasing Borrower Party shall have no liability to any Lender for any termination of such Auction Purchase Offer as a result of the failure to satisfy one or more of the conditions set forth above at the time of consummation of such Auction Purchase Offer, and any such failure shall not result in any Default or Event of Default hereunder. With respect to all purchases of Term Loans of any Facility made by a Purchasing Borrower Party pursuant to this Section 2.25, the Purchasing Borrower Party shall pay on the settlement date of each such purchase all unpaid interest (except to the extent otherwise set forth in the relevant offering documents), if any, on the purchased Term Loans of the applicable Facility accrued from the incurrence of such purchased Term Loan up to the settlement date of such purchase.

(c)                             a Purchasing Borrower Party may from time to time, in its discretion, conduct open market purchases on a non-pro rata basis so long as the following conditions are satisfied:

(i)            no Default or Event of Default shall have occurred and be continuing at the time of purchase of any Term Loans;

(ii)            the assigning Lender and the Purchasing Borrower Party shall execute and deliver to Administrative Agent an Assignment and Assumption;

(iii)            any Term Loans assigned to any Purchasing Borrower Party shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder, and such Term Loans may not be resold (it being understood and agreed that any gains or losses by any Purchasing Borrower Party upon purchase or acquisition and cancellation of such Term Loans shall not be taken into account in the calculation of Excess Cash Flow, Consolidated Net Income or Consolidated EBITDA);

(iv)            no Purchasing Borrower Party may use the proceeds, directly or indirectly, from Revolving Loans to purchase any Term Loans.

(d)                             The Administrative Agent and the Lenders hereby consent to the Auction Purchase Offers and open market purchases and the other transactions effected pursuant to and in accordance with the terms of this Section 2.25 (provided that no Lender shall have an obligation to participate in any such Auction Purchase Offer or open market repurchase). For the avoidance of doubt, it is understood and agreed that the provisions of Section 2.11 will not apply to the purchases of Term Loans pursuant to and in accordance with the provisions of this Section 2.25. The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Section 8 and Section 10 to the same extent as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Auction Purchase Offer.

SECTION 3
REPRESENTATIONS AND WARRANTIES

To induce the Lenders to enter into this Agreement and to make Loans herein provided for, the Credit Parties hereby represent and warrant to the Administrative Agent and to each Lender that as of the Closing Date and as of each date such representations and warranties are required to be made in accordance with the terms of the Credit Documents:

3.1.           Financial Statements.

The Borrower has delivered to the Administrative Agent copies of the financial statements of the Borrower and its Subsidiaries referenced in Section 4.1(f). The financial statements described in Section 4.1(f) (including in each case the related schedules and notes) fairly present in all material respects the Consolidated financial position of the Borrower and its Subsidiaries (or, as applicable, to the knowledge of the Borrower, Steelcase and its Subsidiaries) as of the respective dates specified in such financial statements and the Consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments and the absence of footnotes).

3.2.           Organization; Existence; Patriot Act Information.

Each of the Credit Parties is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign entity and is in good standing under the laws of each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Credit Parties has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the other Credit Documents and to perform the provisions hereof and thereof. Set forth on Schedule 3.2 as of the Effective Date, and as of the last date such Schedule was required to be updated in accordance with Section 5.2, is the following information for each Credit Party: the exact legal name of such Credit Party in the four (4) months prior to the Closing Date, the state of incorporation or organization, the type of organization, the jurisdictions in which such Credit Party is qualified to do business, the chief executive office, the principal place of business, the business phone number, the organization identification number, the federal tax identification number, the ownership information (e.g. publicly held, if private or partnership, the owners and partners of each of the Credit Parties) and noting whether such entity is a Material Domestic Subsidiary and/or an Excluded Subsidiary. No Credit Party nor any Subsidiary thereof is an EEA Financial Institution.

3.3.           Authorization; Power; Enforceable Obligations.

This Agreement and the other Credit Documents have been duly authorized by all necessary corporate or limited liability company action on the part of the Borrower and the other Credit Parties, and this Agreement constitutes, and upon execution and delivery thereof each Credit Document will constitute, a legal, valid and binding obligation of the Credit Parties executing such documents enforceable against such Credit Parties in accordance with their respective terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law.

3.4.           Consent: Government Authorizations.

(a)                             No approval, consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with acceptance of extensions of credit by the Borrower or the making of the guaranties hereunder or with the execution, delivery or performance of any Credit Documents by the other Credit Parties (other than those which have been obtained) or with the validity or enforceability of any Credit Document against the Credit Parties, except such filings as are required to be made with and have been, or will be, made on a timely basis with, the United States Securities and Exchange Commission.

(b)                             The grant by any Credit Party of the Liens granted by it pursuant to the Collateral Documents or the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except in each case for filings and actions completed on or prior to the Closing Date and as contemplated hereby and by the Collateral Documents necessary to perfect or maintain the Liens on the Collateral granted by the Credit Parties in favor of the Administrative Agent for the benefit of the Secured Parties (including, without limitation, UCC financing statements, filings in the United States Patent and Trademark Office and the United States Copyright Office).

3.5.           No Material Litigation.

(a)                             As of the Effective Date, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or any property of the Borrower or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b)                             As of the Effective Date, neither the Borrower nor any Subsidiary is in default under any order judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

3.6.           Taxes.

The Borrower and its Subsidiaries have filed all tax returns (federal, state, local and foreign) that are required to have been filed in any jurisdiction, and have paid all income taxes shown to be due and payable (including interest and penalties) on such returns and all other taxes and assessments payable by them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which is not individually or in the aggregate Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Borrower or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. None of the Credit Parties or their respective Subsidiaries are aware, as of the Effective Date, of any proposed tax assessments against it or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect.

3.7.           ERISA.

(a)                             Each Credit Party and each ERISA Affiliate have operated and administered each Plan (other than Multiemployer Plans) in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and would not reasonably be expected to result in a Material Adverse Effect. Neither any Credit Party nor any ERISA Affiliate has incurred any liability pursuant to Title IV of ERISA (other than for premiums payable to the PBGC not yet due) or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA) or for failure to comply with the provisions of Title I of ERISA, in each case which has not been satisfied, and no event, transaction or condition has occurred or exists that would reasonably be expected to result in the incurrence of any such liability by any Credit Party or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of any Credit Party or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions including Section 401 (a)(29) or 412 of the Code, other than, for purposes of this sentence, such liabilities, penalties, excise taxes or Liens as would not be individually or in the aggregate result in a Material Adverse Effect.

(b)                             The present value of all “benefit liabilities” (as defined in Section 4001 (a)(16) of ERISA), whether or not vested, under all Single Employer Plans, determined with respect to each Single Employer Plan, as of the most recent valuation date prior to the date on which this representation is made or deemed made (determined, in each case, in accordance with the Financial Account Standards Board Statement 87 utilizing the actuarial valuation report) did not exceed the fair market value of the assets of the Single Employer Plans by more than $40,000,000 in the aggregate for all such Plans.

(c)                             Neither any Credit Party nor any ERISA Affiliate has incurred any withdrawal liabilities under Section 4201 of ERISA that have not been satisfied or is subject to contingent withdrawal liabilities under Section 4204 of ERISA with respect to any Multiemployer Plan that individually or in the aggregate would result in a Material Adverse Effect. Neither any Credit Party nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in Insolvency, or has been terminated (within the meaning of Title IV of ERISA), and, to the knowledge of the Credit Parties, no Multiemployer Plan is reasonably expected to be in Insolvency, or terminated.

(d)                             The aggregate expected post-retirement benefit obligation (determined with respect to a Credit Party as of the last day of the Credit Party’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by Section 4980B of the Code or similar state law) of the Credit Parties and their Subsidiaries would not reasonably be expected to have a Material Adverse Effect. Each Plan which is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) maintained by the Credit Party or any ERISA Affiliate to which Sections 601 or 609 of ERISA and Section 4980B of the Code apply has been administered in compliance with such sections except as would result in a Material Adverse Effect.

(e)                             The execution and delivery of this Agreement and the other Credit Documents hereunder will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975(c)(1)(A)- (D) of the Code. The representation and warranty of the Credit Parties in the preceding sentence is made on reliance upon and subject to the accuracy of the Lenders’ representations in Section 10.26 and any purchasing Lender’s representations made pursuant to Section 10.6.

(f)                             The Borrower is not a Benefit Plan and is not and will not be using “plan assets” (within the meaning of 29 CFR 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans to repay or secure any of the Obligations, the Letters of Credit or the Commitments.

3.8.           Governmental Regulations, Anti-Terrorism Laws; Etc.

(a)                             No part of the proceeds of the Loans hereunder will be used, directly or indirectly, for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U; provided that, to the extent applicable, the Borrower may use the proceeds of the Initial Term Loans and Revolving Loans borrowed on the Closing Date to fund a portion of the consideration paid by the Borrower to consummate the Acquisition. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in said Regulation U. No Indebtedness being reduced or retired out of the proceeds of the Loans hereunder was or will be incurred for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U or any “margin security” within the meaning of Regulation T. “Margin stock” within the meaning of Regulation U does not constitute more than 25% of the value of the Consolidated Assets of the Borrower and its Subsidiaries. Neither the execution and delivery hereof by the Borrower, nor the performance by it or its Subsidiaries of any of the Transactions (including, without limitation, the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or regulations issued pursuant thereto, or Regulation T, U or X.

(b)                             No Credit Party is (i) an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, and is not controlled by such a company, or (ii) a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 2005, as amended.

(c)                             The use of the proceeds of the Loans hereunder will not violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Without limiting the foregoing, none of the Credit Parties is or will (i) become a person whose property or interest in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) or (ii) to the best of its knowledge, engage in any dealings or transactions relating to any property or interests in property blocked pursuant to Executive Order 13224.

(d)                             No Credit Party nor any of its Subsidiaries or their respective directors or officers, nor to their knowledge, any employees or agents (i) is a Sanctioned Person or currently the subject or target of any Sanctions, (ii) is owned or controlled by or is acting on behalf or for the benefit of a Sanctioned Person, (iii) engages in dealings with any Sanctioned Person or Sanctioned Countries, or (iv) is under administrative, civil or criminal investigation for an alleged violation of, or received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of, Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions by a governmental authority that enforces Sanctions or any Anti-Corruption Laws or Anti-Money Laundering Laws. Each Credit Party and each of their Subsidiaries and their respective directors and officers, and to their knowledge, employees and agents (acting in their capacity as such) is and has been since the past five (5) years in compliance with Anti-Corruption Laws and in all material respects with Anti-Money Laundering Laws and is and has been since April 24, 2019, in compliance with Sanctions.

(e)                             Each of the Borrower and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower and its Subsidiaries and their respective directors, officers, employees, and agents with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

(f)                             Neither the making of the Loans hereunder nor the Borrower’s use of the proceeds thereof will violate any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions.

3.9.           Subsidiaries.

(a)                             As of the Effective Date or as of the last date such Schedule was required to be updated in accordance with Section 5.2 set forth on Schedule 3.9 is (except as noted therein) a complete and correct list of the Borrower’s Subsidiaries showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its Equity Interests outstanding owned by the Borrower and each other Subsidiary.

(b)                             As of the Effective Date or as of the last date such Schedule was required to be updated in accordance with Section 5.2, all of the outstanding shares of Equity Interests of each Subsidiary shown in Schedule 3.9 as being owned by the Borrower and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Borrower or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 3.9).

(c)                             Each Subsidiary identified in Schedule 3.9 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization (if such jurisdiction provides for such a concept), and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

3.10.        Use of Proceeds.

(a)                             The Extensions of Credit under the Revolving Facility will be used solely (i) on the Closing Date, at the option of the Borrower to finance the Acquisition, consummate the Refinancing and pay fees, premiums and expenses related thereto; provided that after giving effect thereto and any other Extensions of Credit under the Revolving Facility on the Closing Date, there is at least $100,000,000 of borrowing availability under the Aggregate Revolving Committed Amount and (ii) subject to clause (i), on and after the Closing Date, for the working capital and general corporate requirements of the Borrower.

(b)                             The Extensions of Credit under the Initial Tranche A Term Facility will be used solely on the Closing Date and applied first, to consummate the Refinancing solely with respect to the Existing Term Loan Credit Agreement and pay all fees, premiums and expenses related thereto, and thereafter, to finance the Acquisition, otherwise consummate the Refinancing and pay fees, premiums and expenses related thereto.

(c)                             The Extensions of Credit under the Initial Tranche B Term Facility will be used solely on the Closing Date and applied first, to finance the Acquisition, consummate the Refinancing and pay fees, premiums and expenses related thereto, and thereafter, for general corporate purposes.

(d)                             The Borrower will not request any Extension of Credit, and the Borrower shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Extension of Credit, directly or knowingly indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country in violation of Sanctions, or (iii) in any manner that would result in the violation of any Anti-Corruption Laws or Sanctions by any Person participating in this Agreement.

3.11.        Contractual Obligations; Compliance with Laws; No Conflicts.

The execution, delivery and performance by the Borrower and the other Credit Parties, as applicable, of this Agreement and the other Credit Documents will not (a) result in the creation of any Lien in respect of any property of the Borrower or any Subsidiary under any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other Material agreement or instrument to which the Borrower or any Subsidiary is bound or by which the Borrower or any Subsidiary or any of their respective properties may be bound or affected, other than Liens granted to the Administrative Agent for the benefit of the Secured Parties on the Closing Date or as otherwise permitted pursuant to Section 6.2, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Borrower or any Subsidiary, (c) violate any Requirement of Law applicable to the Borrower or any of its Subsidiaries (except those as to which waivers or consents have been obtained) or (d) conflict with, result in a breach of or constitute a default under (i) the articles of incorporation, bylaws or other organizational documents of such Person, (ii) any Material indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or (iii) any approval of any Governmental Authority relating to such Person.

3.12.        Accuracy and Completeness of Information.

All factual information heretofore, contemporaneously or hereafter furnished by or on behalf of the Borrower or any Credit Party in writing to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any other Credit Document, or the Transactions, is or will be true and accurate in all material respects as of the date stated therein and not incomplete by omitting to state any material fact necessary to make such information not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. There is no fact now known to the Borrower or any Credit Party which has, or would reasonably be expected to have, a Material Adverse Effect which fact has not been set forth herein, in the financial statements of the Borrower furnished to the Administrative Agent and/or the Lenders, or in any certificate, opinion or other written statement made or furnished by the Borrower or any Credit Party to the Administrative Agent and/or the Lenders. As of the Closing Date, all of the information included in the Beneficial Ownership Certification (or any certification that the Borrower qualifies for an express exclusion from the “legal entity customer” definition under the Beneficial Ownership Regulations) is true and correct.

3.13.        Environmental Matters.

(a)                             Except where such violation would not reasonably be expected to have a Material Adverse Effect, the Borrower and its Subsidiaries, and the facilities and properties owned, leased or operated by Borrower and its Subsidiaries (the “Properties”) and all operations of the Borrower and its Subsidiaries at the Properties are in compliance in all material respects with all applicable Environmental Laws.

(b)                             Neither the Borrower nor any of its Subsidiaries has received any written notice of violation, non-compliance or liability regarding compliance with Environmental Laws with regard to any of the Properties or the business operated by Borrower and its Subsidiaries (the “Business”) which would reasonably be expected to have a Material Adverse Effect, nor does the Borrower nor any of its Subsidiaries have knowledge of any such threatened notice.

(c)                             Except where such violation or liability would not reasonably be expected to have a Material Adverse Effect, (i) Materials of Environmental Concern have not been transported or disposed of by Borrower or any of its Subsidiaries from the Properties in violation of, or in a manner or to a location which has given rise to liability under any Environmental Law, and (ii) Materials of Environmental Concern have not been generated, treated, stored or disposed of by Borrower or any of its Subsidiaries at, on or under any of the Properties in violation of, or in a manner that has given rise to liability under, any applicable Environmental Law.

(d)                             Except where such proceeding or action would not reasonably be expected to have a Material Adverse Effect, (i) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of Borrower, threatened, under any Environmental Law to which Borrower or any of its Subsidiaries is or will be named as a party with respect to the Properties or the Business, and (ii) there are no consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial directives outstanding under any Environmental Law with respect to the Properties or the Business.

(e)                             Except where such violation or liability would not reasonably be expected to have a Material Adverse Effect, there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Borrower or any of its Subsidiaries in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner requiring remediation under Environmental Laws.

3.14.        No Burdensome Restrictions.

None of the Borrower or any of its Subsidiaries is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

3.15.        Title to Property.

The Borrower and its Subsidiaries have good and sufficient title to their respective Material properties, including all such properties reflected in the most recent audited balance sheet referred to in Section 3.1 and Section 5.1 or purported to have been acquired by the Borrower or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business or as otherwise permitted hereunder), in each case free and clear of Liens prohibited by this Agreement, except for those defects in title and Liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

3.16.        Insurance.

As of the Effective Date or as of the last date such Schedule was required to be updated in accordance with Section 5.2, the insurance coverage of the Borrower and its Subsidiaries is outlined as to carrier, policy number, expiration date, type and amount on Schedule 3.16 and such insurance coverage complies with the requirements set forth in Section 5.5.

3.17.        Licenses and Permits.

The Borrower and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, required for the continued conduct of their business, that are Material, without known conflict with the rights of others, except for those conflicts or failures to own or possess that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

3.18.        Labor Matters.

There are no collective bargaining agreements covering the employees of the Credit Parties as of the Effective Date, and none of the Credit Parties has suffered any material strikes, walkouts, work stoppages or other material labor difficulty within the five years prior to the date hereof.

3.19.        No Material Adverse Effect.

Since January 1, 2025, there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.

3.20.        Solvency.

On the Closing Date, after giving effect to the Transactions, the Borrower and its subsidiaries, when taken as a whole on a consolidated basis, (a) have property with fair value greater than the total amount of their debts and liabilities, contingent, subordinated or otherwise (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability), (b) have assets with present fair salable value not less than the amount that will be required to pay their liability on their debts as they become absolute and matured, (c) will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and (d) are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which they have unreasonably small capital.

3.21.        Authorized Officer.

As of the Effective Date, set forth on Schedule 3.21 are Responsible Officers that are permitted to sign Credit Documents on behalf of the Credit Parties, holding the offices indicated next to their respective names. Such Authorized Officers are the duly elected and qualified officers of such Credit Party and are duly authorized to execute and deliver, on behalf of the respective Credit Party, this Agreement, the Notes and the other Credit Documents.

3.22.        Security Interests in Collateral.

The Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties legal, valid and enforceable Liens on and security interests in, the Collateral described therein and to the extent intended to be created thereby, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law), and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable laws (which filings or recordings shall be made to the extent required by any Collateral Document) and (ii) upon the taking of possession or control by the Administrative Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent required by any Collateral Document), the Liens created by such Collateral Documents will constitute so far as possible under relevant law fully perfected Liens on, and security interests in, all right, title and interest of the Credit Parties in such Collateral, in each case subject to no Liens other than Liens permitted under Section 6.2.

SECTION 4
CONDITIONS

4.1.           Conditions to Effective Date.

This Agreement shall become effective upon the satisfaction of the following conditions precedent:

(a)                             Execution of Credit Agreement. Receipt by the Administrative Agent of a counterpart of this Agreement executed by a duly authorized officer of each party hereto and in each case conforming to the requirements of this Agreement.

(b)                             The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Davis Polk & Wardwell LLP, New York counsel for the Credit Parties, Faegre Drink Biddle & Reath LLP, Iowa, Indiana and Illinois counsel for the Credit Parties covering such matters relating to the Credit Parties’ entry into this Agreement. The Borrower hereby requests such counsel to deliver such opinion.

(c)                             The Administrative Agent shall have received a certificate of the secretary or assistant secretary of the Borrower as of the Effective Date to the effect that:

(i)            Attached thereto are true and correct copies of the articles of incorporation or charter documents of the Credit Parties, which have not been repealed, revoked, rescinded or further amended in any respect, and remain in full force and effect as of the date hereof.

(ii)            Attached thereto are true and correct copies of resolutions of the board of directors or comparable managing body of the Credit Parties approving and adopting the respective Credit Documents, the Transactions and authorizing execution and delivery thereof, and that the same are in full force and effect.

(iii)            Attached thereto are true and correct copies of the bylaws, operating agreement or partnership agreement of the Credit Parties, which have not been repealed, revoked, rescinded or further amended in any respect, and remain in full force and effect as of the date hereof,

(iv)            Copies, where applicable, of certificates of good standing, existence or its equivalent of each of the Credit Parties certified as of a recent date by the appropriate Governmental Authorities of the State of organization.

(d)                             To the extent any Credit Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation and any Lender delivers a written request to such Credit Party at least ten (10) days prior to the Effective Date, then the Administrative Agent and the Lenders shall have received at least three (3) days prior to the Effective Date, and be reasonably satisfied in form and substance with, a Beneficial Ownership Certification in relation to such Credit Party.

(e)                             Upon the reasonable request of any Lender made in writing at least ten (10) days prior to the Effective Date, the Borrower shall have provided to such Lender the documentation and other information so requested in connection with applicable “know your customer” and Anti-Money Laundering Laws, including, without limitation, the PATRIOT Act and , including the Patriot Act and the Beneficial Ownership Regulation, in each case at least three (3) days prior to the Effective Date.

(f)                             The Joint Lead Arrangers shall have received (i) copies of audited consolidated balance sheets and related statements of income, stockholder’s equity and cash flows for the Borrower and its subsidiaries for the fiscal years ended December 31, 2022, 2023 and 2024 and interim unaudited consolidated balance sheets and related statements of income, stockholder’s equity and cash flows for the fiscal quarters ended March 31, 2025, and June 30, 2025 and (ii) copies of all quarterly and annual financial statements of Steelcase delivered to the Borrower pursuant to the Acquisition Agreement prior to the Effective Date. The Joint Lead Arrangers hereby acknowledge that the Borrower’s and Steelcase’s public filings with the SEC of any required financial statements will satisfy the applicable requirements of this clause (f).

(g)                             The Administrative Agent shall have received all fees and other amounts due and payable by the Borrower on or prior to the Effective Date pursuant to the Fee Letters or the Credit Documents, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder. Without limiting the generality of the provisions of Section 8.4, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

4.2.           Conditions to All Extensions of Credit.

Subject to Section 2.22, and other than with respect to the borrowing of the Initial Term Loans on the Closing Date, the obligation of each Lender to make any Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent on the date of making such Extension of Credit:

(a)                             Representations and Warranties. The representations and warranties made by the Credit Parties herein or in any other Credit Document (other than Sections 3.5 and 3.19) or which are contained in any certificate furnished at any time under or in connection herewith or therewith shall be true and correct in all material respects (without duplication of any materiality qualifier set forth in such representations and warranties) on and as of the date of such Extension of Credit as if made on and as of such date (except for those which expressly relate to an earlier date which shall be true and correct as of such date).

(b)                             No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extension of Credit to be made on such date.

(c)                             Compliance with Commitments. In the case of any Extensions of Credit under the Revolving Facility, immediately after giving effect thereto (and to the application of the proceeds thereof), (i) the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not exceed the Aggregate Revolving Committed Amount, (ii) the outstanding LOC Obligations shall not exceed the LOC Committed Amount and (iii) the outstanding Swingline Loans shall not exceed the Swingline Committed Amount (except that if the Extension of Credit then being made is a continuation or extension of an Interest Period applicable to a Swingline Loan denominated in a Foreign Currency, clauses (i) and (iii) shall not be required to be satisfied as a condition thereto to the extent of any excess resulting from exchange rate fluctuations regarding the Dollar Amount of Swingline Loans denominated in Foreign Currencies of not greater than 10% of the Swingline Committed Amount).

Other than with respect to the borrowing of the Initial Term Loans on the Closing Date, each request for an Extension of Credit (including extensions and conversions) and each acceptance by the Borrower of an Extension of Credit (including extensions and conversions) shall be deemed to constitute a representation and warranty by the Borrower as of the date of such Loan that the conditions in subsections (a) and (b) of this Section have been satisfied.

4.3.           Conditions to Closing Date.

Notwithstanding anything to the contrary contained herein (including in Section 4.2) or in any other Credit Document, the obligation of each Lender to make the Initial Term Loans on the Closing Date (and, for the avoidance of doubt, the availability of the Extensions of Credit under the Revolving Commitments hereunder) shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.1):

(a)                             The Effective Date shall have occurred.

(b)                             The Acquisition Termination Date shall not have occurred.

(c)                             The Acquisition Agreement shall be in full force and effect and the Acquisition shall have been, or substantially concurrently with the funding under the Initial Term Loan Facilities shall be, consummated in all material respects in accordance with the terms of the Acquisition Agreement, after giving effect to any modifications, amendments, consents or waivers thereto, other than those modifications, amendments, consents or waivers that are materially adverse to the Lenders or the Joint Lead Arrangers unless consented to in writing by the Joint Lead Arrangers (such consent not to be unreasonably, withheld, delayed or conditioned; it being understood and agreed that (i) any change to the definition of Material Adverse Effect (as defined in the Acquisition Agreement as in effect on August 3, 2025) or any so-called “Xerox” provisions shall be deemed materially adverse, (ii) any reduction in the purchase price of less than 10% or in accordance with the Acquisition Agreement (as in effect on August 3, 2025) shall be deemed not to be materially adverse, (iii) any other reduction in the purchase price shall be deemed not to be materially adverse so long as such decrease is allocated (x) first, to reduce the Bridge Facility on a dollar-for-dollar basis and (y) second, if the commitments under the Bridge Facility have been reduced to $0, to reduce the Commitments under the Initial Term Loan Facilities, on a dollar-for-dollar and pro rata basis; provided that, once the Commitments under the Initial Tranche B Term Facility have been reduced to $400,000,000, further reductions shall be applied solely to the Commitments under the Initial Tranche A Term Facility on a dollar-for-dollar basis, (iv) any increase in the purchase price not contemplated by the Acquisition Agreement (as in effect on August 3, 2025) shall be deemed not to be materially adverse so long as (A) such increase is funded by cash of Steelcase, cash on hand of the Borrower, or amounts available to be drawn under the Revolving Commitments on the Closing Date (which amounts shall not exceed $50,000,000 in the aggregate) or (B) such increase is pursuant to any working capital and/or purchase price (or similar) adjustment provision set forth in the Acquisition Agreement (as in effect on August 3, 2025); provided, that it is agreed and understood that (x) no working capital, purchase price or similar adjustment provisions set forth in the Acquisition Agreement (as in effect on August 3, 2025) shall constitute a decrease or increase in purchase price (or otherwise constitute a waiver, amendment or modification to the Acquisition Agreement), for purposes of this clause (c), and (y) no change or other fluctuation in the stock price of the Borrower or Steelcase’s publicly listed equity shall constitute a decrease or increase in purchase price (or otherwise constitute a waiver, amendment or modification to the Acquisition Agreement), for purposes of this clause (c). The Joint Lead Arrangers shall be deemed to have consented to any such modification, amendment, consent or waiver unless they shall object thereto in writing (including via email) within 5 Business Days (as defined in the Acquisition Agreement as in effect on August 3, 2025) of receipt of written notice of such modification, amendment, consent or waiver.

(d)                             Subject to the last paragraph of this Section 4.3, Administrative Agent (or its counsel) shall have received duly executed copies of the Collateral Documents, together with:

(i)            the certificates representing the shares of capital stock or other Equity Interests (in each case, to the extent certificated) required to be pledged by any Credit Party (including the Borrower) pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof;

(ii)            each promissory note (if any) required to be pledged by any Credit Party (including the Borrower) pursuant to the Security Agreement, endorsed in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof;

(iii)            all applicable intellectual property security agreements, duly executed and delivered by each Credit Party required to be party thereto pursuant to the Security Agreement;

(iv)            UCC-1 financing statements with respect to each Credit Party, in proper form for filing with the applicable Governmental Authority; and

(v)            a Perfection Certificate, together with all attachments contemplated thereby.

(e)                             To the extent the Bridge Facility is funded on the Closing Date and/or the Senior Secured Notes are secured by the Collateral on a pari passu basis with the Liens securing the Obligations pursuant to separate security documentation, the Administrative Agent (or its counsel) shall have received a duly executed copy of the First Lien Intercreditor Agreement, among the Borrower, the Subsidiary Guarantors, the Administrative Agent, the administrative agent under the Bridge Facility and/or the collateral agent under the Senior Secured Notes, if applicable.

(f)                             The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of Davis Polk & Wardwell LLP, New York counsel for the Credit Parties and Faegre Drink Biddle & Reath LLP, Iowa, Indiana and Illinois counsel for the Credit Parties covering such matters relating to the Credit Parties, the Credit Documents or the Transactions as the Administrative Agent shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

(g)                             The Administrative Agent shall have received a certificate of the secretary or assistant secretary of the Borrower as of the Closing Date to the effect that:

(i)            Attached thereto are true and correct copies of the articles of incorporation or charter documents of the Credit Parties, which have not been repealed, revoked, rescinded or further amended in any respect, and remain in full force and effect as of the date hereof.

(ii)            Attached thereto are true and correct copies of resolutions of the board of directors or comparable managing body of the Credit Parties approving and adopting the respective Credit Documents, the Transactions and authorizing execution and delivery thereof, and that the same are in full force and effect.

(iii)            Attached thereto are true and correct copies of the bylaws, operating agreement or partnership agreement of the Credit Parties, which have not been repealed, revoked, rescinded or further amended in any respect, and remain in full force and effect as of the date hereof,

(iv)            Copies, where applicable, of certificates of good standing, existence or its equivalent of each of the Credit Parties certified as of a recent date by the appropriate Governmental Authorities of the State of organization.

(h)                             The Administrative Agent shall have received (in each cased dated the Closing Date) (i) a customary officer’s certificate from the Borrower certifying that the conditions precedent contained in Section 4.3(j), (k) and (p) have been satisfied on the Closing Date and (ii) a Solvency Certificate.

(i)                             The Administrative Agent shall have received a duly executed Borrowing Request requesting a Borrowing of Initial Term Loans and, if applicable, Revolving Loans; provided that no such Borrowing Request shall require any representation, warranty or statement as to the absence (or existence) of any Default or Event of Default as of the Closing Date other than as provided in clause (p) below and any other representation, warranty or statement shall be limited to those set forth in clause (h) below.

(j)                             The Specified Acquisition Agreement Representations shall be true and correct in all material respects and the Specified Representations shall be true and correct in all material respects (except that any representation and warranty qualified as to materiality or material adverse effect shall be true and correct in all respects after giving effect to such qualifier) (except in the case of any Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects (or all respects, if qualified as to materiality or material adverse effect after giving effect to such qualifier) as of the respective date or for the respective period, as the case may be).

(k)                             Since August 3, 2025, there has not been a Material Adverse Effect (as defined in the Acquisition Agreement as in effect on such date) on Steelcase.

(l)                             Prior to, or substantially concurrently with, the initial funding of the Initial Term Loans and, if applicable, the Revolving Loans, the Refinancing shall be consummated.

(m)                             The Administrative Agent shall have received, at least three Business Days (as defined in the Acquisition Agreement) prior to the Closing Date, all documentation and other information about any Credit Party required by applicable U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, and if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification (limited to a single LSTA form beneficial ownership certification) in relation to the Borrower, as is reasonably requested in writing by the Administrative Agent at least ten Business Days (as defined in the Acquisition Agreement) prior to the Closing Date.

(n)                             The Administrative Agent shall have received or, substantially concurrently with the funding of the Initial Term Loans, will receive (which may be paid from or offset against the proceeds of the Initial Term Loans), all fees and other amounts due and payable by the Borrower on or prior to the Closing Date pursuant to the Fee Letters or the Credit Documents, including, to the extent a reasonably detailed invoice has been delivered to the Borrower at least two Business Days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower), reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(o)                             The Joint Lead Arrangers shall have received (i) copies of audited consolidated balance sheets and related statements of income, stockholder’s equity and cash flows for the Borrower and its subsidiaries for the three fiscal years most recently ended at least 90 days prior to the Closing Date (or such lesser time applicable to the Borrower as the annual report deadline under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) and interim unaudited consolidated balance sheets and related statements of income, stockholder’s equity and cash flows for each subsequent quarterly period after the date of the last audited financial statements pursuant to this clause (i) (other than the fourth fiscal quarter of any fiscal year) ended at least 60 days prior to the Closing Date (or such lesser time applicable to the Borrower as the quarterly report deadline under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) (it being understood and acknowledged by the Joint Lead Arrangers that the audited consolidated balance sheets and related statements of income, shareholders’ equity and cash flows for the Borrower and its subsidiaries filed with the SEC, as of the date hereof, for the three years ended December 31, 2022, 2023 and 2024 and for the fiscal quarters ended March 31, 2025, and June 30, 2025, satisfy the obligation to provide such financial information for the periods covered by such filings), and (ii) copies of all quarterly and annual financial statements of Steelcase delivered to the Borrower pursuant to the Acquisition Agreement. The Joint Lead Arrangers hereby acknowledge that the Borrower’s and Steelcase’s public filings with the SEC of any required financial statements will satisfy the applicable requirements of this clause (o).

(p)                             There shall not exist any Bankruptcy Event or Payment Event of Default immediately prior to or immediately after the initial funding of the Initial Term Loans and, if applicable, the Revolving Loans, on the Closing Date.

(q)                             The Inside Date shall have occurred.

Notwithstanding the foregoing, (x) the Surviving Entity and its applicable Subsidiaries shall not be required to become party to any Credit Document or deliver any other document required under this Section 4.3 as a condition to funding of the Initial Term Loans and effectiveness of the Revolving Commitments on the Closing Date, (y) to the extent that any security interest in any Collateral is not, or cannot be, provided and/or perfected on the Closing Date (other than (i) the creation and perfection of a Lien on Collateral that is of the type where a Lien on such Collateral may be perfected solely by the filing of a financing statement under the UCC or by the filing and recordings of an intellectual property security agreement with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and (ii) a pledge of the Equity Interests of any Wholly-Owned Subsidiaries of the Borrower with respect to which a Lien may be perfected on the Closing Date by the delivery of a stock or equivalent certificate, together with a stock power or similar instrument of transfer endorsed in blank for the relevant certificate) after the Credit Parties’ use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of such Collateral shall not constitute a condition precedent to the initial funding or availability of the Initial Term Loans or Revolving Loans on the Closing Date but may instead be delivered and/or perfected pursuant to arrangements and timing to be mutually agreed by the Administrative Agent and the Borrower acting reasonably, but in any event not later than ninety days after the Closing Date or such longer period as may be agreed by the Administrative Agent and the Borrower acting reasonably and (z) the provision and/or perfection of any security interest in any Collateral required to be provided by Steelcase (including the pledge of Equity Interests owned by Steelcase and the delivery of stock or equivalent certificates) does not constitute a condition precedent to the initial funding or availability of the Initial Term Loans or Revolving Loans on the Closing Date but is, instead, subject to the requirements and timing set forth in Section 5.8.

SECTION 5
AFFIRMATIVE COVENANTS

The Credit Parties covenant and agree that on the Closing Date, and thereafter so long as this Agreement is in effect and until the Commitments have been terminated, no Loans remain outstanding and all amounts owing hereunder or under any other Credit Document or in connection herewith or therewith (other than contingent indemnification obligations as to which no demand has been made in writing and other obligations that have been Cash Collateralized) have been paid in full, the Credit Parties shall, and shall cause each Subsidiary to:

5.1.           Financial Statements.

Furnish, or cause to be furnished, to the Administrative Agent and the Lenders:

(a)                             as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower (or, if earlier, within five (5) Business Days after such date as the Borrower is required to file its annual report on Form 10-K for such fiscal year with the Securities and Exchange Commission), a Consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related Consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such Consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b)                             as soon as available, but in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or, if earlier, within five (5) Business Days after such date as the Borrower is required to file its quarterly report on Form 10-Q for such fiscal quarter with the Securities and Exchange Commission), a Consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related Consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such Consolidated statements to be certified by an Authorized Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c)                             as soon as available, but in any event within sixty (60) days after the end of each fiscal year, a copy of the detailed annual operating budget or plan including cash flow projections of the Borrower and its Subsidiaries, prepared on a Consolidated basis, for the next fiscal year on a quarterly basis, in form and detail reasonably acceptable to the Administrative Agent and the Lenders, together with a summary of the material assumptions made in the preparation of such annual budget or plan.

As to any information contained in materials furnished pursuant to Section 5.2(d), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein. All such financial statements shall be complete and correct in all material respects (subject, in the case of interim statements, to normal recurring year-end audit adjustments) and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and further accompanied by a description of, and an estimation of the effect on the financial statements on account of, any change in the application of accounting principles as provided in Section 1.3.

5.2.           Certificates; Other Information.

Furnish, or cause to be furnished, to the Administrative Agent for distribution to the Lenders:

(a)                             Accountant’s Certificate and Reports. Concurrently with the delivery of the financial statements referred to in Section 5.1(a) above, a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any breach of Section 6.11, except as specified in such certificate.

(b)                             Officer’s Certificate. Concurrently with the delivery of the financial statements referred to in Sections 5.1(a) and 5.1(b) above, a certificate of an Authorized Officer stating that, to the best of such Authorized Officer’s knowledge and belief, (i) the financial statements fairly present in all material respects the financial condition of the parties covered by such financial statements, (ii) during such period each Credit Party has observed or performed its covenants and other agreements hereunder and under the other Credit Documents, and satisfied the conditions contained in this Agreement to be observed, performed or satisfied by it (except to the extent waived in accordance with the provisions hereof), (iii) such Authorized Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (iv) solely in connection with the delivery of the financial statements referred to in Section 5.1(a), there has been no development or event during the fiscal year covered thereby which has had or would reasonably be expected to have a Material Adverse Effect. Such certificate shall include the calculations required to indicate compliance with Section 6.11 as of the last day of the period covered by such financial statements. A form of Officer’s Certificate is attached as Exhibit 5.2(b).

(c)                             Other Information. Promptly, such additional financial and other information as the Administrative Agent, at the request of any Lender, may from time to time reasonably request.

(d)                             Public Information. Promptly after the same are sent, copies of all reports (other than those otherwise provided pursuant to Section 5.1) and other financial information which any Credit Party sends to its public stockholders, and promptly after the same are filed, copies of all financial statements and non-confidential reports which any Credit Party may make to, or file with, the Securities and Exchange Commission or any successor or analogous United States Governmental Authority.

(e)                             Permitted Acquisition Information. Not less than five (5) Business Days prior to the consummation of any Qualified Permitted Acquisition, a certificate, in form and substance reasonably satisfactory to the Administrative Agent, executed by an Authorized Officer of the Borrower (A) certifying that (1) such Permitted Acquisition complies with the requirements of this Agreement and (2) after giving effect to such Permitted Acquisition and any borrowings in connection therewith, the Borrower believes in good faith that it will have sufficient availability under the Aggregate Revolving Committed Amount to meet its ongoing working capital requirements and (B) demonstrating compliance with clauses (b), (d) and (e)(i) of the definition of the Permitted Acquisition.

(f)                             Updated Schedules. Concurrently with or prior to the delivery of the financial statements referred to in Sections 5.1(a) above, (i) an updated copy of Schedule 3.2 and Schedule 3.9 if the Credit Parties or any of their Subsidiaries has formed or acquired a new Subsidiary since the Effective Date or since such Schedule was last updated, as applicable and (ii) an updated copy of Schedule 3.16 if the Credit Parties or any of their Subsidiaries has altered or acquired any insurance policies since the Effective Date or since such Schedule was last updated.

Documents required to be delivered pursuant to Section 5.1(a) or (b) or Section 5.2(d) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s Internet website; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender.

5.3.           Notices.

Give notice to the Administrative Agent (which shall promptly transmit such notice to each Lender) of:

(a)                             Defaults. Promptly (but in any event within two (2) Business Days) after any Credit Party knows thereof, the occurrence of any Default or Event of Default.

(b)                             Legal Proceedings. Promptly, any litigation, or any investigation or proceeding (including without limitation, any Governmental Authority proceeding) known to any Credit Party, relating to the Borrower or any of its Subsidiaries which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

(c)                             ERISA. Promptly on any Credit Party gaining knowledge of (i) the occurrence of any Reportable Event with respect to any Single Employer Plan, (ii) a failure by any Credit Party or any ERISA Affiliate to make any required contribution to a Single Employer Plan required to meet the minimum funding standard set forth in ERISA and the Code with respect thereto, (iii) the creation of any Lien on the assets of any Credit Party or any ERISA Affiliate in favor of the PBGC (other than a Permitted Lien) or a Plan, or (iv) with respect to any Multiemployer Plan, the assessment of any withdrawal liability against any Credit Party or any ERISA Affiliate, or the termination or Insolvency of, any Multiemployer Plan; and in each case in clauses (i) and (iv) above, such event or condition would reasonably be expected to have a Material Adverse Effect.

(d)                             Subsidiary Guarantors. Promptly after creating or acquiring any Domestic Subsidiary required to be joined as a Subsidiary Guarantor in accordance with the terms of Section 5.8, notice of the creation or acquisition of such Domestic Subsidiary.

(e)                             Other. Promptly, any other development or event which a Responsible Officer gains knowledge of which would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 5.3 shall be accompanied by a statement of an Authorized Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

5.4.           Maintenance of Existence: Compliance with Laws; Contractual Obligations.

(a)                             Subject to Section 6.4, each Credit Party will at all times preserve and keep in full force and effect its and the corporate existence of each of its Subsidiaries (unless merged into the Borrower or a Subsidiary) and all rights and franchises of itself and its Subsidiaries unless, in the good faith judgment of the Borrower, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                             Comply with all Requirements of Law, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA-related Requirements of Law, and obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect and  without limiting the generality of the foregoing, comply with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

(c)                             Fully perform and satisfy all of its obligations under all of its contractual obligations except to the extent that failure to perform and satisfy such obligations would not reasonably be expected, in the aggregate, to have a Material Adverse Effect.

5.5.           Maintenance of Property; Insurance.

(a)                             Maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times; provided that this Section 5.5 shall not prevent the Borrower or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable or acceptable in the conduct of its business and the Borrower has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                             Maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated; and furnish to the Administrative Agent, upon written request, full information as to the insurance carried. Each such policy of liability or casualty insurance maintained by or on behalf of Credit Parties shall (a) in the case of each liability insurance policy, name the Administrative Agent, on behalf of the Secured Parties, as an additional insured thereunder, (b) in the case of each casualty insurance policy, contain a lender’s loss payable clause or endorsement that names the Administrative Agent, on behalf of the Secured Parties, as the lender’s loss payee thereunder and (c) provide for at least thirty (30) days’ (or such shorter number of days as may be agreed to by the Administrative Agent or is otherwise customary) prior written notice to the Administrative Agent of any cancellation of such policy.

5.6.           Inspection of Property; Books and Records; Discussions.

Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its businesses and activities; and permit, during regular business hours and upon reasonable notice by the Administrative Agent or any Lender, the Administrative Agent or any such Lender to visit and inspect any of its properties and examine and make abstracts (including photocopies) from any of its books and records at any reasonable time, and to discuss the business, operations, properties and financial and other condition of the Credit Parties and their Subsidiaries with officers and employees of the Credit Parties and their Subsidiaries and with their independent certified public accountants. The cost of the inspection referred to in the preceding sentence shall be for the account of the Lenders unless an Event of Default has occurred and is continuing, in which case the cost of such inspection shall be for the account of the Borrower.

5.7.           Use of Proceeds.

Use the Loans solely for the purposes provided in Section 3.10.

5.8.           Covenant to Guarantee Obligations and Give Security.

Upon the formation or acquisition by any Credit Party of any new direct or indirect Subsidiary (other than any Excluded Subsidiary) and upon any Subsidiary ceasing to be an Excluded Subsidiary, the Borrower shall, at the Borrower’s expense:

(a)                             Within sixty (60) days, or in the case of the Surviving Entity and its Subsidiaries, thirty (30) days (in each case as such time may be extended by the Administrative Agent in its reasonable discretion) following the creation or acquisition of such Subsidiary or following such Subsidiary ceasing to be an Excluded Subsidiary (it being understood that quarterly determinations of whether any Immaterial Domestic Subsidiary has become a Material Domestic Subsidiary will be made within thirty (30) days after the financial statements are required to be delivered hereunder pursuant to Section 5.1(a) and 5.1(b), as applicable, and such sixty (60) day period contemplated by this Section 5.8(a) shall begin upon such thirtieth day), cause such Subsidiary to become a Subsidiary Guarantor and provide the Administrative Agent, for the benefit of the Secured Parties, a Lien on its assets to secure the Obligations by executing and delivering to the Administrative Agent a joinder to the Security Agreement, a Joinder Agreement, a counterpart of the Intercompany Note (if applicable) and/or such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, certified resolutions and other organizational and authorizing documents of such Person and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above), all in form, content and scope reasonably satisfactory to the Administrative Agent.

(b)                             Within sixty (60) days, or in the case of the Surviving Entity and its Subsidiaries, thirty (30) days (in each case as such time may be extended by the Administrative Agent in its reasonable discretion) after such formation or acquisition or after such Subsidiary ceases to be an Excluded Subsidiary (it being understood that quarterly determinations of whether any Immaterial Domestic Subsidiary has become a Material Domestic Subsidiary will be made within forty-five (45) days after the financial statements are required to be delivered hereunder pursuant to Section 5.1(a) and 5.1(b), as applicable, and such sixty (60) day period contemplated by this Section 5.8(b) shall begin upon such thirtieth day), cause each direct and indirect parent (to the extent such parent is a Credit Party) of such Subsidiary to pledge its interests in such Subsidiary to the Administrative Agent, for the benefit of the Secured Parties, to secure such parent’s Obligations (if it has not already done so) and to deliver to the Administrative Agent all certificated Equity Interests of such Subsidiary (if any) together with transfer powers in respect thereof endorsed in blank, and cause such Subsidiary:

(i)            to duly execute and deliver to the Administrative Agent, for the benefit of the Secured Parties, any additional collateral and security agreements or supplements thereto, as reasonably specified by and in form and substance reasonably satisfactory to the Administrative Agent, to secure payment of all the Obligations of such Subsidiary, and constituting Liens on the personal property (other than Excluded Assets) of such Subsidiary; and

(ii)            to take whatever action (including the filing of UCC financing statements and intellectual property security agreements and the giving of notices) may be necessary or advisable in the reasonable opinion of the Administrative Agent to provide the Administrative Agent valid and subsisting first priority perfected Liens on properties purported to be subject to the Collateral Documents, subject to any Liens permitted under Section 6.2.

Notwithstanding any of the foregoing to the contrary, the Collateral shall be subject to the limitations and exclusions set forth in the applicable Collateral Documents and it is understood and agreed that:

(a)                             no Credit Party shall be required to seek any landlord waiver, bailee letter, estoppel, warehouseman waiver or other collateral access, lien waiver or similar letter or agreement;

(b)                             no action shall be required to perfect any Lien with respect to (A) any vehicle or other asset subject to a certificate of title or (B) letter of credit rights, in each case, except to the extent that a security interest therein is perfected by filing a UCC financing statement (or equivalent) (which shall be the only required perfection action);

(c)                             no Credit Party shall be required to perfect a security interest in (i) any asset to the extent perfection of a security interest in such asset would be prohibited under any applicable Law or (ii) any Excluded Assets;

(d)                             the Administrative Agent shall not require the taking of a Lien on, or require the perfection of any Lien granted in, those assets as to which the cost of obtaining or perfecting such Lien (including any Tax or expenses relating to such Lien) is excessive in relation to the benefit to the Lenders of the security afforded thereby as reasonably determined by the Borrower and the Administrative Agent;

(e)                             no actions shall be required with respect to assets requiring perfection through control agreements or perfection by “control” (other than in respect of Indebtedness for borrowed money owing to the Credit Parties evidenced by a note in excess of $10,000,000 and certificated Equity Interests of the Borrower and of Wholly-Owned Subsidiaries otherwise required to be pledged pursuant to the Security Agreement); and

(f)                             the Credit Parties shall not have any obligation to perfect any security interest or Lien, or record any notice thereof, in any Intellectual Property included in the Collateral other than by filing and recording UCC financing statements, intellectual property security agreements or other appropriate notices with the U.S. Patent and Trademark Office, U.S. Copyright Office or any successor office thereto.

5.9.           Transactions with Affiliates.

The Borrower will conduct, and cause each of its Subsidiaries to conduct, all transactions with any of its Affiliates (other than (a) transactions between or among the Borrower and its Wholly-Owned Subsidiaries not involving any other Affiliate, (b) reasonable director, officer and employee compensation (including bonuses) and other benefits (including pursuant to any employment agreement or any retirement, health, stock option or other benefit plan) and indemnification and insurance arrangements, in each case, as determined in good faith by the Borrower’s board of directors or senior management, (c) any Restricted Payment permitted by Section 6.9 or Investment permitted by Section 6.5, (d) any transaction entered into by a Person prior to the time such Person becomes a Subsidiary or is merged or consolidated into the Borrower or a Subsidiary (provided that such transaction is not entered into in contemplation of such event), and (e) any transaction involving aggregate payments or consideration of less than $10,000,000), pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate or, if such transaction is not one which by its nature could be obtained from any such Person, is on fair and reasonable terms.

5.10.        Payment of Obligations.

File all income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies payable by any of them, to the extent such taxes and assessments have become due and payable and before they have become delinquent; provided that neither the Borrower nor any Subsidiary need pay any such tax or assessment if (a) the amount, applicability or validity thereof is contested by the Borrower or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Borrower or a Subsidiary has established adequate reserves therefore in accordance with GAAP on the books of the Borrower or such Subsidiary or (b) the nonpayment of all such taxes and assessments in the aggregate would not reasonably be expected to have a Material Adverse Effect.

5.11.        Environmental Laws.

(a)                             Except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect, (i) comply in all material respects with and take commercially reasonable steps to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and (ii) obtain and comply in all material respects with and maintain, and take commercially reasonable steps to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b)                             Except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect, (i) conduct and complete in all material respects all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, provided, however, no Credit Party or Subsidiary shall be required to undertake any such investigations, studies, sampling, testing, remedial, removal or other actions to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained in accordance with GAAP, and (ii) promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

5.12.        Beneficial Ownership; Information.

The Credit Parties shall (a) notify the Administrative Agent and each Lender that previously received a Beneficial Ownership Certification (or a certification that the Borrower qualifies for an express exclusion to the “legal entity customer” definition under the Beneficial Ownership Regulation) of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein (or, if applicable, the Borrower ceasing to fall within an express exclusion to the definition of “legal entity customer” under the Beneficial Ownership Regulation), (b) promptly upon the reasonable request of the Administrative Agent or any Lender, provide the Administrative Agent or directly to such Lender, as the case may be, any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation and (c) provide such information regarding the operations, business affairs and financial condition of the Credit Parties and their Subsidiaries as the Administrative Agent or any Lender may reasonably request.

5.13.        Maintenance of Ratings.

The Borrower will use commercially reasonable efforts to obtain and maintain (but not obtain or maintain a specific rating) (a) a public corporate family rating of the Borrower and a rating of the Initial Tranche B Term Facility, in each case from Moody’s, and (b) a public corporate credit rating of the Borrower and a rating of the Initial Tranche B Term Facility, in each case from S&P.

5.14.        Lender Calls.

The Borrower will participate in quarterly conference calls with the Administrative Agent and the Lenders, such calls to be held at such time as may be agreed to by the Borrower and the Administrative Agent within a reasonable period of time following such request, with such calls including members of senior management of the Borrower as the Borrower deems appropriate, to discuss the state of the Borrower’s business, including recent performance, operational activities, current business and market conditions and material performance changes; provided that, in no event shall more than one such call be required in any fiscal quarter; provided further, that, the requirements set forth in this Section 5.14 may be satisfied with a public earnings call open to all Lenders for the applicable period.

5.15.        Further Assurances; Additional Security.

Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, the Borrower will (a) correct any material defect or error that may be discovered in any Credit Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Credit Documents, (ii) to the fullest extent permitted by applicable law, subject any Credit Party’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents or Section 5.8, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) subject to the limitations set forth in Section 5.8, assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Credit Document or under any other instrument executed in connection with any Credit Document to which any Credit Party or any Subsidiary is or is to be a party, and cause each Subsidiary to do so.

SECTION 6
Negative Covenants

The Credit Parties covenant and agree that on the Closing Date, and thereafter so long as this Agreement is in effect and until the Commitments have been terminated, no Loans remain outstanding and all amounts owing hereunder or under any other Credit Document or in connection herewith or therewith (other than contingent indemnification obligations as to which no demand has been made in writing and other obligations that have been Cash Collateralized) have been paid in full, the Credit Parties shall not and shall not permit any Subsidiary to:

6.1.           Indebtedness.

At any time, create, incur, assume or suffer to exist any Indebtedness, except:

(a)                             Indebtedness represented by the Obligations and any Indebtedness under any Refinancing Amendment;

(b)                             Indebtedness of the Borrower or any Subsidiary owing to the Borrower or any other Subsidiary; provided that all such Indebtedness of any Credit Party owed to any Non-Guarantor Subsidiary shall be unsecured and subordinated to the Obligations pursuant to the Intercompany Note or subordinated in another manner reasonably acceptable to the Administrative Agent;

(c)                             Indebtedness existing, or pursuant to commitments existing, on the Effective Date and, with respect to any such item of Indebtedness in an aggregate committed or principal amount in excess of $15,000,000, set forth on Schedule 6.1, and any Permitted Refinancing thereof;

(d)                             Indebtedness of the Borrower and the Subsidiaries incurred after the Closing Date consisting of Finance Leases or Indebtedness incurred to provide all or a portion of the purchase price or cost of construction of an asset and any Permitted Refinancing thereof; provided that (i) such Indebtedness (other than any Permitted Refinancing thereof) to acquire such assets is incurred prior to or within ninety (90) days after such acquisition or the completion of such construction, (ii) such Indebtedness when incurred shall not exceed the purchase price or cost of construction of such asset and (iii) the total amount of all such Indebtedness shall not exceed the greater of (i) $162,500,000 and (ii) 25% of Consolidated EBITDA for the most recent period of four fiscal quarters of the Borrower and its Subsidiaries at any time outstanding;

(e)                             Indebtedness and obligations owing under (i) Bank Products and (ii) other Hedging Agreements entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;

(f)                             Guaranty Obligations in respect of Indebtedness of a Credit Party to the extent the incurrence or existence of such Indebtedness is not prohibited by this Section 6.1; provided that (i) no Guaranty Obligations of any Subsidiary in respect of any Indebtedness constituting Subordinated Indebtedness or Incremental Equivalent Debt, in each case incurred by a Credit Party, or a Permitted Refinancing of any of the foregoing shall be permitted unless such guaranteeing party shall also have Guaranty Obligations in respect of the Obligations on the terms set forth herein, and (B) if such Guaranty Obligations are in respect of Indebtedness that is subordinated to the Obligations, such Guaranty Obligations shall be subordinated to the Guaranty Obligations in respect of the Obligations on terms at least as favorable, taken as a whole (as reasonably determined by the Borrower), to the Lenders as those contained in the subordination of such Indebtedness;

(g)                             Indebtedness of any Person (i) that is existing at the time such Person is acquired by, or merged or consolidated with or into, the Borrower or a Subsidiary of the Borrower, and (ii) that is not created in contemplation of such event; provided that such Indebtedness shall not exceed the greater of (i) $162,500,000 and (ii) 25% of Consolidated EBITDA for the most recent period of four fiscal quarters of the Borrower and its Subsidiaries at any time outstanding and any Permitted Refinancing thereof;

(h)                             Indebtedness arising from (i) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, or (ii) the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business;

(i)                             other Indebtedness of the Borrower or its Subsidiaries in an aggregate amount not to exceed the greater of (i) $162,500,000 and (ii) 25% of Consolidated EBITDA for the most recent period of four fiscal quarters of the Borrower and its Subsidiaries at any time outstanding;

(j)                             Subordinated Indebtedness;

(k)                             Incremental Equivalent Debt;

(l)                             Indebtedness of the Credit Parties in respect of the (i) the Existing Steelcase Notes and any other Indebtedness of Steelcase and its Subsidiaries permitted to remain outstanding on the Closing Date by the terms of the Acquisition Agreement and (ii) the Senior Secured Notes and, in each case, any Permitted Refinancing of the foregoing, in each case in an aggregate principal amount outstanding as of the Closing Date (including for avoidance of doubt, amounts incurred or issued on the Closing Date);

(m)                             the Bridge Facility in an aggregate principal amount not exceeding $800,000,000 less the aggregate principal amount of the Initial Tranche B Term Facility on the Closing Date;

(n)                             Indebtedness of any Foreign Subsidiary incurred in the ordinary course of business under a working capital facility in an aggregate amount not to exceed the greater of (i) $65,000,000 and (ii) 10% of Consolidated EBITDA for the most recent period of four fiscal quarters of the Borrower and its Subsidiaries at any time outstanding;

(o)                             COLI Borrowings in an aggregate principal amount not to exceed $100,000,000; and

(p)                             Indebtedness incurred by the Borrower or any Subsidiary from Pearl City in the ordinary course of business, in an aggregate principal amount not to exceed $250,000,000.

6.2.           Liens.

Contract, create, incur, assume or permit to exist any Lien with respect to any of its property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, except (collectively, “Permitted Liens”):

(a)                             Permitted Encumbrances;

(b)                             Liens created pursuant to the Credit Documents;

(c)                             purchase money Liens securing purchase money indebtedness and Liens arising in connection with Finance Leases, to the extent each is permitted under Section 6.1(d);

(d)                             Liens existing on the Effective Date and, with respect to each such Lien securing Indebtedness in an aggregate committed or principal amount in excess of $15,000,000, set forth on Schedule 6.2; provided that (i) no such Lien shall at any time be extended to cover property or assets other than the property or assets subject thereto on the Effective Date (other than improvements thereto or, if required by the terms of the document or instrument creating or governing such Lien as in effect on the Effective Date, additions thereto and replacements and substitutions therefor) and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (except by the amount of any accrued interest and premiums with respect to such Indebtedness and transaction fees, costs and expenses in connection with such extension, renewal or replacement);

(e)                             Liens securing Indebtedness in favor of Pearl City, to the extent permitted under Section 6.1(p);

(f)                             any Lien existing on any property or asset of any Person at the time that Person becomes a Subsidiary or is merged or consolidated with or into the Borrower securing Indebtedness permitted by Section 6.1(g); provided that (i) such Lien is not created in contemplation of such event, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations and commitments which it secures on the date of such event, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (except by the amount of any accrued interest and premiums with respect to such Indebtedness and transaction fees, costs and expenses in connection with such extension, renewal or replacement);

(g)                             Liens on (i) Collateral securing obligations in respect of Indebtedness permitted under Sections 6.1(k), 6.1(l)(ii) and 6.1(m); provided that (x) if such Indebtedness ranks pari passu in right of security with the Obligations, any such Liens are subject to a First Lien Intercreditor Agreement (to the extent not already Obligations) and (y) if such Indebtedness ranks junior in right of security with the Obligations, any such Liens are subject to a Junior Lien Intercreditor Agreement, (ii) the cash surrender value of any COLI Policy securing obligations permitted under Section 6.1(o) and (iii) the assets of Foreign Subsidiaries securing obligations permitted under Section 6.1(n);

(h)                             other Liens in addition to those permitted by the foregoing clauses secured by assets of the Borrower and its Subsidiaries; provided that the Indebtedness secured by such Liens shall not exceed the greater of (i) $162,500,000 and (ii) 25% of Consolidated EBITDA for the most recent period of four fiscal quarters of the Borrower and its Subsidiaries; and

(i)                             any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses; provided that such extension, renewal or replacement Lien shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property).

6.3.           Nature of Business.

Engage in any Material line of business substantially different from those lines of business conducted by the Credit Parties and the Subsidiaries on the date hereof or any business substantially related or incidental thereto.

6.4.           Mergers and Sales of Assets

(a)                             Dissolve, liquidate or wind up its affairs, or Dispose of its property or assets; provided that the following, without duplication, shall be expressly permitted (including under Section 5.4):

(i)            the sale, transfer, lease or other disposition of inventory and materials in the ordinary course of business;

(ii)            the dissolution, liquidation or winding up of the affairs of any Subsidiary so long as (A) in the case of any Non-Guarantor Subsidiary, (x) the property and assets of such Subsidiary available for distribution are distributed to the Borrower or one or more of its Subsidiaries in connection therewith or (y) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (B) in the case of any Subsidiary Guarantor, the property and assets of such Subsidiary Guarantor available for distribution are distributed to a Credit Party in connection therewith;

(iii)            the sale, transfer or other disposition of cash and Cash Equivalents;

(iv)            (A) the disposition of property or assets as a direct result of a Recovery Event or (B) the sale, lease, transfer or other disposition of machinery, parts and equipment no longer used or useful in the conduct of the business of the Borrower or any of its Subsidiaries;

(v)            the sale, license, lease or transfer of property or assets between and among the Borrower and its Subsidiaries; provided that any such sale, license, lease or transfer by a Credit Party to a non-Guarantor Subsidiary shall be (i) for fair market value or (ii) treated as an Investment and otherwise be made in compliance with Section 6.5 (other than Section 6.5(h)); provided further, if as a result of such Disposition, any Excluded Subsidiary acquiring such Property ceases to be an Excluded Subsidiary, the Borrower shall take, and shall cause such Material Domestic Subsidiary to take, the actions specified in Section 5.8 within the time limits set forth therein; and

(vi)            Dispositions of property (other than a Disposition of all or substantially all of the assets of the Borrower and its Subsidiaries on a consolidated basis); provided that (A) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default has occurred and is continuing), no Event of Default shall have occurred and be continuing or would result from such Disposition, (B) the consideration received for such property shall be in an amount at least equal to the fair market value thereof (as determined by the Borrower in good faith) and (C) with respect to any Disposition pursuant to this clause (vi) for a purchase price in excess of the greater of (x) $65,000,000 and (y) 10% of Consolidated EBITDA for the most recent period of four fiscal quarters of the Borrower and its Subsidiaries, as determined at the time a legally binding commitment to make such Disposition is entered into, or if there is no such legally binding commitment, at the time of such Disposition, the Borrower or any of its Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents; provided, however, that for the purposes of this clause (vi)(C), the following shall be deemed to be cash: (I) any liabilities (as shown on the Borrower’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that (i) are assumed by the transferee with respect to the applicable Disposition or (ii) are otherwise cancelled or terminated in connection with the transaction with such transferee (other than intercompany debt owed to the Borrower or its Subsidiaries) and, in each case, for which the Borrower and all of its Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities, notes or other obligations or assets received by the Borrower or the applicable Subsidiary from such transferee that are converted by the Borrower or such Subsidiary into Cash Equivalents (to the extent of the Cash Equivalents received) within 180 days following the closing of the applicable Disposition, (C) any assets received by the Borrower or such Subsidiary to the extent used or useful in the business of the Borrower and its Subsidiaries and (D) aggregate non-cash consideration received by the Borrower or any Subsidiary having an aggregate fair market value (determined as of the closing of the applicable Disposition for which such non-cash consideration is received) not to exceed the greater of (x) $65,000,000 and (y) 10% of Consolidated EBITDA for the most recent period of four fiscal quarters of the Borrower and its Subsidiaries (net of any non-cash consideration converted into Cash Equivalents);

(vii)            Restricted Payments permitted by Section 6.9 and Investments permitted by Section 6.5(other than Section 6.5(h)); or

(b)                             (i) purchase, lease or otherwise acquire (in a single transaction or a series of related transactions) substantially all of the property or assets of any Person (other than in connection with investments or acquisitions permitted pursuant to Section 6.5) or (ii) consummate any transaction of merger or consolidation, except for (A) investments or acquisitions permitted pursuant to Section 6.5, and (B) the merger or consolidation of the Borrower and any of its Subsidiaries or by and between any of the Subsidiaries; provided that (i) if the Borrower is a party thereto, the Borrower will be the surviving entity, (ii) if a Subsidiary Guarantor is a party thereto, a Subsidiary Guarantor will be the surviving entity (unless the Borrower is also a party thereto, in which case the Borrower will be the surviving entity) and (ii) at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing.

Notwithstanding the foregoing, or anything contrary in this Agreement, no Credit Party shall grant an exclusive license or exclusive sublicense of any Material Intellectual Property, or sell, contribute, transfer, assign or dispose of any Material Intellectual Property, in any such case, to a Person that is not a Credit Party; provided that this sentence shall not restrict any license, sale, contribution, transfer, assignment or disposition (x) if limited by territory or field of use, (y) entered into for legitimate business purposes (as determined by the Borrower in good faith) that is entered into to effect a bona fide joint venture with a third party or (z) in the ordinary course of business, in each case, as necessary for the running of the Borrower’s business (as determined by the Borrower in good faith).

6.5.           Advances, Investments and Loans.

At any time make or permit to remain outstanding any loan or advance to, or guarantee, endorse or otherwise be or become contingently liable, directly or indirectly, in connection with the obligations, stock or dividends of, or own, purchase or acquire any Equity Interests, obligations or Securities of (including any option, warrant or other right to acquire any of the foregoing), or any other interest in, or make any capital contribution to (collectively, “Investments”), any Person, except that (each of the following, collectively, “Permitted Investments”):

(a)                             the Borrower may make or permit to remain outstanding Investments to or in any Subsidiary and any Subsidiary may make or permit to remain outstanding Investments to or in the Borrower or any other Subsidiary; provided that the aggregate amount of Investments that may be made by a Credit Party in a Non-Guarantor Subsidiary pursuant to this Section 6.5(a) and together with Permitted Acquisitions of Persons that do not become Subsidiary Guarantors pursuant to Section 6.5(b) shall not exceed the greater of (i) $162,500,000 and (ii) 25% of Consolidated EBITDA for the most recent period of four fiscal quarters of the Borrower and its Subsidiaries; provided further that any Investment made by a Non-Guarantor Subsidiary in a Credit Party in the form of a loan or advance shall be unsecured and subordinated to the Obligations pursuant to the Intercompany Note or subordinated in another manner reasonably acceptable to the Administrative Agent.

(b)                             the Borrower and any Subsidiary may make Permitted Acquisitions; provided that the aggregate amount of Permitted Acquisitions of Persons that do not become Subsidiary Guarantors pursuant to this Section 6.5(b) , together with the aggregate Investments by Credit Parties in Non-Guarantor Subsidiaries pursuant to Section 6.5(a) shall not exceed the greater of (i) $162,500,000 and (ii) 25% of Consolidated EBITDA for the most recent period of four fiscal quarters of the Borrower and its Subsidiaries;

(c)                             the Borrower and its Subsidiaries may own, purchase or acquire cash and Cash Equivalents;

(d)                             the Borrower and its Subsidiaries may make loans and advances to employees (other than any officer or director) of the Borrower or its Subsidiaries in an aggregate amount not to exceed $15,000,000 at any time outstanding;

(e)                             the Borrower and its Subsidiaries may make loans to, and enter into Guaranty Obligations for the account of, distributors in the ordinary course of business in an aggregate amount not to exceed $100,000,000 at any time outstanding;

(f)                             the Borrower and any Subsidiary may make Investments in an aggregate amount at any time not to exceed $50,000,000 in any evidence of Indebtedness the interest on which is exempt from federal income taxation under the Code, of issuers with long-term debt ratings, at any date of determination, P-2 (or the equivalent thereof) or better by Moody’s, or A-2 (or the equivalent thereof) or better by S&P and/or auction rate preferred stock issued by a corporation or association organized and existing under the laws of any State of the U.S. or the District of Columbia, with a long-term debt rating, at any date of determination, of P-2 (or the equivalent thereof) or better by Moody’s, or A-2 (or the equivalent thereof) or better by S&P;

(g)                             Pearl City may make Investments in an aggregate amount not to exceed $250,000,000 at any one time outstanding so long as such Investments are in accordance with the investment policy of Pearl City as in effect at the time of each such Investment;

(h)                             To the extent they constitute Investments, transactions permitted under Section 6.4 (other than as permitted under Section 6.4(a)(vii));

(i)                             guarantees permitted by Section 6.1(f);

(j)                             the Borrower and Subsidiaries may make or permit to remain outstanding any Investment in any other Person, which is not otherwise included in the foregoing clauses (a) through (i), inclusive, provided that after giving effect to the incurrence of such Indebtedness, the Net Leverage Ratio calculated on a pro forma basis does not exceed 2.50:1.00;

(k)                             other Investments in any other Person having an aggregate fair market value (measured on the date each such investment was made and without giving effect to subsequent changes in value), when taken together with all other investments made pursuant to this clause (k) that are at the time outstanding, not to exceed the greater of (x) $325,000,000 and (y) 50% of Consolidated EBITDA for the most recent period of four fiscal quarters of the Borrower and its Subsidiaries. For the avoidance of doubt, the Borrower and its Subsidiaries may make Investments (other than loans and Guaranty Obligations) in distributors pursuant to this clause (k) in addition to the loans and Guaranty Obligations permitted under clause (e) hereof;

(l)                             Investments in an aggregate amount not to exceed the Available Amount at such time; provided that, at the time of an immediately after giving effect to any such investment, no Bankruptcy Event or Payment Event of Default shall have occurred and be continuing; and

(m)                             the Acquisition.

Notwithstanding the foregoing, or anything contrary in this Agreement, no Credit Party shall grant an exclusive license or sublicense of any Material Intellectual Property, or sell, contribute, transfer, assign or dispose of any Material Intellectual Property, in any such case, to a Person that is not a Credit Party; provided that this sentence shall not restrict any license, sale, contribution, transfer, assignment or disposition (x) if limited by territory or field of use, (y) entered into for legitimate business purposes (as determined by the Borrower in good faith) that is entered into to effect a bona fide joint venture with a third party or (z) in the ordinary course of business, in each case, as necessary for the running of the Borrower’s business (as determined by the Borrower in good faith).Investments shall be valued at cost, less any return of capital thereon.

6.6.           [Reserved].

6.7.           Fiscal Year; Organizational Documents.

Neither change its fiscal year nor amend, modify or change its articles of incorporation (or corporate charter or other similar organizational document) or bylaws (or other similar document) in any manner materially adverse to the interests of the Lenders without the prior written consent of the Administrative Agent.

6.8.           Limitation on Restricted Actions; No Further Negative Pledges.

(a)                             Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make any other distributions to the Borrower on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to the Borrower, (iii) make loans or advances to the Borrower, (iv) sell, lease or transfer any of its properties or assets to the Borrower, or (v) act as a guarantor of the Borrower pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i) through (iv) above) for (A) such encumbrances or restrictions existing under or by reason of (I) this Agreement and the other Credit Documents, (II) applicable law, (III) any Permitted Lien or any document or instrument governing any Permitted Lien (provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien), (IV) any agreement relating to any Indebtedness issued by a Subsidiary on or prior to the date on which such Subsidiary became a Subsidiary or was acquired by the Borrower (other than Indebtedness issued as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions in contemplation of or pursuant to which such Person became a Subsidiary or was acquired by the Borrower) and outstanding on such date, and (V) customary non-assignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease, (B) any requirement that a Non-Wholly-Owned Subsidiary make dividend or other distribution to all owners of its equity interests, including owners other than the Borrower or other Subsidiaries, in accordance with their respective equity interests and (C) a requirement that a Subsidiary give the holders of any Indebtedness of such Subsidiary not more than thirty days prior written notice of its intention to pay a dividend to its stockholders.

(b)                             Enter into, assume, become subject to, or permit to exist, any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, in favor of the Administrative Agent (for the benefit of the Lenders) to secure the Obligations (provided that the foregoing shall not apply to (i) restrictions and conditions imposed by law, (ii) any agreement relating to any Indebtedness not prohibited by this Agreement, (iii) customary non-assignment provisions of any contract not prohibited by this Agreement, (iv) customary restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (v) contracts for the sale of Property permitted under Section 6.4(a), including customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale of all or substantially all of the Equity Interests or assets of such Subsidiary permitted thereunder, (vi) purchase money obligations for Property acquired in the ordinary course of business, and not otherwise prohibited hereunder, that impose restrictions on the Property so acquired; or (vii) any agreement of a Person acquired by the Borrower or any of its Subsidiaries (or of a Subsidiary of such Person which becomes a Subsidiary) in existence at the time of such acquisition (but not created in contemplation thereof), which restriction is not applicable to the Borrower or any of its Subsidiaries, or properties of any such Person, other than the Person, or properties or Subsidiaries of the Person, so acquired.

6.9.           Restricted Payments.

At any time, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a)                             the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock;

(b)                             Subsidiaries may declare and pay dividends or other distributions ratably with respect to their Equity Interests;

(c)                             the Borrower may make Restricted Payments pursuant to and in accordance with stock compensation plans or other benefit plans for management or employees of the Borrower and its Subsidiaries;

(d)                             the Borrower and each Subsidiary may purchase, redeem or otherwise acquire its Equity Interests with the proceeds received from the substantially concurrent issuance of Equity Interests of such Person;

(e)                             other Restricted Payments as long as at the time of and immediately after giving effect to any such Restricted Payment, (x) the Net Leverage Ratio calculated on a pro forma basis does not exceed 2.50 to 1.00 and (y) no Event of Default shall have occurred and be continuing;

(f)                             the Borrower may pay any dividend if, at the time of declaration thereof, such dividend was permitted by clause (e), (g) or (h) of this Section 6.9 and such dividend is paid within sixty (60) days after the date of declaration thereof;

(g)                             other Restricted Payments in an aggregate amount, together with any Restricted Debt Payments incurred pursuant to Section 6.10(a)(ii), not to exceed the greater of (x) $162,500,000 and (y) 25 % of Consolidated EBITDA for the most recent period of four fiscal quarters of the Borrower and its Subsidiaries; provided that at the time of and immediately after giving effect to any such Restricted Payment made in reliance on this clause (g), no Event of Default shall have occurred and be continuing;

(h)                             Restricted Payments in an aggregate amount not to exceed the Available Amount at such time; provided that at the time of and immediately after giving effect to any such Restricted Payment made in reliance on this clause (h), (x) in respect of Restricted Payments made using clause (ii) of the Available Amount only, the Net Leverage Ratio calculated on a pro forma basis does not exceed 3.25 to 1.00 and (y) no Event of Default shall have occurred and be continuing; and

(i)                             the Borrower may pay dividends or make other distributions with respect to its Equity Interests that have been publicly announced as part of the Borrower’s ordinary course dividend policy in an aggregate amount not to exceed the greater of (x) $120,000,000 and (y) 15% of Consolidated EBITDA for the most recent period of four fiscal quarters of the Borrower and its Subsidiaries.

6.10.        Subordinated Indebtedness and Amendments to Subordinated Indebtedness Documents.

At any time,

(a)                             directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire prior to its stated maturity date, any Subordinated Indebtedness or any Indebtedness from time to time outstanding under the Subordinated Indebtedness Documents (any of the foregoing, a “Restricted Debt Payment”), other than

(i)            Restricted Debt Payments as long as at the time of and immediately after giving effect to any such Restricted Debt Payment, (x) the Net Leverage Ratio calculated on a pro forma basis does not exceed 2.50 to 1.00 and (y) no Event of Default shall have occurred and be continuing;

(ii)            Restricted Debt Payments in an aggregate amount, together with any Restricted Payments incurred pursuant to Section 6.9(g), not to exceed the greater of (x) $162,500,000 and (y) 25% of Consolidated EBITDA for the most recent period of four fiscal quarters of the Borrower and its Subsidiaries; provided that at the time of and immediately after giving effect to any such Restricted Debt Payment made in reliance on this clause (a)(ii), no Event of Default shall have occurred and be continuing; and

(iii)            Restricted Debt Payments in an aggregate amount not to exceed the Available Amount at such time; provided that at the time of and immediately after giving effect to any such Restricted Payment made in reliance on this clause (a)(iii), (x) in respect of Restricted Debt Payments made using clause (ii) of the Available Amount only, the Net Leverage Ratio calculated on a pro forma basis does not exceed 3.25 to 1.00 and (y) no Event of Default shall have occurred and be continuing; or

(b)                             amend the Subordinated Indebtedness Documents or any document, agreement or instrument evidencing any Indebtedness incurred pursuant to the Subordinated Indebtedness Documents (or any Permitted Refinancing thereof) or pursuant to which such Indebtedness is issued where such amendment, modification or supplement is expressly prohibited by any subordination provisions set forth therein or in any other stand-alone subordination or intercreditor agreement applicable thereto; provided that, for purposes of clarity, it is understood and agreed that the foregoing limitation shall not otherwise prohibit any Permitted Refinancing or any other replacement, refinancing, amendment, supplement, modification, extension, renewal, restatement or refunding of any Subordinated Indebtedness, in each case, that is permitted under this Agreement in respect thereof.

6.11.        Financial Covenants.

In respect of the Revolving Facility and the Initial Tranche A Term Facility:

(a)                             Leverage Ratio. On a Consolidated basis, maintain a Net Leverage Ratio as of the end of each fiscal quarter of the Borrower of less than or equal to (i) 4.25 to 1.00 as of the end of each of the first, second, third and fourth full fiscal quarters ending after the Closing Date, (ii) 4.00:1.00 as of the end of each of the fifth and sixth full fiscal quarters ending after the Closing Date and (iii) 3.50:1.00 as of the end of the seventh full fiscal quarter ending after the Closing Date and as of the end of each fiscal quarter thereafter; provided, that, commencing with the seventh full fiscal quarter ending after the Closing Date, in connection with any Permitted Acquisition or series of Permitted Acquisitions having aggregate consideration (including cash, cash equivalents and other deferred payment obligations) in excess of $200,000,000 for such Permitted Acquisition or series of Permitted Acquisitions occurring during any twelve-month period, the Borrower may, at its election, in connection with such Permitted Acquisition or the last in a series of Permitted Acquisitions and upon prior written notice to the Administrative Agent, increase the required Net Leverage Ratio pursuant to this Section to a level of less than or equal to 4.25 to 1.00, which such increase shall be applicable for the fiscal quarter in which such Permitted Acquisition is consummated and the three (3) consecutive quarterly test periods thereafter (each, a “Leverage Ratio Increase”); provided further that there shall be at least one (1) full fiscal quarter following the cessation of each such Leverage Ratio Increase during which no Leverage Ratio Increase shall then be in effect.

(b)                             Interest Coverage Ratio. On a Consolidated basis, maintain an Interest Coverage Ratio as of the end of each fiscal quarter of the Borrower of greater than or equal to 3.50 to 1.0.

SECTION 7

Events of Default

7.1.           Events of Default.

From and after the Closing Date, after the funding of the Initial Term Loans, an Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a)                             (i) The Borrower shall fail to pay any principal on any Loan when due in accordance with the terms hereof; or (ii) the Borrower shall fail to reimburse the Issuing Lenders for any LOC Obligations when due in accordance with the terms hereof; or (iii) the Borrower shall fail to pay any interest on any Loan or any Fee or other amount payable hereunder when due in accordance with the terms hereof and such failure shall continue unremedied for three (3) Business Days (or any Guarantor shall fail to pay on the Guaranty in respect of any of the foregoing or in respect of any other Guaranty Obligations thereunder within three (3) Business Days); or

(b)                             Any representation or warranty made or deemed made herein or in any of the other Credit Documents or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement shall prove to have been incorrect, false or misleading in any material respect on or as of the date made or deemed made; or

(c)                             (i) Any Credit Party shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained in Sections 5.3(a), 5.4(a), 5.7 or 5.13 or in Section 6; provided that failure to comply with either financial covenant set forth in Section 6.11 shall not constitute an Event of Default with respect to any Initial Tranche B Term Loans unless and until the Required Pro Rata Lenders have actually terminated the Revolving Commitments and declared the Revolving Loans and Initial Tranche A Term Loans and all related Obligations to be immediately due and payable in accordance with this Agreement and such declaration has not been rescinded on or before the date the Initial Tranche B Term Lenders declare an Event of Default with respect to such financial covenant or (ii) any Credit Party shall fail to perform, comply with or observe any covenant or agreement contained in Section 5.1 and such failure shall continue unremedied for a period of five (5) Business Days; or (iii) any Credit Party shall fail to comply with any other covenant contained in this Agreement or the other Credit Documents (other than as described in Sections 7.1(a), 7.1(b), 7.1(c)(i) or 7.1(c)(ii) above), and in the event such breach or failure to comply is capable of cure, is not cured within thirty (30) days of its occurrence; or

(d)                             Any Credit Party or any of its Subsidiaries shall (i) default in any payment of principal of or interest on any Indebtedness (other than the Loans, Reimbursement Obligations and the Guaranty) in a principal amount outstanding of at least $50,000,000 in the aggregate for the Credit Parties and their Subsidiaries beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness in a principal amount outstanding of at least $50,000,000 in the aggregate for the Credit Parties or their Subsidiaries or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity; or

(e)                             (i) Any Credit Party shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Credit Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Credit Party any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 consecutive days; or (iii) there shall be commenced against any Credit Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) any Credit Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (i), (ii), or (iii) above; or (v) any Credit Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(f)                             One or more judgments or decrees shall be entered against any Credit Party or any of its Subsidiaries involving in the aggregate a liability (to the extent not paid when due or covered by insurance) of $50,000,000 or more and all such judgments or decrees shall not have been paid and satisfied, vacated, discharged, stayed or bonded pending appeal within forty- five (45) days from the entry thereof; or

(g)                             (i) Any Person shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) the determination that a Single Employer Plan or a Multiemployer Plan is considered an at risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA or any Lien in favor of the PBGC or a Plan (other than a Permitted Lien) shall arise on the assets of any Credit Party or any ERISA Affiliate, (iii) a Reportable Event shall occur with respect to, or proceedings under Title IV of ERISA shall commence to have a trustee appointed, or a trustee shall be appointed under Title IV of ERISA, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, or (v) any Credit Party or any ERISA Affiliate shall incur any liability in connection with a withdrawal from, or the Insolvency of, any Multiemployer Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(h)                             There shall occur a Change of Control; or

(i)                             The Guaranty or any provision thereof shall cease to be in full force and effect or any Guarantor or any Person acting by or on behalf of any Guarantor shall deny or disaffirm any Guarantor’s obligations under the Guaranty; or

(j)                             This Agreement or any Credit Document shall fail to be in full force and effect or to give the Administrative Agent and/or the Lenders the rights, powers and privileges purported to be created thereby, or any Credit Party or any Person acting by or on behalf of any Credit Party shall deny or disaffirm any Obligation; or

(k)                             (i) any Collateral Document after delivery thereof pursuant to Section 4.3 or Section 5.8 shall for any reason (other than pursuant to its terms or the terms of this Agreement) cease to create a valid and perfected first priority Lien on the Collateral purported to be covered thereby, subject to Liens permitted under Section 6.2 or (ii) any Lien created or purported to be created by the Collateral Documents shall cease to have the lien priority established or purported to be established by any applicable intercreditor agreement (other than in accordance with its terms or the terms of this Agreement).

If a Default shall have occurred under the Credit Documents, then such Default will continue to exist until it either is cured (to the extent specifically permitted) in accordance with the Credit Documents or is otherwise expressly waived by Administrative Agent (with the approval of requisite Lenders (in their sole and absolute discretion) as determined in accordance with Section 10.1); and once an Event of Default occurs under the Credit Documents, then such Event of Default will continue to exist until it is expressly waived by the requisite Lenders or by the Administrative Agent with the approval of the requisite Lenders, as required hereunder in Section 10.1.

7.2.           Acceleration; Remedies.

Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, or upon the request and direction of the Required Lenders (or, in the case of an Event of Default under Section 6.11 that is not yet an Event of Default with respect to the Initial Tranche B Term Loans, at the request of the Required Pro Rata Lenders and, in the cases of clauses (a) and (b) below, only with respect to the Revolving Commitments, Revolving Loans, Letter of Credit Commitments and Obligations in respect of the foregoing shall, by written notice to the Borrower take any of the following actions (including any combination of such actions):

(a)                             Termination of Commitments. Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.

(b)                             Acceleration. Declare the unpaid principal of and any accrued interest in respect of the Obligations (other than liabilities and obligations arising under Bank Products) and any and all other indebtedness or obligations (including, without limitation, Fees) of any and every kind owing by any Credit Party to the Administrative Agent and/or any of the Lenders hereunder to be due and direct the Borrower to pay to the Administrative Agent Cash Collateral as security for the LOC Obligations for subsequent drawings under then outstanding Letters of Credit in an amount equal to 103% of the maximum amount which may be drawn under Letters of Credit then outstanding, whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party.

(c)                             Enforcement of Rights. Exercise any and all rights and remedies created and existing under the Credit Documents, whether at law or in equity.

(d)                             Rights Under Applicable Law. Exercise any and all rights and remedies available to the Administrative Agent or the Lenders under applicable law.

Notwithstanding the foregoing, after the funding of the Initial Term Loans on the Closing Date, if a Bankruptcy Event shall occur, then the Commitments shall automatically terminate and all Loans, all accrued interest in respect thereof, all accrued and unpaid Fees, other indebtedness or obligations owing to the Administrative Agent and/or any of the Lenders hereunder and cash collateral as security for the LOC Obligations for subsequent drawings under then outstanding Letters of Credit an amount equal to 103% of the maximum amount which may be drawn under Letters of Credit then outstanding, automatically shall immediately become due and payable without presentment, demand, protest or the giving of any notice or other action by the Administrative Agent or the Lenders, all of which are hereby waived by the Borrower.

7.3.           Rescission of Acceleration.

Anything in Section 7.2 to the contrary notwithstanding, the Administrative Agent shall at the direction of the Lenders, rescind and annul any acceleration pursuant to Section 7.2(b) by written instrument filed with the Borrower, provided, however, that at the time such acceleration is so rescinded and annulled:

(a)                             all past due interest and principal, if any, on the Obligations and all other sums payable under this Agreement (except any principal and interest on any Obligations which has become due and payable solely by reason of such acceleration) shall have been duly paid; and

(b)                             no other Event of Default shall have occurred and be continuing which shall not have been waived in accordance with this Agreement.

SECTION 8
Agency Provisions

8.1.           Appointment and Authority.

(a)                             Each of the Lenders hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent and collateral agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section are solely for the benefit of the Administrative Agent and the Lenders, and neither any Credit Party nor any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)                             Each of the Lenders and the Issuing Lenders, on behalf of itself and any of its Affiliates that are Secured Parties, hereby irrevocably empower and authorize Wells Fargo (in its capacity as Administrative Agent) to execute and deliver the Collateral Documents, each applicable Intercreditor Agreement and all related documents or instruments as shall be necessary or appropriate to effect the purposes of the Collateral Documents and any applicable Intercreditor Agreements. Without limiting the foregoing, each Lender and the Issuing Lenders hereby authorize the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Credit Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Credit Documents.

8.2.           Nature of Duties.

Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers or other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any subagents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

None of any Syndication Agent, any Co-Documentation Agent or any Joint Lead Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

8.3.           Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its obligations hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a)                             shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)                             shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)                             shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.1 and 7.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, (vi) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or (vii) the utilization of any Issuing Lender’s LOC Commitment (it being understood and agreed that each Issuing Lender shall monitor compliance with its own LOC Commitment without any further action by the Administrative Agent).

8.4.           Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lenders, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lenders unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lenders prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

8.5.           Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be directed by the Required Lenders; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not taken, only with the consent or upon the authorization of the Required Lenders, or all of the Lenders, as the case may be.

8.6.           Non-Reliance on Administrative Agent and Other Lenders.

Each Lender expressly acknowledges that neither the Administrative Agent nor any of its Related Parties has made any representation or warranty to it and that no act taken or failure to act by the Administrative Agent or its Related Parties, including any consent to, and acceptance of any assignment or review of the affairs of any Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or its Related Parties to any Lender or any other Secured Party as to any matter, including whether the Administrative Agent or any of its Related Parties have disclosed material information in their (or its Related Parties’) possession. Each Lender expressly acknowledges, represents and warrants to the Administrative Agent that (a) the Credit Documents set forth the terms of a commercial lending facility, (b) it is engaged in making, acquiring, purchasing or holding commercial loans in the ordinary course and is entering into this Agreement and the other Credit Documents to which it is a party as a Lender for the purpose of making, acquiring, purchasing and/or holding the commercial loans set forth herein as may be applicable to it, and not for the purpose of investing in the general performance or operations of the Credit Parties or their Subsidiaries, or for the purpose of making, acquiring, purchasing or holding any other type of financial instrument such as a security, (c) it is sophisticated with respect to decisions to make, acquire, purchase or hold the commercial loans applicable to it and either it or the Person exercising discretion in making its decisions to make, acquire, purchase or hold such commercial loans is experienced in making, acquiring, purchasing or holding commercial loans, (d) it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and appraisal of, and investigations into, the business, prospects, operations, property, assets, liabilities, financial and other condition and creditworthiness of the Credit Parties and their Subsidiaries, all applicable bank or other regulatory applicable laws relating to the Transactions and the transactions contemplated by this Agreement and the other Credit Documents and (e) it has made its own independent decision to enter into this Agreement and the other Credit Documents to which it is a party and to extend credit hereunder and thereunder. Each Lender also acknowledges that it will, (i) independently and without reliance upon the Administrative Agent or any other Lender or any of their respective Related Parties and based on such documents and information as it shall from time to time deem appropriate, (A) continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder based on such documents and information as it shall from time to time deem appropriate and its own independent investigations and (B) continue to make such investigations and inquiries as it deems necessary to inform itself as to the Credit Parties and their Subsidiaries and (ii) it will not assert any claim under any federal or state securities law or otherwise in contravention of this Section 8.6.

8.7.           Indemnification.

The Lenders agree to indemnify each of the Administrative Agent, the Issuing Lenders, and the Swingline Lender in its capacity hereunder and its Affiliates and their Related Parties (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective Applicable Holds in effect on the date on which indemnification is sought under this Section, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against any such indemnitee in any way relating to or arising out of any Credit Document or any documents contemplated by or referred to herein or therein or the Transactions or any action taken or omitted by any such indemnitee under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from such indemnitee’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction. The agreements in this Section shall survive the termination of this Agreement and payment of the Obligations, any Reimbursement Obligation and all other amounts payable hereunder.

8.8.           Administrative Agent in Its Individual Capacity.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Credit Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

8.9.           Successor Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lenders and the Borrower. If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent. Upon delivery of any such notice of resignation or removal, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, or an Affiliate of any such bank. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then (a) in the case of a resignation, the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice, and (b) in the case of a removal, such removal shall nonetheless become effective in accordance with such notice 30 days after the delivery of the notice of removal; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties, and continue to be entitled to the rights set forth in such Collateral Document and Loan Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest). Upon the effectiveness of any resignation or removal (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lenders directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring Administrative Agent as of the date on which the Administrative Agent’s resignation or removal is effective), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Section and Section 10.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and, for the limited purposes specified above, collateral agent.

Any resignation by or removal of Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation or removal as an Issuing Lender and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender and Swingline Lender, (b) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (c) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

8.10.        Releases of Subsidiary Guarantors and Collateral.

(a)                             A Subsidiary Guarantor shall automatically be released from its obligations under the Guaranty and the Collateral Documents upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Guarantor becomes an Excluded Subsidiary (other than solely by reason of such Subsidiary Guarantor becoming an Excluded Subsidiary of the type described in clause (b) of the definition thereof unless such Subsidiary Guarantor ceases to be a Wholly-Owned Subsidiary as a result of a sale, issuance or transfer of capital stock to (A) a third party that is not an Affiliate of the Borrower or (B) an Affiliate of the Borrower if, in the case of this clause (B), such sale or transfer is made for a bona fide business purpose of the Borrower and its Subsidiaries and not for the purpose of evading the requirements of Section 5.8). In connection with any termination or release pursuant to this Section 8.10, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Credit Party, at such Credit Party’s expense, all documents that such Credit Party shall reasonably request to evidence such termination or release; provided that, if requested by the Administrative Agent, the Borrower has delivered a certificate, executed by a Responsible Officer of the Borrower on or prior to the date any such action is requested to be taken by the Administrative Agent, certifying that the applicable transaction is permitted under the Credit Documents (and the Lenders hereby authorize the Administrative Agent to rely upon such certificate in performing its obligations under this Section 8.10). Any execution and delivery of documents pursuant to this Section 8.10 shall be without recourse to or warranty by the Administrative Agent.

(b)                             Further, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to), upon the request of the Borrower, release any Subsidiary Guarantor from its obligations under the Guaranty and the Collateral Documents if (i) such Subsidiary Guarantor becomes an Excluded Subsidiary or is otherwise not required pursuant to the terms of this Agreement to be a Subsidiary Guarantor (provided that, if any Subsidiary Guarantor becomes an Excluded Subsidiary by virtue of clause (b) of the definition thereof, such Subsidiary Guarantor shall not be released from its obligations under the Guaranty and the Collateral Documents solely by virtue of becoming an Excluded Subsidiary of the type described in clause (b) of the definition thereof as a result of a disposition of less than all of its outstanding Equity Interests, unless such Disposition is a good faith Disposition to a bona fide unaffiliated third party (as determined by the Borrower in good faith) for fair market value and for a bona fide business purpose (as determined by the Borrower in good faith) (it being understood that this proviso shall not limit the release of any Subsidiary Guarantor that otherwise qualifies as an Excluded Subsidiary for reasons other than by virtue of clause (b) of the definition thereof)) or (ii) such release is approved, authorized or ratified by the requisite Lenders pursuant to Section 10.1.

(c)                             At such time as the principal and interest on the Loans, all L/C Disbursements, the fees, expenses and other amounts payable under the Credit Documents and the other Obligations (other than Bank Product Obligations, Unliquidated Obligations for which no claim has been made and other Obligations expressly stated to survive such payment and termination) shall have been paid in full in cash, the Commitments shall have been terminated and no Letters of Credit shall be outstanding (unless Cash Collateralized) (the “Termination Date”), the Collateral Documents, the Subsidiary Guaranty and all obligations (other than those expressly stated to survive such termination) of each Subsidiary Guarantor thereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.

(d)                             The Liens granted to the Administrative Agent by the Credit Parties on any Collateral shall automatically terminate and be released and the Administrative Agent is hereby authorized to release such Liens (i) upon the Termination Date, (ii) on Collateral constituting property being sold or disposed of to any Person (other than to a Credit Party) in compliance with the terms of this Agreement, (iii) on Collateral constituting property leased to the Borrower or any Subsidiary under a lease which has expired or been terminated in a transaction permitted under this Agreement, (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Section 7 or (v) on assets that constitute Excluded Assets. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(e)                             Each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties, irrevocably authorizes the Administrative Agent to subordinate any Lien on any assets granted to or held by the Administrative Agent under any Credit Document to the holder of any Lien on such property that is permitted by Section 6.2(c) and 6.2(d). In each case as specified in this Section 8.10(e), the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to evidence the release of such Subsidiary Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Credit Documents and this Section 8.10; provided that, if requested by the Administrative Agent, the Borrower has delivered a certificate, executed by a Responsible Officer of the Borrower on or prior to the date any such action is requested to be taken by the Administrative Agent, certifying that the applicable transaction is permitted under the Credit Documents and such release or subordination is permitted pursuant to this Section 8.10(e) (and the Lenders hereby authorize the Administrative Agent to rely upon such certificate in performing its obligations under this Section 8.10(e)). Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty Agreement pursuant to this Section 8.10.

(f)                             The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

8.11.        Appointment for Perfection.

Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

8.12.        Collateral Matters.

(a)                             Except with respect to the exercise of set-off rights in accordance with Section 10.7 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guaranty of the Obligations, it being understood and agreed that all powers, rights and remedies under the Credit Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof. In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the UCC. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Credit Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties. The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) as described in Section 8.10(d); (ii) as permitted by, but only in accordance with, the terms of the applicable Credit Document; or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant hereto. Upon any sale or transfer to any Person that is not a Credit Party of assets constituting Collateral which is permitted pursuant to the terms of any Credit Document, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least three (3) Business Days’ (or such shorter period permitted by the Administrative Agent) prior written request by the Borrower to the Administrative Agent, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Secured Parties herein or pursuant hereto upon the Collateral that was sold or transferred; provided that, (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s reasonable opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Credit Parties in respect of) all interests retained by any Credit Party, including the proceeds of the sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by the Administrative Agent of documents in connection with any such release shall be without recourse to or warranty by the Administrative Agent; provided, further that, if requested by the Administrative Agent, the Borrower shall deliver a certificate, executed by a Responsible Officer of the Borrower on or prior to the date any such action is requested to be taken by the Administrative Agent, certifying that the applicable transaction is permitted under the Credit Documents and such release is permitted pursuant to this Section 8.12(a) (and the Lenders hereby authorize the Administrative Agent to rely upon such certificate in performing its obligations under this Section 8.12(a)).

(b)                             In furtherance of the foregoing and not in limitation thereof, no Bank Product will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Credit Party under any Credit Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any Bank Product shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Credit Documents and agreed to be bound by the Credit Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

8.13.        Credit Bidding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Credit Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that, any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.1 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

8.14.        Bank Products.

Except as otherwise expressly set forth herein or in any Credit Document, no Bank Product Provider that obtains the benefits of Sections 2.9 and 7.2, any Guaranty or any Collateral by virtue of the terms of this Agreement or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or consent to any amendment, waiver or modification of the provisions hereof or of the Subsidiary Guaranty or any Collateral Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Credit Documents. Notwithstanding any other provision of this Section 8 or 7.2 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Bank Products unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Bank Product Provider. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Bank Products in the case of a Termination Date. Each Bank Product Provider not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of this Section 8 for itself and its Affiliates as if a “Lender” party hereto.

8.15.        Erroneous Payments.

(a)                             Each Lender, each Issuing Lender, each Bank Product Provider and any other party hereto hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or Issuing Lender or any Bank Product Providers (or the Lender Affiliate of a Bank Product Provider) or any other Person that has received funds from the Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender, Issuing Lender or Bank Product Provider (each such recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 8.15(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(b)                             Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Administrative Agent in writing of such occurrence.

(c)                             In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in Same Day Funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the Overnight Rate.

(d)                             In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 10.6 and (3) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.

(e)                             Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Credit Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this Section 8.15 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrower or any other Credit Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Credit Party for the purpose of making a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

(f)                             Each party’s obligations under this Section 8.15 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Credit Document.

(g)                             Nothing in this Section 8.15 will constitute a waiver or release of any claim of any party hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.

SECTION 9
GUARANTY

9.1.           The Guaranty.

To induce the Lenders to enter into this Agreement and any Bank Product Provider to enter into any Bank Product and to extend credit hereunder and thereunder and in recognition of the direct benefits to be received by the Guarantors from the Extensions of Credit hereunder and any Bank Product, each of the Guarantors hereby agrees with the Administrative Agent and the Lenders as follows: the Guarantor hereby unconditionally and irrevocably jointly and severally guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all Obligations. If any or all of such indebtedness becomes due and payable hereunder or under any Bank Product with a Bank Product Provider, each Guarantor unconditionally promises to pay such indebtedness to the Administrative Agent, the Lenders, the Bank Product Providers, or their respective order, or demand, together with any and all reasonable expenses which may be incurred by the Administrative Agent, the Lenders or the Bank Product Providers in collecting any of the Obligations. The word “indebtedness” is used in this Section in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities of the Guarantors under the Credit Documents, including specifically all Obligations, arising in connection with this Agreement, the other Credit Documents or Bank Product with a Bank Product Provider, in each case, heretofore, now, or hereafter made, incurred or created, whether voluntarily or involuntarily, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether or not such indebtedness is from time to time reduced, or extinguished and thereafter increased or incurred, whether the Guarantors may be liable individually or jointly with others, whether or not recovery upon such indebtedness may be or hereafter become barred by any statute of limitations, and whether or not such indebtedness may be or hereafter become otherwise unenforceable.

Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable law relating to fraudulent conveyances or transfers) then the obligations of each such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (including, without limitation, the Bankruptcy Code or its non-U.S. equivalent).

9.2.           Bankruptcy.

Additionally, each of the Guarantors unconditionally and irrevocably guarantees jointly and severally the payment of any and all Obligations whether or not due or payable by the Borrower upon the occurrence of a Bankruptcy Event as applicable to the Borrower or any Subsidiaries of the Borrower, and unconditionally promises to pay such Obligations to the Administrative Agent for the account of the Secured Parties, or order, on demand, in lawful money of the United States. Each of the Guarantors further agrees that to the extent that a Guarantor shall make a payment or a transfer of an interest in any property to the Secured Parties, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to a Guarantor, the estate of a Guarantor, a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or other applicable law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

9.3.           Nature of Liability.

The liability of each Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Obligations whether executed by any such Guarantor, any other guarantor or by any other party, and no Guarantor’s liability hereunder shall be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Obligations, (c) any payment on or in reduction of any such other guaranty or undertaking, (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower or its Subsidiaries, or (e) any payment made to any Secured Party on the Obligations that any Secured Party repay the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each of the Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

9.4.           Independent Obligation.

The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor and whether or not any other Guarantor is joined in any such action or actions.

9.5.           Authorization.

Each of the Guarantors authorizes each Secured Party without notice or demand (except as shall be required by applicable law and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Obligations or any part thereof in accordance with this Agreement and any Bank Product, as applicable, including any increase or decrease of the rate of interest thereon, (b) take and hold security from any Guarantor or any other party for the payment of this Guaranty or the Obligations and exchange, enforce waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their discretion may determine and (d) release or substitute any one or more endorsers, Guarantors or other obligors.

9.6.           Reliance.

It is not necessary for any Secured Party to inquire into the capacity or powers of the Borrower or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

9.7.           Waiver.

(a)                             Each of the Guarantors waives any right (except as shall be required by applicable law and cannot be waived) to require any Secured Party to (i) proceed against any other Guarantor or any other party, (ii) proceed against or exhaust any security held from any other Guarantor or any other party, or (iii) pursue any other remedy in any Secured Party’s power whatsoever. Each of the Guarantors waives any defense based on or arising out of any defense of any other Guarantor or any other party other than payment in full of the Obligations, including without limitation any defense based on or arising out of the disability of any other Guarantor or any other party, or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full of the Obligations. The Administrative Agent or any of the Lenders may, at their election, foreclose on any security held by the Administrative Agent or a Lender by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Administrative Agent and any Lender may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations have been paid in full. Each of the Guarantors, to the extent permitted by law, waives any defense arising out of any such election by the Administrative Agent and each of the Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantors against any other Guarantor or any other party or any security.

(b)                             Each of the Guarantors waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Obligations. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any Lender shall have any duty to advise such Guarantor of information known to it regarding such circumstances or risks.

(c)                             Each of the Guarantors hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code, or otherwise) to the claims of the Secured Parties against any other Guarantor of the Obligations owing to the Secured Parties (collectively, the “Other Parties”) and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of this Guaranty until such time as the Obligations shall have been paid in full, no Credit Document or Bank Product with a Bank Product Provider remains in effect and the Commitments have been terminated. Each of the Guarantors hereby further agrees not to exercise any right to enforce any other remedy which the Secured Parties now have or may hereafter have against any Other Party, any endorser or any other Guarantor of all or any part of the Obligations and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Lenders and/or the Bank Product Providers to secure payment of the Obligations until such time as the Obligations shall have been paid in full, no Credit Document or Bank Product with a Bank Product Provider remains in effect and the Commitments have been terminated.

9.8.           Limitation on Enforcement.

The Secured Parties agree that this Guaranty may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Lenders or any Bank Product Provider (only with respect to obligations under the applicable Bank Product entered into with such Bank Product Provider) and that no Lender or Bank Product Provider shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Lenders under the terms of this Agreement and for the benefit of any Bank Product Provider under any Bank Product provided by such Bank Product Provider. The Lenders and the Bank Product Providers further agree that this Guaranty may not be enforced against any director, officer, employee or stockholder of the Guarantors.

9.9.           Confirmation of Payment.

The Administrative Agent and the Lenders will, upon request after payment of the Obligations under the Credit Documents which are the subject of this Guaranty and termination of the Commitments relating thereto, confirm to the Guarantors or any other Person that the Obligations under the Credit Documents have been paid in full and the Commitments relating thereto terminated, subject to the provisions of Section 9.2.

9.10.        Keepwell.

Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.10, or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until a discharge in full of the Obligations. Each Qualified ECP Guarantor intends that this Section 9.10 constitute, and this Section 9.10 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section la(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 10

MISCELLANEOUS

10.1.        Amendments and Waivers.

(a)                             Except as otherwise provided in this Agreement or in the applicable Credit Document, neither this Agreement, nor any of the other Credit Documents, nor any terms hereof or thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this Section. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may and, in the case of any other Credit Documents, the applicable Credit Parties party to such Credit Documents and Required Lenders (or the Administrative Agent with the consent of the Required Lenders) or the applicable Lenders party to such Credit Document if such Credit Document is only applicable to certain Lenders (e.g., a Letter of Credit Application, promissory note or Incremental Amendment), from time to time, (a) enter into with the Borrower written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that, subject to Section 7.3 no such waiver and no such amendment, waiver, supplement, modification or release shall:

(i)            reduce the amount or extend the scheduled date of maturity of any Loan or Note or any installment thereon (other than any reduction of the amount of, or any extension of the payment date for, the mandatory prepayments required under Section 2.7(b)(ii), (iii), (iv) or (v), in each case which shall only require the approval of the Required Prepayment Lenders (and not the Required Lenders)) (it being understood that the waiver of (or amendment to the terms of) Section 2.7(b)(iv) and the application thereof shall not constitute a postponement of such scheduled payment), or reduce the stated rate of any interest, fee or other amounts payable hereunder ((A) except in connection with a waiver of interest at the increased post-default rate and (B) it being understood that the waiver of (or amendment to the terms of) Section 2.22(e)(iii) and the application thereof shall not constitute a reduction of the amount of interest or other amounts and) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; or

(ii)            amend, modify or waive (w) any provision of this Section 10.1 or reduce the percentage specified in the definition of “Required Lenders” without the written consent of all Lenders, (x) reduce the percentage specified in the definition of “Required Revolving Lenders” without the written consent of all Revolving Lenders, (y) reduce the percentage specified in the definition of “Required Pro Rata Lenders”, without the written consent of all Revolving Lenders and all Initial Tranche A Term Lenders or (z) reduce the percentage specified in the definition of “Required Prepayment Lenders”, without the written consent of all Initial Tranche A Term Lenders and Initial Tranche B Term Lenders, (it being understood that, solely with the consent of the parties prescribed in Section 2.22, an amendment to effect Incremental Term Loan Commitments and Incremental Term Loans may include in such applicable definitions such Incremental Term Loan Commitments or Incremental Term Loans on substantially the same basis as the Commitments and the Loans are included on the Closing Date); or

(iii)            amend, modify or waive any provision of Section 8 without the written consent of the then Administrative Agent; or

(iv)            release all or substantially all of the Guarantors from their obligations under the Guaranty, without the written consent of all the Lenders; or

(v)            amend, modify or waive any provision of the Credit Documents requiring consent, approval or request of the Required Lenders or all Lenders, without the written consent of the Required Lenders or of all Lenders as appropriate; or

(vi)            amend or modify the definition of Obligations to delete or exclude any obligation or liability described therein without the written consent of each Lender directly affected thereby; or

(vii)            amend, modify or waive the order in which Obligations are paid, the pro rata borrowing of Loans, the pro rata reduction of Commitments or the pro rata sharing or application of payments in Section 2.7(d), Section 2.11 or Section 10.7, in each case, without the written consent of each Lender directly affected thereby; or

(viii)            release all or substantially all of the Collateral, without the written consent of each Lender;

(ix)            subordinate the (A) Liens securing the Obligations under the Credit Documents or (B) the Obligations under the Credit Documents in right of payment, in each case, to the obligations under any Indebtedness for borrowed money (other than (x) any “debtor-in-possession” facility or (y) any Indebtedness permitted to be issued as a result of such waiver, amendment or modification so long as such Lender is offered a bona fide opportunity to participate on a pro rata basis in any such Indebtedness), without the written consent of each Lender; or

(x)            amend, waive or otherwise modify Section 6.11 and any definition related thereto (as any such definition is used therein but not as otherwise used in this Agreement or any other Credit Document) or waive any Default or Event of Default resulting from a failure to perform or observe any financial covenant set forth in Section 6.11 without the written consent of the Required Pro Rata Lenders (provided that the waivers described in this clause (x) shall not require the consent of any Lenders other than the Required Pro Rata Lenders);

provided, further, that no amendment, waiver or consent affecting the rights or duties of the Administrative Agent under any Credit Document shall in any event be effective, unless in writing and signed by the Administrative Agent in addition to the Lenders required hereinabove to take such action; provided, further, that no amendment, waiver or consent shall, unless in writing and signed by an Issuing Lender in addition to the Lenders required above, affect the rights or duties of such Issuing Lender under this Agreement or any LOC Document relating to any Letter of Credit issued or to be issued by it.

Any amendment, waiver or modification that by its terms affects the rights or duties of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) will require only the requisite percentage in interest of the affected Class or Lenders that would be required to consent thereto if such Class of Lenders were the only Class of Lenders. Notwithstanding anything to the contrary herein, only the consent of the Required Revolving Lenders shall be required to amend or waive any conditions to funding the Revolving Loans set forth in Section 4.2.

Any such waiver, any such amendment, supplement or modification and any such release shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the other Credit Parties, the Administrative Agent and all future Lenders. In the case of any waiver, the Borrower, the other Credit Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Loans and Notes and other Credit Documents, and any Default or Event of Default permanently waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(b)                             The Borrower and the Lenders hereby authorize the Administrative Agent to modify this Agreement by unilaterally amending or supplementing Exhibit 2.1(a) from time to time in the manner requested by the Borrower, the Administrative Agent or any Lender in order to reflect any assignments or transfers of the Loans as provided for hereunder; provided further, however, that the Administrative Agent shall promptly deliver a copy of any such modification to the Borrower and each Lender.

(c)                             Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (A) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein, (B) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding, (C) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except (x) that the Commitment of such Lender may not be increased or extended without the consent of such Lender and (y) to the extent such amendment, waiver or consent is of the type contemplated by clauses (i)-(vii) above and such Defaulting Lender is impacted by such amendment, waiver or consent more than the other Lenders and (D) the Administrative Agent may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Credit Documents or to enter into additional Credit Documents as the Administrative Agent reasonably deems appropriate in order to implement any Benchmark Replacement or otherwise effectuate the terms of Section 2.13(b) in accordance with the terms of Section 2.13(b).

(d)                             The Borrower shall be permitted to replace with an Eligible Assignee acceptable to the Administrative Agent any Lender (other than Wells Fargo) that fails to consent to any proposed amendment, modification, termination, waiver or consent with respect to any provision hereof or of any other Credit Document that requires the unanimous approval of all of the Lenders, the approval of all of the Lenders affected thereby or the approval of a class of Lenders, in each case in accordance with the terms of this Section 10.1, so long as the consent of the Required Lenders shall have been obtained with respect to such amendment, modification, termination, waiver or consent; provided that (1) such replacement does not conflict with any Requirement of Law, (2) the replacement Eligible Assignee shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (3) the replacement Eligible Assignee shall approve the proposed amendment, modification, termination, waiver or consent, (4) the Borrower shall be liable to such replaced Lender under Section 2.15 if any SOFR Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (5) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (6) until such time as such replacement shall be consummated, the Borrower shall pay to the replaced Lender all additional amounts (if any) required pursuant to Section 2.14, 2.15 or 2.17 as the case may be, (7) the Borrower provides at least three (3) Business Days’ prior notice to such replaced Lender, and (8) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender. If any replaced Lender fails to execute the agreements required under Section 10.6 in connection with an assignment pursuant to this Section 10.1, the Borrower may, upon two (2) Business Days’ prior notice to such replaced Lender, execute such agreements on behalf of such replaced Lender. A Lender shall not be required to be replaced if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such replacement cease to apply.

(e)                             For the avoidance of doubt and notwithstanding any provision to the contrary contained in this Section 10.1, this Agreement may be amended (or amended and restated) as provided in Sections 2.13, 2.22, 2.23 and 2.24.

(f)                             Notwithstanding the foregoing, no Lender consent is required to effect any amendment, modification or supplement to any First Lien Intercreditor Agreement, any Junior Lien Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement that is expressly contemplated by any First Lien Intercreditor Agreement, any Junior Lien Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement; provided, further, that no such agreement shall amend, modify or otherwise adversely affect the rights or duties of the Administrative Agent hereunder or under any other Credit Document without the prior written consent of the Administrative Agent.

(g)                             If the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Credit Document, then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

(h)                             Notwithstanding anything herein to the contrary, guarantees, collateral security documents and related documents entered into in connection with this Agreement and the other Credit Documents may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order (i) to comply with applicable Law or advice of counsel, (ii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Credit Documents, or (iii) to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties.

(i)                             In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the Replacement Term Loans (as defined below) to permit the refinancing of all or a portion of outstanding Term Loans of any Class (“Replaced Term Loans”) with one or more tranches of replacement term loans (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed (x) the aggregate principal amount of such Replaced Term Loans plus (y) accrued interest, fees, premiums (if any) and penalties thereon and fees and expenses associated with such Replacement Term Loans, (b) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Replaced Term Loans at the time of such refinancing (except by virtue of amortization or prepayment of the Replaced Term Loans prior to the time of such incurrence), (c) the other terms and conditions (excluding pricing, and optional prepayment or redemption terms, which shall be determined by the Borrower) of such Replacement Term Loans reflect market terms and conditions at the time of incurrence or issuance (as determined by the Borrower), and (d) such Replacement Term Loans are pari passu or junior in right of payment with any remaining portion of the Replaced Term Loans and pari passu or junior with respect to security with any remaining portion of the Replaced Term Loans, and any Replacement Term Loans that are junior to the Term Loans with respect to security shall be subject to an Intercreditor Agreement or a customary intercreditor agreement reasonably satisfactory to the Administrative Agent and the Borrower. If the Borrower wishes to replace any Class of Loans or Commitments with Loans or Commitments having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice (which notice may be rescinded if the refinancing or replacement transaction contemplated in such notice is not consummated) to the Lenders of such Loans or holding such Commitments, instead of prepaying the Loans or reducing or terminating the Commitments to be replaced, to (i) require such Lenders to assign such Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 10.1 (with such replacement, if applicable, being deemed to have been made pursuant to Section 10.1). Pursuant to any such assignment, all Loans and Commitments to be replaced shall be purchased at par (allocated among the applicable Lenders in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrower), accompanied by payment of any accrued interest and fees and other amounts that would be payable to such Lender upon a voluntary prepayment under Section 2.7(a) (including, to the extent applicable, any premium that would be paid in connection with a Repricing Transaction). By receiving such purchase price, the applicable Lenders shall automatically be deemed to have assigned such Loans or Commitments pursuant to the terms of an Assignment and Assumption, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

(j)                             On or prior to the Closing Date, the Administrative Agent and the Borrower (without the consent of any other Person) may amend the Credit Documents (including, but not limited to, amending Schedule 2.1(a)) to reflect the establishment of the Initial Tranche B Term Commitments and to make such further amendments to the Credit Documents as the Administrative Agent and the Borrower may agree to reflect the addition of the Initial Tranche B Term Facility thereunder, including the terms of the Initial Tranche B Term Facility (including but not limited to the terms of mandatory prepayments applicable to the Initial Tranche B Facility) and other related terms of the Credit Documents and any operational or agency provisions related thereto. Lenders providing any such Initial Tranche B Term Loan Commitments shall deliver a counterpart to this Agreement, and the parties hereto hereby consent to the Administrative Agent and the Borrower so updating this Agreement.

(k)                             On the Closing Date, the Administrative Agent and the Borrower (without the consent of any other Person) may amend Schedule 6.1 and Schedule 6.2 to include Indebtedness of and Liens on the Property of Steelcase or its Subsidiaries to the extent that such Indebtedness and Liens are permitted to (i) be created, incurred, assumed, suffered, contracted or permitted, as applicable, by Steelcase and its Subsidiaries and (ii) survive the consummation of the Acquisition, in each case, under the Acquisition Agreement (as in effect on August 3, 2025), which such Indebtedness and Liens, shall be deemed outstanding as of the “Effective Date” for the purposes of such schedules.

(l)                             On the Closing Date, the Administrative Agent and the Borrower (without the consent of any other Person) may amend Exhibit 1.1A to include additional letters of credit issued by Issuing Lenders for the benefit of the Borrower, Steelcase and/or their Subsidiaries and outstanding on the Closing Date.

10.2.        Notices.

(a)                             Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent via electronic delivery as follows:

if to the Borrower:

HNI Corporation
600 East Second Street
Muscatine, 1A 52761
Attention: Vincent Berger,
Executive Vice President and Chief Financial Officer

Telephone: (563) 272-7400
Email: BergerV@hnicorp.com

with a copy to:

HNI Corporation
600 East Second Street
Muscatine, 1A 52761
Attention: Steven Bradford
Senior Vice President, General Counsel and Secretary
Telephone: (563) 272-7123
Email: bradfords@hnicorp.com

if to the Administrative Agent:

Wells Fargo Bank, National Association
1525 WWT Harris Blvd.
MAC DI 109-019
Charlotte, North Carolina 28262
Attention: Syndication Agency Services
Telephone: (704)590-2713
Telecopy: (704)590-3481
Email: Agencyservices.requests@wellsfargo.com

with a copy to:

Wells Fargo Bank, National Association
550 S Tryon Street, 3rd floor
Charlotte, NC 28202
MAC DI086-031
Attention: Peter Williams
Email: Peter.Williams2@wellsfargo.com

if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

(b)                             Notices and other communications to the Lenders or the Administrative Agent hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                             Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

10.3.        No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4.        Survival of Representations and Warranties.

All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the other Credit Documents and the making of the Loans; provided that all such representations and warranties shall terminate on the date upon which the Commitments have been terminated and all Obligations have been paid in full.

10.5.        Payment of Expenses.

(a)                             Costs and Expenses. The Credit Parties shall pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent limited to one counsel for the Administrative Agent and, if reasonably necessary, a single local counsel in each relevant jurisdiction), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions shall be consummated), (ii) all reasonable out of pocket expenses incurred by the Issuing Lenders and the Swingline Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or Swingline Loan or any demand for payment thereunder and (iii) all reasonable out of pocket expenses incurred by the Administrative Agent, any Lender, the Issuing Lenders or the Swingline Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender, the Swingline Lender or the Issuing Lenders), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                             Indemnification by the Credit Parties. The Credit Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Joint Lead Arranger, each Co-Documentation Agent, each Lender, each Issuing Lender, the Swingline Lender and each Related Party of any of the foregoing Persons (each such Person being called an “‘Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, penalties, damages, liabilities and reasonable and documented out-of-pocket expenses (including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the Transactions and the administration and enforcement of the Credit Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lenders to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) to the extent related to the foregoing, any actual or alleged release of Materials of Environmental Concern on or from any property owned or operated by any Credit Party or any of its Subsidiaries, or any liability under Environmental Law related in any way to any Credit Party or any of its Subsidiaries, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Credit Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto or (v) any claim, investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Credit Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (ii) relate to a claim brought by any Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s funding obligations as determined by a court of competent jurisdiction in a final non-appealable judgment or (iii) relate to any dispute solely among Indemnitees, other than any claims against the Administrative Agent (and any sub-agent thereof), any Co-Documentation Agent or any Joint Lead Arranger, in each case, in its respective capacity or in fulfilling its role as an administrative agent, documentation agent or arranger or any similar role hereunder, and other than any claims arising out of any act or omission on the part of any Credit Party or any of its Subsidiaries. Paragraph (b) of this Section 10.5 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)                             Reimbursement by Lenders. To the extent that the Credit Parties for any reason fail to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lenders, Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lenders, Swingline Lender or such Related Party, as the case may be, such Lender’s Applicable Holds (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Issuing Lenders or Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), Issuing Lenders or Swingline Lender in connection with such capacity.

(d)                             Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, none of the parties hereto shall assert, and each of the parties hereto hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided, however, that the Credit Parties’ indemnity and contribution obligations, as set forth in this Section will apply in respect of any special, indirect, consequential or punitive damages that may be awarded against any Indemnitee in connection with a claim by a third party unaffiliated with such Indemnitee. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the Transactions, except to the extent that a court of competent jurisdiction by final and nonappealable judgment determines that the receipt of such information or materials by any such unintended recipient resulted from the gross negligence or willful misconduct of such Indemnitee.

(e)                             Payments. All amounts due under this Section shall be payable promptly/not later than five (5) days after demand therefor.

(f)                             Survival. The agreements contained in this Section shall survive the resignation of the Administrative Agent, the Swingline Lender and the Issuing Lenders, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of the Obligations.

10.6.        Successors and Assigns; Participations; Purchasing Lenders.

(a)                             Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees and Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                             Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to (x) with respect to the Initial Term Commitments, the consent of the Borrower (in its sole discretion) and (y) to the extent not inconsistent with clause (x), the following conditions:

(i)            Minimum Amounts.

(A)            in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)            in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of (x) the Revolving Commitment (which for this purpose includes Revolving Loans outstanding thereunder) or, if the Revolving Commitment is not then in effect, the principal outstanding balance of the Revolving Loans of the assigning Lender subject to each such assignment (determined as of the Trade Date) shall not be less than $5,000,000 and (y) the principal balance of the Term Loans of the assigning Lender subject to each such assignment (determined as of the Trade Date) shall not be less than $1,000,000 (provided, however, that simultaneous assignments shall be aggregated in respect of a Lender and its Approved Funds), unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)            Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches on a non-pro rata basis.

(iii)            Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)            the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Bankruptcy Event or Payment Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment of Term B Loans unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B)            the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender with a Commitment in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)            the consent of the Issuing Lenders and Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for assignments of Revolving Loans or Revolving Commitments.

(iv)            Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that only one (1) such fee shall be payable in respect of simultaneous assignments by a Lender and its Approved Funds, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; provided further that such fee shall not be payable in respect of assignments by or to JPMorgan or its Affiliates.

(v)            No Assignment to Certain Persons. No such assignment shall be made to (A) except as permitted by Section 2.25, the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof or (C) to any Disqualified Institution.

(vi)            No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a trust for, or owned and operated for the primary benefit of, a natural Person).

(vii)            Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Holds. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.13 and 10.5 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)                             Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice; provided that a Lender shall only be entitled to inspect its own entry in the Register and not that of any other Lender.

(d)                             Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than (A) a natural Person, or a trust for, or owned and operated for the primary benefit of, a natural Person, (B) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (C) a Disqualified Institution) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders, Issuing Lenders and Swingline Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 10.1 that requires the consent of all Lenders or all affected Lenders that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(g) (it being understood that the documentation required under Section 2.17(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.16 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender; provided that such Participant agrees to be subject to Section 10.7 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f. 103-l(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)                             Limitations Upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.16 and 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17 as though it were a Lender.

(f)                             Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)                             Disqualified Institutions.

(i)            No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign or grant a participation in all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). Notwithstanding anything herein to the contrary, with respect to any assignee or Participant that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a written supplement to the list of “Disqualified Institutions” referred to in, the definition of “Disqualified Institution”), (x) such assignee or Participant shall not retroactively be disqualified from becoming a Lender or Participant and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment or participation in violation of this clause (g)(i) shall not be void, but the other provisions of this clause (g) shall apply.

(ii)            If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.4), all of its interest, rights and obligations under this Agreement to one or more Persons (other than a natural person, a Defaulting Lender (or any of its Affiliates), the Borrower, any of the Subsidiaries or any of the Borrower’s Affiliates, a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or a Disqualified Institution) at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii)            Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions to whom an assignment or participation is made in violation of clause (i) above (A) will not have the right to (x) receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Credit Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter and (y) for purposes of voting on any plan of reorganization, each Disqualified Institution party hereto hereby agrees (1) not to vote on such plan of reorganization, (2) if such Disqualified Institution does vote on such plan of reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other applicable laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan of reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other applicable laws) and (3) not to contest any request by any party for a determination by the bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv)            The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on an Approved Electronic Platform, including that portion of such Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender or potential Lender requesting the same.

(v)            The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any other Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, by any other Person to any Disqualified Institution.

10.7.        Adjustments; Set-off.

(a)                             If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lenders, the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lenders, the Swingline Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Credit Document to such Lender, the Swingline Lender or the Issuing Lenders, irrespective of whether or not such Lender, the Swingline Lender or the Issuing Lenders shall have made any demand under this Agreement or any other Credit Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender, the Swingline Lender or the Issuing Lenders different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders, the Swingline Lender and the other Lenders and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Swingline Lender, the Issuing Lenders and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Swingline Lender, the Issuing Lenders or their respective Affiliates may have. Each Lender, the Swingline Lender and the Issuing Lenders agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

(b)                             If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(A)            if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(B)            the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letters of Credit to any assignee or participant, other than to any Credit Party or any Subsidiary thereof (as to which the provisions of this paragraph shall apply) or (z) (1) any amounts applied by the Swingline Lender to outstanding Swingline Loans and (2) any amounts received by the Issuing Lenders and/or Swingline Lender to secure the obligations of a Defaulting Lender to fund risk participations hereunder.

(c)                             Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

10.8.        Table of Contents and Section Headings.

The table of contents and the Section and subsection headings herein are intended for convenience only and shall be ignored in construing this Agreement.

10.9.        Counterparts; Effectiveness: Electronic Execution.

(a)                             Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Borrower, the Subsidiary Guarantors, the Administrative Agent, and the Lenders and the Administrative Agent shall have received copies hereof and thereof (telefaxed or otherwise), and thereafter this Agreement shall be binding upon and inure to the benefit of the Borrower, the Subsidiary Guarantors, the Administrative Agent and each Lender and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or email shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)                             Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.10.    Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of any Credit Party in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or such Lender in the Agreement Currency, each Credit Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or such Lender in such currency, the Administrative Agent or such Lender agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

10.11.    Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.12.    Integration.

This Agreement and the other Credit Documents represent the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Borrower or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

10.13.    GOVERNING LAW.

THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ANY SUCH CREDIT DOCUMENT) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK; PROVIDED, THAT (I) THE INTERPRETATION OF THE DEFINITION OF MATERIAL ADVERSE EFFECT (AS DEFINED IN THE ACQUISITION AGREEMENT) AND WHETHER OR NOT A MATERIAL ADVERSE EFFECT (AS DEFINED IN THE ACQUISITION AGREEMENT) HAS OCCURRED, (II) THE DETERMINATION OF THE ACCURACY OF ANY SPECIFIED ACQUISITION AGREEMENT REPRESENTATION AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF, THE BORROWER (OR ITS APPLICABLE AFFILIATES) HAS THE RIGHT TO TERMINATE ITS OBLIGATION TO CONSUMMATE THE ACQUISITION (OR OTHERWISE DOES NOT HAVE AN OBLIGATION TO CLOSE) UNDER THE ACQUISITION AGREEMENT AS A RESULT OF A FAILURE OF SUCH REPRESENTATIONS IN THE ACQUISITION AGREEMENT TO BE ACCURATE WITHOUT LIABILITY TO ANY OF THEM AND (III) THE DETERMINATION OF WHETHER THE CONDITIONS TO THE ACQUISITION SET FORTH IN THE ACQUISITION AGREEMENT HAVE BEEN SATISFIED OR WAIVED OR ARE EXPECTED TO BE SATISFIED AND WAIVED ON THE CLOSING DATE, IN EACH CASE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION).

10.14.    Consent to Jurisdiction and Service of Process.

All judicial proceedings brought against the Borrower and/or any other Credit Party with respect to this Agreement, any Note or any of the other Credit Documents may be brought in the courts of the State of New York in New York County or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, each of the Borrower and the other Credit Parties accepts, for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Agreement, any Note or any other Credit Document from which no appeal has been taken or is available. Each of the Borrower and the other Credit Parties irrevocably agrees that all service of process in any such proceedings in any such court may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto, such service being hereby acknowledged by each of the Borrower and the other Credit Parties to be effective and binding service in every respect. Each of the Borrower, the Administrative Agent and the Lenders irrevocably waives any objection, including, without limitation, any objection to the laying of venue based on the grounds of forum non conveniens which it may now or hereafter have to the bringing of any such action or proceeding in any such jurisdiction. Nothing herein shall affect any right that any party hereto may have to serve process in any other manner permitted by law or shall limit the right of any Lender to bring proceedings against the Borrower or the other Credit Parties in the court of any other jurisdiction.

10.15.    Confidentiality; Non-Public Information.

Each of the Administrative Agent, the Lenders, the Swingline Lender and the Issuing Lenders agrees to maintain the confidentiality of non-public information with respect to the Borrower and its Subsidiaries which is furnished by or on behalf of Borrower or its Subsidiaries pursuant to this Agreement, any other Credit Documents or any documents contemplated by or referred to herein or therein, except that such information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential and that the disclosing party shall remain responsible for any unauthorized disclosure of such information by such Persons), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self- regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided that such Person will, to the extent permitted by law, promptly give notice to the Borrower before any such disclosure so that the Borrower may seek to obtain a protective order, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder, under any other Credit Document or Bank Product or any action or proceeding relating to this Agreement, any other Credit Document or Bank Product or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (it being understood that the DQ List may be disclosed to any assignee or Participant, or prospective assignee or Participants, in reliance on this clause (f)), (g) to (i) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (ii) an investor or prospective investor in securities issued by an Approved Fund that also agrees that such information shall be used solely for the purpose of evaluating an investment in such securities issued by the Approved Fund, (iii) a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in connection with the administration, servicing and reporting on the assets serving as collateral for securities issued by an Approved Fund, (iv) a nationally recognized rating agency that requires access to information regarding the Credit Parties, the Loans and Credit Documents in connection with ratings issued in respect of securities issued by an Approved Fund, (v) to the extent required by a potential or actual insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement or (vi) on a confidential basis to (A) any rating agency in connection with rating the Credit Parties or their Subsidiaries or the credit facilities provided for hereunder or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for hereunder (in each case, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential and, in the case of any recipient described in clauses (i), (ii) or (iii), required to execute an agreement containing provisions substantially the same as those of this Section), (h) with the consent of the Borrower or (i) to the extent such information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Swingline Lender, the Issuing Lenders or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. Any Person required to maintain the confidentiality of information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord to its own confidential information. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Credit Documents and the Commitments.

For the avoidance of doubt, nothing in this Section 10.15 shall prohibit any Person from voluntarily disclosing or providing any information within the scope of this Section 10.15 to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this confidentiality provision shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

10.16.    Acknowledgments.

The Borrower and the other Credit Parties each hereby acknowledges that:

(a)                             it has been advised by counsel in the negotiation, execution and delivery of each Credit Document;

(b)                             neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower or any other Credit Party arising out of or in connection with this Agreement and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower and the other Credit Parties, on the other hand, in connection herewith is solely that of debtor and creditor; and

(c)                             no joint venture exists among the Lenders or among the Borrower and the Lenders.

10.17.    Waivers of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.18.    Patriot Act Notice.

Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Borrower that, pursuant to the requirements of the Patriot Act, the Beneficial Ownership Regulation or any other Anti-Money Laundering Laws, it is required to obtain, verify and record information that identifies the Borrower and the other Credit Parties, which information includes the name and address of the Borrower and the other Credit Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and the other Credit Parties in accordance with the Patriot Act, the Beneficial Ownership Regulation or such other Anti-Money Laundering Laws. The Borrower shall, and shall cause each Subsidiary to, provide such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act, the Beneficial Ownership Regulation and any other Anti-Money Laundering Laws.

10.19.    Resolution of Drafting Ambiguities.

Each Credit Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of this Agreement and the other Credit Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

10.20.    Press Releases and Related Matters.

The Credit Parties and their Affiliates agree that they will not in the future issue any press releases or other public disclosure using the name of Administrative Agent or any Lender or their respective Affiliates or referring to this Agreement or any of the Credit Documents without the prior written consent of such Person (such consent not to be unreasonably withheld or delayed), unless (and only to the extent that), the Credit Parties or such Affiliate is required to do so under law and then, in any event, the Credit Parties or such Affiliate will consult with such Person before issuing such press release or other public disclosure. Likewise, neither the Administrative Agent nor any Lender shall publish any advertising material relating to the Transactions which uses the name, product photographs, logo or trademark of the Credit Parties without the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed); provided that the Administrative Agent or any Lender may publish or otherwise identify in any advertising or marketing materials a ‘‘tombstone” or similar summary of the credit facilities that includes the role of such party in the credit facilities, the Borrower’s logo, the names of the parties to this Agreement and the amount and type of the credit facilities without the consent of the Borrower.

10.21.    Appointment of Borrower.

Each of the Subsidiary Guarantors hereby appoints the Borrower to act as its agent for all purposes under this Agreement and agrees that (a) the Borrower may execute such documents on behalf of such Subsidiary Guarantor as the Borrower deems appropriate in its sole discretion and each Subsidiary Guarantor shall be obligated by all of the terms of any such document executed on its behalf, (b) any notice or communication delivered by the Administrative Agent or the Lender to the Borrower shall be deemed delivered to each Subsidiary Guarantor and (c) the Administrative Agent or the Lenders may accept, and be permitted to rely on, any document, instrument or agreement executed by the Borrower on behalf of each Subsidiary Guarantor.

10.22.    No Advisory or Fiduciary Responsibility.

In connection with all aspects of each Transaction, each of the Credit Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Credit Parties and their Affiliates, on the one hand, and the Administrative Agent or the Lenders, on the other hand, and the Credit Parties are capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the Transactions (including any amendment, waiver or other modification hereof or thereof); (b) in connection with the process leading to such transaction, each of the Administrative Agent and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any Credit Party or any of their Affiliates, stockholders, creditors or employees or any other Person; (c) none of the Administrative Agent or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Credit Party with respect to any of the Transactions or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent or the Lenders has advised or is currently advising any Credit Party or any of its Affiliates on other matters) and none of the Administrative Agent or the Lenders has any obligation to any Credit Party or any of their Affiliates with respect to the Transactions except those obligations expressly set forth herein and in the other Credit Documents; (d) the Administrative Agent and the Lenders may be engaged in a broad range of transactions that involve interests that differ from those of the Credit Parties and their Affiliates, and none of the Administrative Agent or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) none of the Administrative Agent, the Joint Lead Arrangers or the Lenders have provided or will provide any legal, accounting, regulatory or tax advice with respect to any of the Transactions hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Credit Parties hereby agrees not to assert, to the fullest extent permitted by law, any claims against the Administrative Agent and the Lenders with respect to any alleged breach of agency or fiduciary duty.

10.23.    Responsible Officers and Authorized Officers.

The Administrative Agent and each of the Lenders are authorized to rely upon the continuing authority of the Responsible Officers and the Authorized Officers with respect to all matters pertaining to the Credit Documents including, but not limited to, the selection of interest rates, the submission of requests for Extensions of Credit and certificates with regard thereto. Such authorization may be changed only upon written notice to Administrative Agent accompanied by (a) an updated Schedule 3.21 and (b) evidence, reasonably satisfactory to Administrative Agent, of the authority of the Person giving such notice and such notice shall be effective not sooner than five (5) Business Days following receipt thereof by Administrative Agent (or such earlier time as agreed to by the Administrative Agent).

10.24.    Reversal of Payments.

To the extent any Credit Party makes a payment or payments to the Administrative Agent for the ratable benefit of any of the Secured Parties or to any Secured Party directly or the Administrative Agent or any Secured Party receives any payment or proceeds of the Collateral or any Secured Party exercises its right of setoff, which payments or proceeds (including any proceeds of such setoff) or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, other applicable law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent, and each Lender severally agrees to pay to the Administrative Agent upon demand its (or its applicable Affiliate’s) applicable ratable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent plus interest thereon at a per annum rate equal to the applicable Overnight Rate from time to time in effect, in the applicable Currency of such payment, payments or proceeds.

10.25.    [Reserved].

10.26.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of a Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                             the application of any Write-Down and Conversion Powers by an Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)                             the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any Resolution Authority.

10.27.    Certain ERISA Matters.

(a)                             Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments;

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect, and all of the conditions for exemptive relief are satisfied in connection with, to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) and (k) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv)            such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)                             In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that none of the Administrative Agent, Joint Lead Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation, administration of and performance of the Loans, Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any of the rights by the Administrative Agent or a joint Lead Arranger under this Agreement, any Loan Document or any documents related hereto or thereto).

(c)                             The Administrative Agent and each Joint Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Credit Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

10.28.    QFC Stay Provisions.

To the extent that the Credit Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”). the parties acknowledge and agree as follows with respect to the resolution power of the FDIC under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)                             In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)                             As used in this Section 10.28, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841 (k)) of such party.

“Covered Entity” means any of the following:

(i)            a “covered entity” as that term is defined in, and interpreted in accordance with. 12 C.F.R. § 252.82(b);

(ii)            a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)            a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with. 12 C.F.R. §§ 252.81,47.2 or 382.1. as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

BORROWER:

HNI CORPORATION, an Iowa corporation

By:	/s/ Jack D. Herring
	Name:	Jack D. Herring
	Title:	Treasurer and Vice President, Finance

SUBSIDIARY GUARANTORS:

HNI WORKPLACE FURNISHINGS LLC
KIMBALL INTERNATIONAL BRANDS, INC.
KIMBALL HOSPITALITY, INC.
KIMBALL FURNITURE GROUP, LLC
KIMBALL INTERNATIONAL, INC.
HNI HOLDINGS, INC.
THE HON COMPANY LLC
ALLSTEEL LLC
HEARTH & HOME TECHNOLOGIES LLC

By:	/s/ Jack D. Herring
	Name:	Jack D. Herring
	Title:	Treasurer and Vice President, Finance

[HNI CORPORATION – CREDIT AGREEMENT]

LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
individually in its capacity as a Revolving Lender, Initial Tranche A Term Lender, Issuing Lender and Swingline Lender and in its capacity as Administrative Agent

By:	/s/ Nathan R. Rantala
	Name:	Nathan R. Rantala
	Title:	Managing Director

[HNI CORPORATION – CREDIT AGREEMENT]

LENDERS:

JPMorgan Chase Bank, N.A., as a Revolving Lender, Initial Tranche A Term Lender and Issuing Lender

By:	/s/ Eric B. Bergeson
	Name:	Eric B. Bergeson
	Title:	Authorized Officer

[HNI CORPORATION – CREDIT AGREEMENT]

LENDERS:

Bank of America, N.A., as a Revolving Lender and Initial Tranche A Term Lender

By:	/s/ Ryan Martinus
	Name:	Ryan Martinus
	Title:	Senior Vice President

[HNI CORPORATION – CREDIT AGREEMENT]

LENDERS:

U.S. Bank National Association, as a Revolving Lender and Initial Tranche A Term Lender and Issuing Lender

By:	/s/ Tyrone Parker
	Name:	Tyrone Parker
	Title:	Vice President

[HNI CORPORATION – CREDIT AGREEMENT]

LENDERS:

Truist Bank, as a Revolving Lender and Initial Tranche A Term Lender

By:	/s/ Steve Curran
	Name:	Steve Curran
	Title:	Director

[HNI CORPORATION – CREDIT AGREEMENT]

LENDERS:

TD Bank, N.A., as a Revolving Lender and Initial Tranche A Term Lender

By:	/s/ Daniel Tulloch
	Name:	Daniel Tulloch
	Title:	Managing Director

[HNI CORPORATION – CREDIT AGREEMENT]

LENDERS:

BMO Bank N.A., as a Revolving Lender and Initial Tranche A Term Lender

By:	/s/ Brandon Derusha
	Name:	Brandon Derusha
	Title:	Director

[HNI CORPORATION – CREDIT AGREEMENT]

LENDERS:

HSBC Bank USA, National Association, as a Revolving Lender and Initial Tranche A Term Lender

By:	/s/ Jillian Clemons
	Name:	Jillian Clemons
	Title:	Senior Vice President

[HNI CORPORATION – CREDIT AGREEMENT]

LENDERS:

Northern Trust Corporation, as a Revolving Lender and Initial Tranche A Term Lender

By:	/s/ Peter J. Hallan
	Name:	Peter J. Hallan
	Title:	Senior Vice President

[HNI CORPORATION – CREDIT AGREEMENT]

LENDERS:

MidWestOne Bank, as a Revolving Lender and Initial Tranche A Term Lender

By:	/s/ Kyle Long
	Name:	Kyle Long
	Title:	VP Commercial Banking

[HNI CORPORATION – CREDIT AGREEMENT]